                FORM OF PROSPECTUS SUPPLEMENT REGARDING CURRENT
                INTEREST RATES ON THE CERTIFICATES TO BE OFFERED

                       WALNUT EQUIPMENT LEASING CO., INC.

                           SENIOR THRIFT CERTIFICATES




Rates Effective Friday January 31, 1997         Interest        Annualized
                                                Rate            Effective
                                                                Yield *

Demand Senior Thrift Certificates                9.25%           9.65%
---------------------------------




Fixed Term Senior Thrift Certificates
-------------------------------------
           For Periods of:

  6-11  Months                                   9.85%          10.31%
 12-23  Months                                  10.00%          10.47%
 24-29  Months                                  10.10%          10.58%
 30-35  Months                                  10.20%          10.69%
 36-47  Months                                  10.30%          10.80%
 48-59  Months                                  10.40%          10.91%
 60-71  Months                                  10.50%          11.02%
 72-83  Months                                  10.50%          11.02%
 84-95  Months                                  10.55%          11.08%
 96-107 Months                                  10.65%          11.19%
108-119 Months                                  10.75%          11.30%
120     Months                                  11.00%          11.57%







* The effective annual yields are based on the interest rates listed. They are effective beginning January 31, 1997 and assume the reinvestment of principal and interest at the same rate at maturity for demand and fixed term certificates of one year or less. Fixed term rates are subject to change at renewal. This should not be considered a representation of future rates. This is not a money market fund. This is neither an offer to sell nor a solicitation of an offer to buy these securities. This offer can only be made through the prospectus, a copy of which is attached to this prospectus supplement.

                       WALNUT EQUIPMENT LEASING CO., INC.

                     $40,000,000 SENIOR THRIFT CERTIFICATES
        (There is no minimum amount of certificates which must be sold)

                       Demand Senior Thrift Certificates
         (Subject to Certain Limitation or Restriction on Redemptions)

                     Fixed Term Senior Thrift Certificates
                      For Periods of 6 through 120 months

The minimum denomination of these securities which will be offered and sold by the terms of this prospectus is $100. The Interest rate on Demand Senior Thrift Certificates shall be at least 1% above the 6-Month U.S. Treasury Bill Rate. The rate of interest on Fixed-Term Senior Thrift Certificates shall be at least 1% above the 6-Month U.S. Treasury Bill Rate for certificates issued for 24 months or less, at least 2% above the 6-month U.S. Treasury Bill Rate for Certificates issued for 25 to 60 months, and at least 3% above the 6-Month U.S. Treasury Bill rate for those issued for periods exceeding 60 months. These securities which are unsecured obligations of the Company are being offered on a continuous, on-going "best-efforts" basis with no minimum amount guaranteed to be sold. As such, the Company is unable to assure that any of these securities will be sold nor is the Company able to calculate the amount of proceeds, if any, it will receive from this offering. Purchasers have the option of purchasing either a Demand Certificate, or a Fixed Rate Certificate with a maturity ranging from six to one-hundred twenty months. This election is made by the purchaser as they subscribe for the Certificates. The current interest rates being offered pursuant to the current supplement attached to this Prospectus reflect the interest rates being offered on Certificates purchased within given ranges of maturity, i.e. six to eleven months and up to one-hundred twenty months in duration.

For a description of the 6-Month U.S. Treasury Bill Rate calculation, including the minimum interest rate, see "DESCRIPTION OF SECURITIES - CERTIFICATES; Interest 6-Month U.S. Treasury Bill Rate".

AN INVESTMENT IN THE SENIOR THRIFT CERTIFICATES INVOLVES CERTAIN INVESTMENT RISKS, INCLUDING THE RISK OF LOSS OF A SIZEABLE PORTION OF ANY INVESTMENT IF THE COMPANY WERE TO LIQUIDATE IMMEDIATELY. THE COMPANY'S ABILITY TO CONTINUE IN EXISTENCE IS DEPENDENT UPON ITS ABILITY TO REVERSE ITS LOSSES BY INCREASING NEW LEASE BUSINESS AND OBTAINING ADEQUATE FINANCING SOURCES. THE COMPANY'S CONTINUED OPERATIONS ARE CONTINGENT UPON THE ABILITY TO OBTAIN FINANCING THROUGH THE OFFER AND SALE OF THESE SECURITIES, AS WELL AS FROM THE ISSUANCE OF DEMAND AND FIXED RATE CERTIFICATES BEING OFFERED BY THE COMPANY'S WHOLLY-OWNED SUBSIDIARY, EQUIPMENT LEASING CORPORATION OF AMERICA ("ELCOA"), THE OFFER AND SALE OF WHICH THERE CAN BE NO ASSURANCES. PROCEEDS OF THIS OFFERING WILL BE USED TO REDEEM OR PAY INTEREST ON PREVIOUSLY ISSUED SECURITIES. INVESTORS CONSIDERING A PURCHASE OF THESE CERTIFICATES SHOULD CONSIDER THE FOLLOWING SIGNIFICANT RISK FACTORS:

    - THE PROJECTED CASH FLOWS FROM ALL OF THE COMPANY'S REVENUE SOURCES WILL NOT BE SUFFICIENT TO PAY OFF THE COMPANY'S OUTSTANDING DEBT. SEE "SUMMARY OF THE OFFERING - THE COMPANY" ON PAGE 1.

    - FOR THE YEARS 1996 THROUGH 1980, AND DURING THE SIX MONTHS ENDED OCTOBER 31, 1996, EARNINGS WERE INADEQUATE TO COVER INTEREST EXPENSE AND PREFERRED STOCK DIVIDENDS.

    - DURING EACH OF THE PAST 16 YEARS, THE COMPANY HAS HAD SIGNIFICANT LOSSES AND ACCUMULATED DEFICITS.

    - DURING THE THREE FISCAL YEARS ENDED APRIL 30, 1996, 1995, AND 1994, APPROXIMATELY 75%, 71%, and 59% RESPECTIVELY, OF THE PROCEEDS OF CERTIFICATES SOLD BY THE COMPANY WERE USED FOR THE REDEMPTION OF PREVIOUSLY ISSUED DEBT.

    - APPROXIMATELY $15,544,525 IN PRINCIPAL AMOUNT OF PREVIOUSLY ISSUED SENIOR THRIFT CERTIFICATES, ALONG WITH APPROXIMATELY $4,354,626 OF PREVIOUSLY ISSUED SUBORDINATED THRIFT CERTIFICATES OF THE COMPANY WILL BECOME DUE DURING FISCAL 1997. THE COMPANY MUST ROLLOVER AN ESTIMATED $8,900,000 OF SENIOR THRIFT CERTIFICATES COMING DUE IN FISCAL 1997, AND TO THE EXTENT SUCH DEBT IS NOT ROLLED OVER MUST USE THE PROCEEDS OF THE SALE OF CERTIFICATES TO PAY OFF SUCH DEBT. SEE "SUMMARY OF THE OFFERING - THE COMPANY" ON PAGE 1.

    - THE COMPANY ESTIMATES THAT IT MUST GENERATE APPROXIMATELY $34,800,000 OF NEW LEASE RECEIVABLES IN ORDER TO REACH A "BREAK-EVEN" LEVEL OF OPERATIONS, ALTHOUGH IT HAS NEVER GENERATED MORE THAN $13,218,230 IN NEW LEASES IN ANY ONE YEAR, AND THE LEVEL OF NEW LEASES GENERATED HAS REMAINED RELATIVELY CONSTANT OVER THE LAST THREE FISCAL YEARS. SEE "SUMMARY OF THE OFFERING" AND RISK FACTOR #3 ON PAGE 18.

IN ADDITION, REPAYMENT OF PRINCIPAL OR INTEREST ON THE CERTIFICATES WILL, IN LARGE PART, BE DEPENDENT UPON THE COMPANY'S ABILITY TO OFFER AND SELL ADDITIONAL CERTIFICATES IN THE FUTURE. AT APRIL 30, 1996, APPROXIMATELY $3,859,000 OR 20.9% OF LEASE RECEIVABLES OUTSTANDING ON A CONTRACTUAL BASIS WERE 12 OR MORE MONTHS PAST DUE. FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING A CONTEMPLATED INVESTMENT, SEE "RISK FACTORS".

    This offering (the "Offering") relates to an aggregate of $40,000,000 in principal amount of a class of debt securities having priority in liquidation over certain previously issued Subordinated Thrift Certificates, designated as Senior Thrift Certificates (the "Certificates"), being offered by Walnut Equipment Leasing Co., Inc., a Delaware corporation, (the "Company"). The Certificates offered hereunder rank on parity upon liquidation with other unsecured creditors. As of October 31, 1996, total liabilities to these creditors were $1,273,720, along with $21,732,797 in outstanding Senior Thrift Certificates which ranked on parity therewith. The Certificates are senior in liquidation preference to prior issuances of Subordinated Thrift Certificates by the Company in the principal amount of $5,419,879 outstanding as of October 31, 1996, and are obligations of the Company only. Certificate holders will be unsecured creditors and acquire no proprietary interest in the Company or any of its subsidiaries. See "DESCRIPTION OF SECURITIES - CERTIFICATES". Contemporaneous with the offering of Certificates, ELCOA is also offering debt securities in the principal amount of $50,000,000 to the public pursuant to a Registration statement which became effective on January 31, 1997 under the Securities Act of 1933, as amended. ELCOA's debt securities are not guaranteed by the Company nor offered by the Company as a co-issuer. See "BUSINESS - Method of Financing." As of October 31, 1996, ELCOA's outstanding principal amount of debt securities totaled $25,931,241, along with $3,228,787 in accrued interest.

    THE CERTIFICATES ARE UNSECURED OBLIGATIONS OF THE COMPANY WHICH DO NOT REPRESENT AN INTEREST IN A MONEY MARKET FUND, THRIFT INSTITUTION, GOVERNMENTAL AGENCY, OR INSTRUMENTALITY AND ARE NOT INSURED BY ANY OF THE FOREGOING, NOR SUBJECT TO STATE OR FEDERAL REGULATIONS, INCLUDING (BUT NOT LIMITED TO) REGULATIONS APPLICABLE TO BANKS AND SAVINGS AND LOAN ASSOCIATION WITH REGARD TO THE MAINTENANCE OF RESERVES, THE QUALITY OR CONDITION OF ITS ASSETS AND OTHER MATTERS. THE CERTIFICATES DO NOT HAVE THE SAFETY OR INSURANCE FEATURES OF CONVENTIONAL SAVINGS ACCOUNTS AND BANK CERTIFICATES OF DEPOSIT.

    The Company reserves the right to reject any application to purchase the Certificates, in whole or in part, and to modify the terms of the offering prospectively from time to time only as to any unissued debt securities offered in the future, provided that the terms of any Certificate offered under the Indenture described herein can be modified only in accordance with the provisions of such document. The decision to accept or reject any application for purchase is made on the same business day as funds are received before any checks are deposited by the Company. Funds will not be deposited unless an application for purchase has been accepted. Applications for purchase are accepted from purchasers residing in states where the Certificates are registered for sale (or exempt from registration). Certain states may impose objective suitability standards, with minimum income requirements ranging from $20,000 to $50,000 and minimum net worth (exclusive of home, home furnishings or automobiles) ranging from $45,000 to $450,000, as will be noted on the prospectus supplement attached to this prospectus. In addition, subjective suitability standards as required by the NASD Regulation, Inc. ("NASD"), including but not limited to the purchaser's income, net worth, occupation, and stated investment objective, may be considered by the Underwriter in relation to the size of the purchase before accepting any application for purchase. See "DESCRIPTION OF SECURITIES - CERTIFICATES".
The Certificates will be fully registered as to principal and interest, and will be in negotiable form. The Company reserves the right to redeem the Certificates at any time at its own discretion on 60 days written notice. Payment on certificates payable on demand or for the early redemption of fixed term certificates will be made on the fifth day of the following calendar month, or such shorter period of time as determined by the Company, subject to a penalty. See "DESCRIPTION OF SECURITIES - CERTIFICATES; Redemption - Holder's Election." It is the Company's present policy, subject to availability of funds, to pay the principal and accrued interest on Demand Certificates and Fixed Term Certificates redeemed prior to maturity within five business days after demand for redemption is received, although the policy regarding the five business day period may be changed at any time without notice to Certificate holders. The Company is not obligated to redeem Demand Certificates, or to redeem Fixed Term Certificates prior to maturity at the request of the holder, in excess of an aggregate of $250,000 in principal amount in any calendar month. For a more complete discussion regarding redemption of Certificates, including the $250,000 monthly limitation on redemption of Demand and Fixed Term Certificates redeemed prior to maturity, see "DESCRIPTION OF SECURITIES - Redemption". A prepayment penalty is deducted from the principal amount of any fixed rate certificate redeemed at the request of the holder prior to maturity. See "Right to Request Early Payment." There is no active trading market for the Certificates, nor is any trading market expected to develop.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------
                                                                Underwriter
                          Price to        Discounts and         Proceeds to
                          Public          Commissions           Company (2)
------------------------------------------------------------------------------
Per Certificate.....      100%            None to 8% (1)           (3)

Total...............      $40,000,000                (1)           (3)
------------------------------------------------------------------------------


(1) The offering is being made by the Company through Welco Securities, Inc. ("Welco" or the "Underwriter"), an affiliate of the Company on a continuous "best efforts" basis. As such, the underwriter has made no contractual commitment to sell any minimum amount of Certificates, and the Company has no assurance that it will receive any minimum amount of proceeds as a result of sales of Certificates in the offering. This offering will terminate upon sale of all Certificates registered hereunder. This prospectus may only be used through August 31, 1997. The Underwriter will receive a commission equal to 1/15 of 1% of the principal amount for each month of the term of all fixed term Certificates sold by the Underwriter, ranging from .4% for a 6-month certificate to 8.0% for a 120 month certificate. There is no minimum amount of Certificates which must be sold. Welco may enter into selected dealer agreements with member firms of the NASD Regulation, Inc. ("NASD") and pay a sales commission to such firms, determined on the same basis as the underwriting commissions, up to eight percent (8%) of the principal amount of Certificates sold.
    Any such member who participates in the offering may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to reimburse Welco for any out-of-pocket expenses incurred in connection with the offer and sale of the Certificates, including commissions or concessions paid by Welco, and has agreed to indemnify the underwriter with respect to certain matters in connection
    with this offering.  See "PLAN OF DISTRIBUTION".   An opinion regarding
    the pricing of this offering from J.E. Liss & Company, Inc., a qualified independent underwriter pursuant to Rule 2720 of the NASD Rules of Conduct (previously Schedule E of the NASD By-Laws), has been obtained by Welco. See "PLAN OF DISTRIBUTION".

(2) Before deducting expenses estimated at approximately $80,000.

(3) The proceeds to the Company will be 100% of the amount of Certificates sold through Welco, less reimbursement of expenses and commissions to Welco. Certificates sold through other member firms of the NASD are subject to payment of commissions and reallowances paid up to 8% of the principal amount of the offering price, as the case may be. Since the Certificates are sold on a best efforts basis with no minimum, the Company is unable to calculate the amount of proceeds which it will receive.

                             WELCO SECURITIES, INC.

                The Date of this Prospectus is January 31, 1997

    The Certificates are offered by the Company and the Underwriter as agent for the Company subject to prior sale, withdrawal, and cancellation or modification of the offering, without notice, at any time by the Company, or the Underwriter prior to the release or delivery of any proceeds of this offering to the Company, whether or not a confirmation of sale of Certificates offered by this Prospectus has been issued by the Underwriter or any dealer. The right is reserved by the Company, the Underwriter and the dealers to reject any and all offers to purchase and to cancel any and all confirmations of sale of any Certificates offered hereby, in whole or in part, for cause or without cause, at any time prior to delivery of the Certificates to the subscriber.

    No person is authorized by the Company to give any information or make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state or jurisdiction in which it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus speaks as of the date hereof and the delivery of this Prospectus at any time does not imply that information herein is correct as to any date subsequent to that date.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 14th Floor, Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Northwestern Atrium Center, Chicago, Illinois 60661. The Commission maintains an Internet web site address at (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Certificates offered hereby. This Prospectus does not contain all the information included in such Registration Statement, certain items of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the Certificates offered hereby, reference is made to the Registration Statement and the Exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission pursuant to Section 15(d) of the Exchange Act, as amended, are incorporated herein by reference in this
Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended April 30, 1996. (Filed July 26, 1996; amended by the filings of Form 10-K/A on September 11, 1996 and December 23, 1996).

    (b) Quarterly Report on Form 10-Q for the three month period ended July 31, 1996 (Filed September 16, 1996; amended by the filing of Form 10-Q/A on December 23, 1996).

    (c) Quarterly Report on Form 10-Q for the three month period ended October 31, 1996 (Filed December 23, 1996). See pages 16, 45 through 48, and pages 84 through 91 of this Prospectus.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Walnut Equipment Leasing Co., Inc., P.O. Box 1050, Bala Cynwyd, PA 19004, Attention: William Shapiro; telephone number (610) 668-0700.

    Notwithstanding the fact that the Company may not be required to deliver an annual report to security holders, the Company, will, upon the request of any security holder, without charge, furnish an annual report on Form 10-K containing audited financial information that will have been examined by independent certified public accountants, and any quarterly report on Form 10-Q containing unaudited information. In addition, the Company may furnish such other reports as may be authorized, from time to time, by its Board of Directors.

                               TABLE OF CONTENTS


                             PAGE                                         PAGE
                             ----                                         ----
Summary of the Offering        1      Description of Securities           55
    The Company               10      Certificates                        55
    The Offering              11          General                          55
    Selected Financial Data   16          Redemption                       57
Risk Factors                  17          Senior Debt                      58
    General                   17          Automatic Extension             59
    Relative to Certificates  22          Right to Request Early Payment   59
Use of Proceeds               24          Option to Receive
Business                      25          Compound Interest               59
    Marketing                 28          Interest 6-Month United States
    Credit Policy             30          Treasury Bill Rate               60
    Analysis of Delinquencies 34          Restrictions on Merger           61
    Analysis of Bad Debt                  Modification of the Indenture    61
    Write-offs                36          Covenant as to Repair           61
    Methods of Financing      36          Events of Default               61
    Employees                 39          Transactions with the Trustee   62
    Data Processing           39      Plan of Distribution                62
    Competition               39      Legal Opinion                       63
Management's Discussion and           Experts                             64
Analysis of Financial Condition       Independent Auditor's
and Results of Operations:                Report                           66
    Results of Operations     40      Financial Statements                67
    Capital Resources and
    Liquidity                 51


                            SUMMARY OF THE OFFERING

    The following summary of the Company's business and the principal terms of the Certificates being offered hereby (of which there is no minimum amount which must be sold) is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "RISK FACTORS". The projections disclosed herein have not been presented in accordance with AICPA Guidelines (i.e., AICPA Guide for Prospective Financial Statements).

    SUMMARY OF THE COMPANY'S EFFORTS TO REDUCE PROJECTED CASH FLOW DEFICIENCY

    As of April 30, 1996, the Company projected a cash flow deficiency of approximately $30,300,000 in principal amount of debt and interest over the next five fiscal years. In fiscal year ending April 30, 1997, an aggregate principal amount of debt and interest of $15,544,525 of Senior Thrift Certificates, $4,354,626 of previously issued Subordinated Thrift Certificates, $4,000 of previously issued Subordinated Debentures, $15,203,947 of ELCOA's previously issued debt securities, and aggregate accrued interest of $6,309,733 will be coming due. The Company and ELCOA must "rollover" and renew an estimated $27,384,000 or 78% of all Certificates and accrued interest on these amounts coming due in fiscal 1997, and to the extent that Senior Thrift Certificates are not rolled over, must use the proceeds of the sale of Certificates to pay off such debt.

    To overcome the projected cash flow deficiency in the future, the Company estimates that it must be able to generate new leases annually of approximately $72,000,000 or approximately $6,000,000 per month. The Company has never generated more than $13,218,230 in new leases in any one year, and the amount of new leases generated has remained relatively constant over the last three
fiscal years.   During the fiscal year ended April 30, 1996, the Company's new leases generated averaged approximately $835,000 per month. Despite this fact, the Company's plans to securitize sufficient leases to overcome its projected cash deficiency assume that it can generate $4,000,000 of additional leases for this purpose. The Company estimates that if new lease volume increases between 7% and 10% per month, it would take between 17 to 23 months to achieve this benchmark. If the Company achieves a greater level of success as a result of its marketing efforts, the time period would be reduced, and if the efforts are less than anticipated, the time necessary to achieve this benchmark may be greater. The Company's past marketing efforts were inadequate to generate sufficient new leases, resulting in the projected deficiency.

    The Company's past marketing efforts through means of indirect solicitation were achieved from less than 1% of the total estimated market for leases of the type and dollar size that the Company solicits. During the fiscal year ended April 30, 1995, the Company began to modify its marketing efforts to emphasize direct solicitation of equipment vendors and manufacturers in targeted industries. The Company believes that the approximately 180 equipment vendors monthly which supplied its new volume of business during the fiscal year ended April 30, 1996 represents only a small fraction of the small-ticket equipment marketplace. The Company's past marketing efforts which emphasized the use of direct mail as the primary marketing tool were not successful in increasing the number of equipment vendors using the Company's leasing services. See "BUSINESS - Marketing". The Company's marketing strategy now emphasizes the establishment of joint, cooperative efforts with equipment manufacturers nationwide in an effort to promote leasing as a sales tool to the distribution network selling each manufacturer's equipment. To achieve the volume of new leases essential to reduce the projected deficiency, the Company needs to increase the number of equipment vendors that use its leasing services on a regular monthly basis from approximately 180 to 900 equipment vendors. During the second half of the current fiscal year ending April 30, 1995, the Company began to intensify its marketing efforts to achieve this goal. In this regard, the Company now targets equipment manufacturers with a broad sales distribution network to offer them "private label lease programs" customized to their distributors' needs. The Company believes that the cooperation of equipment manufacturers in emphasizing leasing as a sales tool to their equipment distribution network will be more effective than unsolicited direct mail in raising the level of equipment vendors routinely submitting new lease applications for consideration. As of July 5, 1995, 23 manufacturers had agreed to join with the Company in this program. As of June 30, 1996, the number had grown to 75 manufacturers entered into co-operative manufacturer agreements with the company, with the Company actively soliciting additional manufacturers on an ongoing basis. See also "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" on page 48 of this Prospectus. The Company's recent experience in direct telephone contact with targeted equipment sellers indicates that while it was more effective than direct mail in generating vendor interest in using the Company's leasing services as a marketing tool to increase equipment sales, the cooperation of the equipment manufacturer is crucial to increasing the awareness of distributors of the Company's services. The Company is beginning to experience an increase in new lease volume as a result of these efforts. In this regard, see "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" on page 48.

    The Company plans to sell certain leases and rental contracts to be generated in the future, along with the related equipment, to third party financial institutions who would purchase the lease and rental contracts for an amount in excess of the Company's original investment. The third-party purchaser would collect the receivables, and the Company would not receive any further income from the leases after sale. While terms of sale to any asset securitizer would be determined by negotiation at the time of each sale, Walnut does not intend to retain any liability on leases sold. The Company estimates that it would generate gross profits of 12.4% of the total anticipated lease contract receivables sold through this process, sometimes called the "securitization" process. The Company did not pursue this process of selling lease and rental contracts to third parties in the past because it was unable to generate sufficient new leases in amounts attractive to lease securities for sale. Because of its recent shift in marketing strategy which now emphasizes cooperation with equipment manufacturers, and direct telephone contact with equipment sellers rather than indirect solicitation, the Company expects the number of equipment vendors and manufacturers utilizing the Company's leasing services to increase. Consequently, the number and amount of new leases would increase to amounts which would be attractive to third-party purchasers seeking larger pools of leases for purchase. When the Company retains lease contracts in its own portfolio, the income which will be recognized over the term of the lease is intended to offset the costs of funds and necessary cost of the Company's operations to originate and service these leases. The analysis which follows indicates that the implicit rate of return on the Company's investment in leases retained is approximately 21% per annum, while the anticipated costs of funds is approximately 9%, resulting in an anticipated gross profit yield of 12% over the term of the lease contracts retained. At past levels of new leases being generated, the sale of lease contracts and rentals would not generate sufficient long term income necessary to offset the Company's fixed costs. See "BUSINESS". The analysis which follows illustrates the manner in which the Company expects to utilize the sale of an additional $2,700,000 of debt securities in the aggregate to purchase the equipment necessary to maintain ongoing, monthly sales of equipment to third-party financial institutions, sometimes referred to as "asset securitizers". The Company will commence these sales of leases to asset securitizers after it has utilized the excess cash on hand through investment in new equipment for lease. While the Company has not signed any commitments with asset securitizers to date, it has received various offers of solicitation to purchase its lease receivables from larger financial institutions. The sales of additional leases to asset securitizers are expected to commence during fiscal 1997. When these sales commence on a regular basis, the Company estimates that it would earn a monthly gross profit of approximately $400,000 via the securitization process over the next 10 years. The Company expects to purchase with all of the proceeds of sale of an additional $2,700,000 of Certificates additional equipment for lease contracts aggregating approximately $4,000,000 of new lease receivables. Proceeds from sale of these leases to an asset securitizer would be approximately $3,100,000, which is a recovery of the initial $2,700,000 investment in equipment, along with a gross profit of approximately $400,000. The Company would then reinvest the $2,700,000 from such sale in additional equipment to be leased and subsequently sold to an asset securitizer on a monthly basis. See also Footnote 7 on page 10 which follows. The Company does not expect recent increases in market interest rates in general to have a material impact on these calculations, because the Company will raise the rates charged on new leases in an amount sufficient to offset any increase in interest rates, as will its competitors in the leasing industry. See Footnotes 4 and 7 to the table on pages 9 and 10 which follows. This table indicates that if the Company is able to achieve these intentions, it would take ten years to reduce the projected deficiency. The type of assets underlying the leases which the Company anticipates selling are as one of the same general type as those that it has originated to date. See "BUSINESS - Marketing and Credit Policy" for a description of the number and dollar amount of such leases generated in the past fiscal year. The Company believes it can generate the lease of the type and number illustrated above in the following analysis as a result of revisions in its marketing strategy outlined and referenced above, and more fully disclosed in this Prospectus. In this regard, see also "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" on page 48.

    ANALYSIS OF ELEMENTS ESSENTIAL TO REDUCTION OF PROJECTED CASH FLOW DEFICIT

    THE PROJECTED CASH FLOWS FROM ALL OF THE COMPANY'S HISTORICAL REVENUE SOURCES WILL NOT BE SUFFICIENT TO PAY OFF THE COMPANY'S OUTSTANDING DEBT. The following table discloses the differences between the Company's anticipated cash flows and the principal amount of debt coming due under the assumption that no existing certificate holders will continue to rollover their outstanding debt securities:


                                  Fiscal Year Ending April 30,
                                                                 2001 and
                      1997        1998        1999        2000    beyond       Totals
               -----------  ----------  ----------  ----------  ----------  -----------
Scheduled
Aggregate
Future
Amounts
Receivable
Under Lease
Contracts      $9,359,537   $5,370,900  $2,614,370  $  778,285  $   300,724 $18,423,816

Estimated
Receipt of
Residual Value
of Leased
Equipment (1)      866,119     497,016     241,930      72,021      27,829    1,704,915
Cash on Hand
and US Government
Securities at April
30, 1996         9,207,905         ---         ---         ---         ---    9,207,905
               -----------  ----------  ----------  ----------  ----------  -----------
Subtotal (2)    19,433,561   5,867,916   2,856,300     850,306     328,553   29,336,636

Aggregate
Principal
Amount of
Debt and
Accrued
Interest
Coming Due      41,416,858   6,891,029   4,811,539   2,538,297   3,981,774   59,639,497
               -----------  ----------  ----------  ----------  ----------  -----------
Deficiency     $21,983,297  $1,023,113  $1,955,239  $1,687,991  $3,653,221  $30,302,861
               -----------  ----------  ----------  ----------- ----------  -----------

(1) There is no residual cash flow anticipated from sale of equipment in excess of the estimated receipt of residual values as stated.

(2) These amounts represent cash flows before operating costs, and the actual amounts available to repay existing debt are likely to be substantially less than the amounts presented.

    The Company plans to utilize the benefits of the asset securitization market by selling pools of leases to third party specialists who assemble smaller pools into a large pool for sale to major institutional investors to generate additional cash flows and income to repay current certificate holders, in addition to cash flows from its existing assets, rather than relying solely on additional cash from new purchasers of its debt securities. Asset securitization allows the Company to pool together certain leases, and to sell that portfolio of leases to a third party at a rate of return to the purchaser which is less than the rate that the Company originally contracted with each lessee. This excess becomes a cash profit to the Company upon sale, and provides the Company with the return of its original investment plus its profit which would be available for reinvestment in additional leases for sale into the asset securitization market. Leases originated for the purpose of securitization are not expected to be held to the end of their contractual term, but would be transferred and sold in a relatively short period. This procedure will enable the Company to enter into a number of asset securitization sales in the future, based upon the success of the Company's marketing efforts in generating additional new leases. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". To the extent that securitized leases are sold to unrelated third parties, new investors in the Certificates would not receive any preferential position in the Company's assets, and would rank on parity with previous purchasers of the Certificates. The Company does not intend to securitize its existing portfolio of leases, but to hold them for their remaining contractual terms.

    The table above reflects a net deficiency in cash flows over scheduled debt maturities of $30,302,861 over the next five fiscal years. Based upon the gross rents charged over the "net investment" in direct finance leases during the three years ended April 30, 1996, the implicit rate of return by the Company on its net investment was approximately 21% per annum. For a more complete discussion of the market for the Company's leasing services see "BUSINESS - Marketing" and "Credit Policy". During the three fiscal years ended April 30, 1996, 1995, and 1994, the Company's average rate of interest on total debt outstanding was 9.3%, 9.0%, and 9.3%, respectively. The Company estimates that the interest expense associated with its outstanding debt securities, as well as for increased borrowings anticipated to be incurred, will be approximately 9%. The difference would leave the Company with an expected spread of 12%. Based upon expected operating expenses (consisting of lease origination and general and administrative expenses, along with an adequate provision for doubtful lease receivables) at anticipated levels of approximately $4,200,000 per year, the Company projects that it currently has the financial resources to increase the outstanding aggregate lease receivables to $33,900,000 provided that the lease rate on new receivables to be originated remains relatively the same as the past three fiscal years. If the Company can increase the generation of new lease receivables by an amount necessary to provide additional operating revenues equal to the loss of approximately $5,600,000 at April 30, 1996, its operations will reach a "break-even" point after which it will begin to generate an operating profit. The table below summarizes the Company's expectations of the operating results should the Company's outstanding lease receivables exceed $33,900,000, based on the assumptions contained in the footnotes which follow. Assuming that the same percentage of existing Certificate holders continue to rollover outstanding certificates based on historical experience, (which, for the fiscal year ended April 30, 1996 was 78%) the Company believes that it would be able to repay the above deficiency by securitizing at least $24,200,000 of additional leases per year over the next ten fiscal years. This is based upon an implicit rate of purchase by an asset securitizer, usually a financial institution purchasing a pool of leases from the Company, of approximately 14% based on current market conditions, of which there can be no assurances in each respect, and would generate additional operating income of approximately $4,000,000 per year.

    The Company intends to repay the projected deficit of $30,302,861 at April 30, 1996, and to increase annual operating revenues in a sufficient amount to offset the operating loss for the fiscal year ended April 30, 1996 through the acceleration of its marketing efforts to increase the amount of new leases generated over current levels. The Company believes that its current operating facilities have the excess capacity to handle the origination and servicing of a larger portfolio of leases with minimal incremental costs, and that it has sufficient cash on hand to fund an increased portfolio of new leases necessary to meet the Company's intentions. The following table, and the footnotes contained below, depict the projected results from increasing new leases and the sale to third party asset securitizers of the associated lease rentals.

    The Company has investigated the current marketplace of asset securitizers seeking to purchase lease portfolios of between $2,000,000 to $5,000,000 by researching recent equipment leasing trade journals and newsletters in which financial institutions seeking to purchases similar portfolios have advertised regularly for portfolio sellers. In addition, the Company has received brochures by mail and telephone solicitations from asset securitizers seeking to purchase portfolios of leases from the Company. In particular, the Company has contacted or been approached by a variety of asset securitizers throughout the United States to ascertain the validity of their interest to purchase lease portfolios of the size and quality that the Company anticipates selling. Based on a recent preliminary assessment by the Company, the implicit rate of return on lease portfolios currently sought by asset securitizers should be no more than 14% at current market conditions based on portfolios of the size and type that the Company expects to sell. The Company has not engaged in any transactions with asset securitizers to date.

    In order to achieve its intentions, the Company would be required, based upon the assumptions as set forth below, to generate at least $47,600,000 in net leases available for sale through securitization to third parties, which is more than twice the amount of lease receivables currently reported on the Company's balance sheet as of April 30, 1996. Reference is made to the "BUSINESS - Marketing" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Revenues from Lease Contracts and Rentals" for a discussion of the Company's ongoing efforts to increase the volume of new leases to be generated in the future.

   The table which follows depicts the Company's intentions regarding the realization of the projected deficit.

    The Company intends to sell its pools of leases to third parties who are in the business of acquiring smaller pools of between $2,000,000 to $5,000,000 of lease receivables for resale as larger portfolios, and transferring to the asset securitizer the responsibility for administering, collecting and liquidating these pools for which the asset securitizer would be entitled to receiving a servicing fee from the rentals collected. These third parties also take overcollateralization into consideration in pricing their pools for sale to third party investors, and factor this requirement into their implicit rate at which they would purchase pools from the Company.

(All figures rounded to                                        Generation of Additional
    the nearest $100,000)                                      Operating Income to Offset

A.  Through Increase in the Amount of                            Operating    Projected
    Outstanding Leases                                           Losses       Deficit
    ---------------------------------                            ---------    ---------
    Amount of Aggregate Lease Receivables
    Outstanding at April 30, 1996            $18,400,000

    Increase in amount outstanding from
    investment of available cash at April 30,
    1996, plus additional prepayments and
    security deposits from lessees (1)        15,500,000(1)    $ 2,700,000(2)
                                             -----------
    Projected Amount of Aggregate
    Leases Receivables Outstanding           $33,900,000


B.  Through Sale of Additional Leases
    Through Securitization
    ---------------------------------
    Estimated aggregate new lease
    receivables necessary annually to
    generate sufficient operating revenues
    to offset operating losses and
    projected deficit at April 30, 1996      $72,000,000

    Less:  Reinvestment of rentals received
    from existing portfolio of leases
    outstanding at April 30, 1996 (3)         (8,900,000)(6)

    Increase in amount of leases outstanding
    through investment of cash at April 30,
    1996, plus additional prepayments and
    security deposits as noted above         (15,500,000)(1)(6)
                                             -----------
    Net leases available for sale through
    securitization to third parties           47,600,000

    Income to be generated from sale of assets through securitization of net leases available for sale

    (a) In an amount necessary to offset
    operating loss at April 30, 1996 (4)      23,400,000         2,900,000

    (b) Remaining leases to be sold through
    securitization by the Company to reduce
    the projected deficit reflected above (4) 24,200,000                        3,000,000
                                             -----------
                                              47,600,000


                                               7

    Multiplied by number of years estimated
    by the Company necessary to repay                                               X  10
    projected deficit                                          -----------     ----------

    Additional operating revenues
    to be generated as reflected above (5)                     $ 5,600,000    $30,000,000

    Less: Operating loss at April 30, 1996                       5,600,000

    Less: Projected deficit at April 30, 1996
    as reflected above                                                         30,000,000
                                                               -----------    -----------
    Net Result                                                         -0-            -0-

(1)  Based upon investment of cash and U.S. Government Securities on hand of approximately $9,200,000 at April 30, 1996, along with prepayments and security deposits in the estimated amount of $1,400,000 which will be collected at inception of additional new lease contracts to be entered into and available for investment in additional equipment for lease.  Taken together these resources aggregating $10,600,000 would be available for the origination of $15,500,000 in new leases, assuming that the relationship of the gross rents to be charged over the "net investment" in direct finance leases remains at 146%.

(2)  The increase in annual operating revenue is based upon the relationship between operating revenues recognized over the outstanding aggregate leases which at April 30,
1996 was approximately 20%, multiplied by an increase of $15,500,000 of outstanding lease receivables, or $3,000,000.

     The projected increase in aggregate lease receivables requires no additional interest expense, as the funds necessary for any projected increase through the purchase of equipment were on hand at April 30, 1996.  Lease origination costs associated with any increase in new leases generally would be considered direct costs under SFAS 91, and capitalized as part of the equipment cost.  Any increase in general and administrative expenses associated with an increase in lease receivables would be offset by the increase in late charges and other fees to be collected by the Company.  The Company estimates that for purposes of this calculation, the additional write-offs for doubtful accounts on an annual basis for the incremental increase in new leases would be approximately $800,000.  As such, the additional revenues of $3,000,000 less expenses of
$300,000 would result in net additional income of $2,700,000 annually.

(3)  Reinvestment of rentals is the amount of new leases to be generated from reinvestment of the receipts from scheduled collections, less anticipated annual costs of operations of the existing lease portfolio at April 30, 1996.  The calculation of reinvested rentals is deducted from the $72,000,000 amount disclosed on the table as these leases would not be available for sale to an asset securitizer, but rather to maintain the portfolio of leases at April 30, 1996 levels.  This amount is estimated by anticipated scheduled receipts from rentals of $9,400,000 and residual values of
$900,000 as set forth on page 4, less anticipated costs of operations and bad debts totalling approximately $4,200,000.  This leaves approximately $6,100,000 available for investment in equipment, which multiplied by 146% generates new gross lease receivables of approximately $8,900,000.




                                            8

(4) The additional operating income to be generated by the Company through asset sales for securitization with third parties would be calculated as the amount paid by a third party for the anticipated lease collections to be received, less the initial investment in the equipment by the Company. The purchaser would base its offering price upon a yield that it expects to receive on its investment in the lease receivables purchased over their remaining contractual term. For purposes of this calculation, the Company has assumed that the purchaser would seek an implicit rate of 14% on its investment. The Company bases its estimate of its gross profit of 12.4% on its lease receivables to be sold as follows. Assuming a $1,000 investment in equipment cost, anticipated lease receipts would be $1,475, based on historical experience. The Company expects to be able to sell the anticipated receipts applicable to that lease for $1,183, based upon the net present value of these receipts at a 14% implicit rate of return to the purchaser. The gross profit would be $183 or 12.4% of the total anticipated lease receipts to be sold of $1,475 (as $183 divided by $1,475 equals 12.4%). To the extent that the asset purchaser bases its offering price on an implicit rate of return in excess of the Company's expectations, or that the Company's implicit rate on new leases is less than 21%, the gross profit to the Company would be less. In the alternative, if the rate offered by the asset purchaser is less than 14%, or the Company's implicit return on new leases is greater than 21%, the Company's gross profit on the sale of a pool of leases would be greater.

    The costs associated with asset securitization are relatively immaterial. Interest expense would not increase since the Company would be recovering an immediate return of its cash investment at time of sale which would be available for reinvestment in additional leases. Any lease origination costs would be considered direct and capitalized in accordance with SFAS 91. There would be no additional costs for general and administrative expenses, or any provision for doubtful lease receivables as the Company would transfer both the obligations of servicing the lease receivables and collection to the outside third party purchaser. As such, any calculation of the costs associated with the Company's anticipated asset sales to third party purchasers, (which are expected to be immaterial), other expenses typically associated with public securities offerings, as well as "overcollateralization" of assets as a credit enhancement to institutional investors, have been ignored for purposes of this calculation.

(5) This calculation ignores the reduction of the Company's interest expense associated with repayment of outstanding indebtedness from profits generated from asset securitization sales, which would be devoted toward servicing the Company's debt deficiency. As such, the time period necessary to reduce the projected deficit would be shortened to the extent that savings in interest expense would also be directed towards that reduction.

(6) This calculation assumes that the Company's historical experience with respect to rollovers of maturing Certificates will continue at similar levels. To the extent that rollovers are less than historical levels, the Company would be required to replace maturing debt securities with proceeds from sale of Certificates or other debt. See "BUSINESS - Methods of Financing" and "Capital Resources and Liquidity" along with Risk Factor #8 on page 20 of this Prospectus for a more detailed discussion.




                                       9

(7) The table above reflects approximately $47,600,000 in leases which would be available annually for sale to third-party asset securitizers. The Company contemplates monthly sales of lease portfolios of approximately $4,000,000 (after dividing the $47,600,000 in leases available for sale by twelve months per year). Based upon a gross profit percentage of 12.4% of the total anticipated lease receipts to be sold (as set forth in Footnote 4, above), each sale would provide the Company monthly with approximately $3,100,000 in proceeds from each sale. The equipment cost of each lease portfolio to be sold of approximately $2,700,000 would be recovered as part of the sale proceeds, along with a gross profit each month of $400,000 (i.e. $3,100,000 less $2,700,000) which would be directed towards a reduction of operating losses and the projected deficit. As such, the Company would require additional sales of debt securities in the aggregate principal amount of $2,700,000 initially to purchase the equipment necessary to maintain ongoing, monthly sales of equipment to a third-party asset securitizer. Of the proceeds of sales monthly, $2,700,000 would be reinvested in additional equipment intended for sale. This process would continue monthly, without requiring additional sales of debt securities. The annual interest requirement of the additional debt securities of $2,700,000, assuming an interest expense of 9%, would be approximately $243,000 per year. The annual savings of reduction of outstanding debt of $4,000,000 as set forth in the table would save the Company $360,000 annually based on a 9% interest rate. Principal repayment of the $2,700,000 would be available each time a portfolio of leases is sold.
The tables above disregard the additional interest expense and principal repayments on the additional $2,700,000 in debt securities as the savings in interest expense on the reduction of the debt associated with the net projected deficit would more than offset any such interest and principal repayment requirements. The table reflected above, based upon the assumptions as set forth, contemplate approximately 10 years to eliminate the net projected deficit.

                                  THE COMPANY

    The Company, which was incorporated in Pennsylvania in 1969, commenced business in 1960 through its predecessor, and sole common shareholder, Walnut Associates, Inc. Effective April 29, 1977, the situs of incorporation of the Company was changed to Delaware. The Company conducts its operations principally through wholly-owned subsidiaries in 48 states. See "BUSINESS." The term "Company" refers collectively to the present Delaware corporation, its predecessors and its wholly-owned subsidiaries, unless the context otherwise indicates.

    The Company is engaged directly and through its wholly-owned subsidiary, ELCOA, in the business of financing and administering the purchase of general commercial equipment, principally as the lessor under non-cancellable direct financing leases. See "BUSINESS". Equipment is purchased by the Company only after a lease agreement with regard to the equipment has been executed. ELCOA purchases certain newly acquired equipment and related leases from the Company and pays to the Company an origination fee for performing this service. The Company invoices the lessees pursuant to a servicing agreement between the Company and ELCOA and collects and deposits rentals received into an escrow account established for ELCOA's benefit. A monthly fee is paid to the Company for performing this service. See "BUSINESS - Methods of Financing". As of April 30, 1996, the Company carried or managed on behalf of its affiliates
6,644 leases, each with an average lease receivable balance of $2,406.   The
purchase of equipment for lease by the Company has been funded primarily in the past from the proceeds of the sale of debt securities referred to as subordinated thrift certificates ("Subordinated Thrift Certificates"), and since December 1, 1987 from proceeds of senior thrift certificates ("Senior Thrift Certificates").

    The Company and ELCOA, expect a significant portion of their future leased equipment to be funded through sales of certain debt obligations referred to herein as "Demand and Fixed Rate Certificates" to be issued by ELCOA, as well as from the certificates offered hereunder.

    Since 1980, the Company has registered and sold Senior and Subordinated Thrift Certificates to the public. As of April 30, 1996, there were 2,744 holders of Senior and Subordinated Thrift Certificates of the Company who held an aggregate principal amount of $26,917,805 of these certificates and 3,932 holders of the Demand, Fixed Rate and Money Market Thrift Certificates of ELCOA, aggregating $26,407,959 in principal amount.

    The Company's principal executive office is located at Suite 200, One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004. The Company's telephone number is (610) 668-0700.

                                  THE OFFERING

    The Company will offer under this offering two forms of certificates, Demand Senior Thrift Certificates ("Demand Certificates") and Fixed Term Senior Thrift Certificates ("Fixed Term Certificates") which have the following characteristics.

SENIOR THRIFT CERTIFICATES

Demand Senior Thrift Certificates...   The Demand Certificates (of which there
                                       is no minimum amount which must be
                                       sold) bear interest at rates determined
                                       monthly by the Company which are at
                                       least 1% above the 6-month U.S.
                                       Treasury Bill Rate established by the
                                       U.S. Treasury weekly auction on or
                                       immediately prior to the first day of
                                       the month for which interest is to be
                                       paid.  See "DESCRIPTION OF SECURITIES -
                                       CERTIFICATES; Interest 6-month U.S.
                                       Treasury Bill Rate".  The interest rate
                                       paid will vary from month to month
                                       depending upon the U.S. Treasury Bill
                                       auctions.  If in any month the 6-Month
                                       U.S. Treasury Bill Rate as set forth
                                       above falls below 6% per annum at such
                                       auction or if there shall be no such
                                       U.S. Treasury Bill Rate in effect, the

                                       U.S. Treasury Bill Rate shall be deemed
                                       to be 6% per annum. Interest is payable
                                       monthly on the 10th day of the calendar
                                       month for the prior month or part
                                       thereof and is due, along with
                                       principal on the 5th business day of
                                       the month after the month during which
                                       demand for payment is received.  The
                                       minimum investment is $100 per
                                       certificate.  The percentage above the
                                       6-month United States Treasury Bill
                                       Rate is to be determined at the
                                       beginning of the month by the Company
                                       (or in the absence of any
                                       determination, such percentage shall be
                                       deemed to be 1% above the six-month
                                       United States Treasury Bill Rate).
                                       Thus, the minimum interest on these
                                       certificates shall be 7% per annum.
                                       Repayment of principal is due on the
                                       fifth day of the calendar month
                                       following the month in which such
                                       request is made.  It is the present
                                       policy of the Company, which may be
                                       discontinued at any future date without
                                       notice, subject to the availability of
                                       funds as the Board of Directors
                                       determines in its own discretion, to
                                       pay the principal to the holder within
                                       5 business days after demand for
                                       redemption is received.
Fixed Term Senior
Thrift Certificates.............       The Fixed Term Certificates (of which
                                       there is no minimum amount which must
                                       be sold) bear interest at rates
                                       determined by the Company, which are at
                                       least equal to 1% above the 6-month
                                       U.S. Treasury Bill Rate for
                                       Certificates with maturities of 24
                                       months or less, at least 2% above the
                                       6-month U.S. Treasury Bill Rate for
                                       Certificates with maturities of 25 to
                                       60 months, and at least 3% above the
                                       6-month U.S. Treasury Bill Rate for
                                       Certificates with maturities exceeding
                                       60 months.  See "DESCRIPTION OF
                                       SECURITIES - CERTIFICATES; Interest
                                       6-month U.S. Treasury Bill Rate".  The
                                       6-month U.S. Treasury Bill Rate used to
                                       calculate the interest rate applicable
                                       to a particular Certificate will be the
                                       rate in effect during the week in which
                                       the purchase price for such Certificate
                                       is received by the Company.  The
                                       minimum investment is $100 per
                                       certificate and interest is payable
                                       monthly on the 10th day of the calendar
                                       month for the prior month or part
                                       thereof.  If in any month the 6-month
                                       U.S. Treasury Bill Rate as set forth
                                       above shall fall below 6% per annum, or
                                       if there is no such U.S. Treasury Bill
                                       Rate in effect, the 6-month U.S.
                                       Treasury Bill Rate shall be deemed to
                                       be 6% per annum.  Thus, the minimum
                                       interest on these Certificates shall be
                                       7% per annum for certificates with
                                       maturities of 24 months or less, 8% per
                                       annum for Certificates with maturities
                                       of 25 to 60 months, and 9% per annum
                                       for Certificates with maturities
                                       exceeding 60 months.  The fixed term
                                       certificates consist of 6 through 120
                                       month Senior Thrift Certificates, as
                                       selected by the purchaser for any
                                       number of whole calendar months within
                                       those terms.

Provisions Relating to All Certificates
General............................    All Certificates will bear interest
                                       from the date investor funds are
                                       accepted by the Company.  Holders of
                                       Certificates may elect to receive
                                       interest which is paid or accumulated
                                       monthly, or in the alternative,
                                       bi-monthly, quarterly, semi-annually,
                                       annually, or at maturity with interest
                                       compounded monthly and accruing to the
                                       date of payment.  Notifications
                                       reminding holders of the maturity dates
                                       of their Fixed Term Certificates will
                                       be made to the registered holder by the
                                       Company by mail approximately one month
                                       in advance of the maturity date.  Only
                                       with the consent of all holders of the
                                       Certificates can the Company reduce the
                                       stated rate of interest on any
                                       certificate or change the maturity date
                                       or the principal amount of any
                                       certificate.  However, with the consent
                                       of at least 75% in aggregate principal
                                       amount of the outstanding Certificates,
                                       it may make certain other changes in
                                       the terms of the Certificates.  See
                                       "DESCRIPTION OF SECURITIES -
                                       CERTIFICATES;  Modification of The
                                       Indenture".

                                       The Certificates will be considered
                                       "Senior Debt" as defined, but will not
                                       be secured by any lien on the assets of
                                       the Company and will have no sinking
                                       fund provisions.  The debt evidenced by
                                       the Certificates will be Senior in
                                       priority in the event of liquidation to
                                       all Subordinated Thrift Certificates
                                       and subordinated debentures, as well as
                                       to accrued interest thereon, and
                                       preferred and common stock; however,
                                       the Certificates would be junior in
                                       priority to holders of $25,931,241 in
                                       principal amount, plus $3,228,787 of
                                       accrued interest, of ELCOA's debt
                                       securities outstanding as of October
                                       31, 1996 in liquidation of ELCOA's
                                       assets. See "DESCRIPTION OF SECURITIES
                                       - SENIOR DEBT".  As of October 31,
                                       1996, $5,419,879 in principal amount of
                                       Subordinated Thrift Certificates was
                                       outstanding.  See "RISK FACTORS-
                                       General; Relative Priorities of Holders
                                       of the Company's Debt."

                                       The Company is not obligated to redeem
                                       Demand Senior Thrift Certificates, or
                                       Fixed Term Senior Thrift Certificates
                                       prior to maturity, in excess of
                                       $250,000 in principal amount in any
                                       month.  See "DESCRIPTION OF SECURITIES
                                       - CERTIFICATES; Redemption".

Amount Offered.....................    The total principal amount of
                                       Certificates being offered pursuant to
                                       this Prospectus is $40,000,000.  Within
                                       this aggregate limit, there are no
                                       limitations on the respective types or
                                       amounts of Certificates which may be
                                       sold.  There is no minimum principal
                                       amount of Certificates that must be
                                       sold.

Modification, Termination or
Extension of Offering..............    The Company reserves the right to
                                       modify at any time, the terms of this
                                       offering.  Any such modification will
                                       apply only to Certificates offered
                                       after the date of such modification and
                                       shall comply with the terms of the
                                       trust indenture, and any supplement
                                       thereto.  If required, such
                                       modification will be reflected in an
                                       amendment to this Prospectus.  The
                                       Company reserves the right to terminate
                                       the offering at any time.

Trustee............................    The Certificates are to be issued under
                                       the terms of a sixth supplemental
                                       indenture dated as of September 10,
                                       1996 to a trust indenture dated October
                                       7, 1987 between the Company and Summit
                                       Bank (successor by merger to First
                                       Valley Bank) of Bethlehem,
                                       Pennsylvania.

Risk Factors.......................    There are substantial risks associated
                                       with this offering.  See "RISK
                                       FACTORS".

Use of Proceeds....................    The proceeds of this offering will be
                                       used to replace previously issued debt
                                       securities that may mature during the
                                       period of this offering, and to acquire
                                       commercial equipment for lease in
                                       connection with the Company's business.
                                       See "USE OF PROCEEDS".

SELECTED FINANCIAL DATA
The following summarizes certain financial information with respect to the Company for the five years ended April 30, 1996,
(audited), and for the six months ended October 31, 1996 and 1995 (which have not been audited). This data should be read in conjunction with the discussion at "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"
and the "Consolidated Financial Statements."
                                                   Year Ended April 30,                            Six Months Ended October 31,
OPERATING RESULTS:                        1996         1995         1994         1993         1992         1996         1995
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating Revenue                  $ 3,619,831  $ 3,979,146  $ 3,960,337  $ 4,027,780  $ 3,577,772  $ 1,852,243  $ 1,929,751
Interest Expense, net                4,844,532    4,313,253    4,094,189    3,637,908    3,205,121    2,610,807    2,401,345
Net Loss (3)                        (5,620,501)  (4,891,955)  (3,988,920)  (4,249,792)  (3,247,377)  (3,121,938)  (2,485,323)
BALANCE SHEET DATA:
Total Assets (3)                    24,495,385   24,891,747   24,755,268   21,460,530   17,814,258   22,290,051   26,222,197
Demand, Fixed Rate, and Money
  Market Thrift Certificates        26,407,959   24,521,875   21,810,991   18,041,504   12,867,678   25,931,241   26,297,140
Senior Thrift Certificates          21,394,687   18,783,578   16,650,670   14,085,849   11,713,791   21,732,797   20,478,266
Subordinated Thrift Certificates     5,523,118    6,025,366    6,038,409    6,138,830    6,390,450    5,419,879    5,636,404
Subordinated Debentures                  4,000        5,858        5,858        7,718        7,718          ---        4,000
Shareholders' Deficit(2) (3)       (36,215,237) (30,594,736) (25,702,781) (21,713,861) (17,461,876) (39,337,175) (33,080,059)

OTHER FINANCIAL DATA
% of Interest Expense
  to Operating Revenue                   133.8%       108.4%       103.4%        90.3%        89.6%       141.0%       124.4%
Ratio of Earnings to
  Fixed Charges (1) (3)                    ---          ---          ---          ---          ---          ---          ---
Aggregate New Leases Entered        10,025,786   10,189,624   10,168,874   11,293,059   13,218,230    6,540,025    5,231,331
Aggregate Finance Lease Receivables 18,423,816   18,829,268   20,979,917   21,739,601   20,957,501   19,592,591   18,617,660

(1)  The ratios of earnings to fixed charges were computed by dividing pre-tax income plus fixed charges and preferred dividend requirements by the amount of fixed charges and preferred dividend requirements.  For the years ended April 30,
1996, 1995, 1994, 1993, and 1992, the ratio of earnings to fixed charges was less than "1."  During those years, earnings were inadequate to cover fixed charges  (including preferred dividend requirements) by $5,620,501, $4,891,955, $3,988,920,
$4,249,792, and $3,247,377, respectively, and for the six months ended October 31, 1996 and 1995 were inadequate to cover fixed charges by $3,121,938 and $2,485,323, respectively.

(2)  See "Consolidated Statements of Changes in Shareholders' Deficit" for the three fiscal years ended April 30, 1996 and for the six months ended October 31, 1996 and 1995 (unaudited).

(3)  Restated for information previously available which was not used in estimating the allowance for doubtful accounts.

16

                                  RISK FACTORS

Investors in the Certificates offered hereby should consider the following factors in their investment decision:

GENERAL

1. RISKS ATTRIBUTABLE TO CONTINUOUS LOSSES AND ACCUMULATED DEFICIT; INDEPENDENT AUDITOR'S COMMENTS ON THE FINANCIAL CONDITION OF THE COMPANY: The Company reported losses, on a consolidated basis, of $5,620,501, $4,891,955, and $3,988,920 during the years ended April 30, 1996, 1995 and 1994, respectively, and losses of $3,121,938 for the six months ended October 31, 1996. In addition, it reported negative cash flow from operations during the three years ended April 30, 1996, and six months ended October 31, 1996. Additionally, at October 31, 1996 it had a shareholders' deficit of $39,337,175 (176.5% of assets) and an accumulated deficit of $39,439,231 (176.9% of assets). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". With the exception of Equipment Leasing Corporation of America ("ELCOA") the Company's wholly-owned Delaware subsidiary, the Company conducts its operations principally through wholly-owned subsidiaries of the same name each of which is incorporated separately in 48 states in which they conduct business. The subsidiaries are accounted for on a consolidated basis, and are only separated for state corporate income tax purposes. As of October 31, 1996, ELCOA reported total assets of $28,354,385, shareholder's deficit of $875,321 and a loss from operations for the year ended April 30, 1996 and six months ended October 31, 1996 of $701,713 and $440,193, respectively, which are consolidated into the Company's consolidated financial statements.

    The Company's continued viability is dependent upon increasing the volume of purchases of equipment for lease. The Company's financial viability is dependent upon approximately 78% of the current Certificate holders continuing to reveller their outstanding debt securities on an annual basis. The Company's continuing operations are therefore contingent upon the ability to sell its debt securities beyond the next fiscal year in anticipation of funding new equipment purchases for lease. The Company can give no assurance either as to its level of future new business or profitability for 1997 or thereafter. Accordingly, management can give no assurance that the operating results of 1997 will not result in a loss. See the Independent Auditor's Reports (with regard to the Company's ability to continue as a going-concern which is dependent in part upon its ability to achieve profitable operations and obtain adequate financing sources), Note 1 to Consolidated Financial Statements, and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

2. HIGH DELINQUENCY RATE ON DIRECT FINANCE LEASE RECEIVABLES: Subsequent to April 30, 1988, the reserve for anticipated losses from delinquent leases has been increased by provisions charged against earnings based upon a review not less than quarterly of the Company's delinquent accounts. This results in provisions for doubtful lease receivables charged during the fiscal year ended April 30, 1996, and six months ended October 31, 1996, based upon impairments of delinquencies that have or are expected to occur, on past due accounts.
The Company generally leases "small ticket" commercial equipment costing generally between $1,000 to $25,000 to small to medium sized companies whose instability is historically greater than larger established businesses. For a discussion of the provision for doubtful lease receivables, see "BUSINESS-Credit Policy and Analysis of Delinquencies".

    As of April 30, 1996 and 1995, approximately $3,859,000 or 20.9% and $3,724,000 or 19.8%, respectively, of the contractual total remaining lease payments due and to become due of direct finance lease receivables were 12 or more months past due. For a discussion of the Company's historical experience in regard to delinquencies and bad debt write-offs, see "BUSINESS-Analysis of Delinquencies" and "Bad Debt Write-offs". See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for a discussion of the Company's lack of profitability, as well as Note 1 to the Consolidated Financial Statements.

3. THE CONTINUED VIABILITY OF THE COMPANY IS DEPENDENT UPON INCREASING THE VOLUME OF NEW LEASES GENERATED: The Company estimates that it must generate approximately $34,800,000 of new lease receivables annually in order to reach a "break-even" level of operations. In order to achieve a level of profitable operations and to repay the projected cash flow deficiency at April 30, 1996, the Company estimates that it must be able to generate new leases annually of approximately $72,000,000, or approximately $6,000,000 per month. The Company has never generated more than $13,218,230 in new leases in any one year, and the amount of new leases generated has remained relatively constant over the last two fiscal years. The Company is refining its marketing efforts to achieve these goals. In this regard, see "SUMMARY OF THE OFFERING" on page 1 and "FURTHER REFINEMENTS IN MARKETING STRATEGY AND EFFORTS TO REDUCE OPERATING LOSSES" on page 48.

4. BEST EFFORTS OFFERING: No commitment exists on the part of the Underwriter to purchase all or any part of the Certificates offered hereby and, therefore, no assurance can be given that any such certificates will be sold. For further discussion of the risks associated with this type of offering, see Risk Factor #1 above, "Summary of the Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources and Liquidity."

5.  USE OF LEVERAGE AND EFFECT OF FLUCTUATION OF INTEREST CHARGES ON
OPERATIONS: The Company has depended heavily upon borrowed funds in its operations and is highly leveraged (i.e. a substantial portion of the Company's operations are financed through borrowings). Annual interest expense as a percentage of annual operating revenue has steadily increased since 1992, and for the fiscal year ended April 30, 1996, annual interest expense represented 133.8% of operating revenues. During the six months ended October 31, 1996, interest expense was 141.0% of operating revenues. In view of the Company's high leverage, continued losses could affect the Company's ability to meet its principal and interest obligations on its outstanding debt, which at October 31, 1996, consisted in part of $21,732,797 in Senior Thrift Certificates, $5,419,879 in principal amount of Subordinated Thrift Certificates, and $25,931,241 in principal amount of Demand, Fixed Rate and Money Market Thrift Certificates, issued by ELCOA. Accordingly, the level of risk is increased in proportion to the length of the terms of the Certificates, and any election by the holder to accumulate interest. The Company's obligation to pay its debts will increase its exposure to possible loss, since fixed payments on debt service must be made on specific dates. At October 31, 1996 its shareholders' deficit was $39,337,175 and its outstanding liabilities were $61,627,226. See Notes 3, 4 and 5 to the Consolidated Financial Statements.

    Since 1980, the Company has experienced significant operating losses. Significant uncertainties presently exist, such as whether or not sufficient new business can be generated to achieve profitable operations and eliminate he accumulated deficit, whether or not sufficient financing can be obtained to purchase equipment and whether or not a significant number of debtholders will request redemption or "roll-over" of their certificates at maturity. In light of the Company's financial position, its ability to generate cash through the sale of Senior Thrift Certificates may be adversely affected and it may be more difficult to obtain bank financing should such a need arise. Also, redemptions of borrowings may exceed historical experience and/or cash received from rentals on outstanding leases. These may be lower than management's expectations, which would result in insufficient cash for operations.

    Based upon these uncertainties, the Company is unable to estimate its liquidity beyond the next fiscal year. Therefore, a substantial doubt remains with regard to the Company's ability to continue in existence and accordingly, the recoverability of its assets at their recorded value is in doubt. Should the Company be unable to continue its operations, in the event of liquidation, additional adjustments to the financial statements could reduce the recorded amount of assets available for distribution to holders of Certificates offered hereunder, although these Certificates would be senior in liquidation to the Subordinated Thrift Certificates.

    Substantially all of the Company's assets are invested in "small-ticket" equipment subject to fixed term, fixed rate leases. The Company's income may be adversely affected by increases in both prime and U.S. Treasury Bill rates. Rates on the Company's senior and subordinated debt may vary with the U.S. Treasury Bill rate. In the event the Company's interest costs increase, the Company will not be able to increase its rental income on existing leases to cover such additional interest expense. In such event, existing leases may become unprofitable after expenses and cause the Company to suffer additional losses.

    6. AVAILABILITY OF CREDIT AND LIQUIDITY: The Company's method of financing is dependent primarily upon the sale of the Certificates offered hereunder and the sales of debt securities offered by ELCOA, and to a lesser extent its belief that it could pledge leases as collateral with banks or other lending institutions to obtain additional funds at terms which permit it to earn a return on the funds invested in the leased equipment and for periods that permit the loans to be repaid from the rental payments pursuant to the leases. Due to the Company's history of losses since 1980, current revenue derived from operations is inadequate to service the Company's obligations absent the proceeds to be derived from the offering of debt securities to the public. There can be no assurance that the Company will be able to raise sufficient funds through the sale of the Certificates. In addition, there can be no assurances that the Company will be able to borrow sufficient funds from lending institutions, or sell groups of leases to other financial institutions for required amounts of cash. Accordingly, this could inhibit the Company's viability, as the Company's future growth in new leases is dependent upon increasing sources of adequate financing in order to purchase equipment for lease. As such, continuing operations are contingent upon the Company's ability to sell its debt securities beyond the next fiscal year. See "Summary of the Offering" and "BUSINESS - Methods of Financing".

    The Company expects to continue to offer to ELCOA the option of purchasing new leases to the extent that ELCOA realizes funds from the sale of its debt securities. There is no assurance that ELCOA will be successful in its sale of these debt securities. As of October 31, 1996, $25,931,241 in principal amount of these debt securities were outstanding. See "BUSINESS - Methods of Financing", and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS; Capital Resources and Liquidity".

7. DEFICIENCY IN RATIO OF EARNINGS TO FIXED CHARGES: During the past five fiscal years ended April 30, 1996, and during the six months ended October 31, 1996, the Company's earnings for financial statement purposes, before fixed charges (principally interest on its debt obligations) were less than the amount of those fixed charges, and the ratio of earnings to fixed charges was less than "1". See "SUMMARY OF THE OFFERING - Selected Financial Data" and the notes thereto. If the Company continues to have losses, its ratio of earnings to fixed charges will continue to be less than "1" and it may experience difficulty in meeting its obligations, including interest on the Certificates in the future years. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

8. USE OF PROCEEDS TO REDEEM DEBT SECURITIES: A portion of the proceeds of Certificates sold pursuant to this offering will be used to redeem or pay interest on previously issued securities, as well as on the Certificates registered herein. See "USE OF PROCEEDS." During the three fiscal years ended April 30, 1996, 1995, and 1994 approximately 75%, 71%, and 59%, respectively, of the proceeds of sale of securities by the Company were used for the redemption of principal and interest on previously issued debt. The Company expects that the percentage of proceeds from the sale of securities used for the redemption of previously issued debt will be similar during fiscal 1997 to recent years. Previously issued Subordinated Thrift Certificates with a total principal amount of over $4,355,000 are due in the current fiscal year of which over $481,176 is payable on demand. Approximately $1,839,000 of accrued interest is payable on demand on previously issued Subordinated Thrift Certificates. Approximately $15,545,000 in principal amount of previously issued Senior Thrift Certificates will mature between May 1, 1996 and April 30, 1997. The proceeds of the offering of Certificates may be used to redeem these amounts of previously issued debt securities. Approximately $606,885 of Senior and Subordinated Certificates payable to related parties are due in the current fiscal year, as well as $146,848 of accrued interest thereon at April 30, 1996. See Notes 4, 5 and 10 to the Consolidated Financial Statements.
For a complete discussion of the resources available for the repayment of previously issued debt which will mature during the fiscal year ending April 30, 1997, see "Capital Resources and Liquidity".

    9. RISKS ASSOCIATED WITH THE EQUIPMENT LEASING BUSINESS: The success of the Company will in certain respects depend upon the quality of the equipment, the viability of the equipment dealers and manufacturers, the timing of the purchases of equipment by the Company, the credit-worthiness of the lessees and their ability to meet their rental payment obligations as they become due and the Company's loss experience. Equipment leasing is subject to the risk of technological and economic equipment obsolescence and the attendant risks upon defaults by lessees. While the Company investigates prospective lessees to ascertain whether they will be able to meet their obligations under proposed leases, there exists no established specific credit standards for prospective lessees. See "BUSINESS-Credit Policy." As a result, the ability of the Company's lessees to meet their lease obligations is subject to risks, such as general economic conditions nationwide, over which the Company has little influence or control.

    10. POTENTIAL CONFLICTS OF INTEREST: Since the Company and ELCOA are affiliated and share the same officers and directors, certain conflicts of interest may arise between the Companies. The purchasers of the Certificates must, to a great extent, rely on the integrity and corporate responsibilities of the Company's officers and directors to assure themselves that such individuals will not abuse their discretion in making business decisions.

    ELCOA may compete with the Company in the equipment leasing business. Should both companies have funds available at the same time for acquiring equipment and related leases, conflicts of interest may arise as to which company should hold and retain the equipment and related leases. In such situations, the officers will analyze the equipment already purchased by the Company and the investment objectives of the Company and ELCOA. The officers will make the decision as to which company will ultimately retain the equipment and related leases, based upon such factors among others, as (a) the amount of cash available to the Company and ELCOA, (b) the current and long term liabilities of each company, and (c) the effect of such acquisition on the diversification of each company's equipment and lease portfolio. ELCOA has the right of first refusal in any equipment the Company wishes to sell, based upon an Option Agreement between the parties. An additional conflict may exist since the Company has been engaged in the collection of delinquent accounts on behalf of ELCOA and will continue to receive servicing fees during its collection efforts, although ELCOA may not recognize any income beyond the original lease term.

    In addition, since the Company and ELCOA may compete in the financial market for funds, this may have an adverse effect on the Company's ability to increase its source of funds available to purchase equipment for lease. These factors may inhibit the ability of the Company to sell the certificates offered hereunder.

    11. TRANSACTIONS WITH AFFILIATES: The Company pays a management service fee of $5,750 per month to Walnut Associates, Inc. (which is 100% owned by William Shapiro, President of the Company), leases its print-shop and storage facilities from Walnut Associates, Inc., reimburses Financial Data, Inc. (which is 100% owned by Walnut Associates, Inc.) for costs to perform certain programming and production work and reimburses the law firm of William Shapiro, Esq., P.C., of which William Shapiro is the principal shareholder, for legal costs and expenditures incurred for legal services involving collections of defaulted leases. The underwriter, Welco Securities, Inc., is also an affiliate of the Company. See Note 10 to the Consolidated Financial Statements for a complete discussion of the nature of the transactions and the amount of these expenditures during the three years ended April 30, 1996. The Company believes these transactions to be on terms which are at least as favorable as the Company could obtain from non-affiliates. The Company's wholly-owned subsidiary, ELCOA, is also engaged in the offer and sale of debt securities to fund its purchase of equipment for lease. See "METHODS OF FINANCING" on page 36 of this Prospectus.

    12. RELATIVE PRIORITIES OF HOLDERS OF THE COMPANY'S DEBT: The Certificates are senior in priority in the event of liquidation of the Company to the outstanding Subordinated Thrift Certificates of the Company, which were $5,419,879 at October 31, 1996, as well as to accrued interest thereon, preferred and common stock of the Company. The Certificates rank on parity with $21,732,797 in outstanding Senior Thrift Certificates, plus accrued interest thereon, at October 31, 1996. However, in the event of liquidation of ELCOA, holders of ELCOA's debt securities would be senior in priority in liquidation to ELCOA's assets. There are no provisions for a sinking fund or lien on the assets of the Company in favor of the holders of the Certificates or subordinated debt of the Company. To the extent that holders of the subordinated debt redeem their securities or "rollover" into the Certificates, the preference in favor of the holders of the Certificates would be reduced. The Company is unable to estimate to what extent holders of the subordinated debt will redeem their certificates or "rollover" into the Certificates.

    In addition, should the Company continue to suffer continuous operating losses as it has in the past, it may become necessary to cease making principal payments either at maturity or upon a holder's election to redeem, or to suspend required payments of interest to all holders. To date, neither the Company nor ELCOA have ever defaulted in the repayment of principal or interest as scheduled on any loans or debt securities under the provisions of any trust indenture. See "DESCRIPTION OF SECURITIES: Events of Default".

    13.  NO RESTRICTION ON ISSUANCE OF ADDITIONAL SENIOR DEBT SECURITIES:
There are no restrictions upon the Company's ability to issue debt senior to the Senior Thrift Certificates or additional debt which may be secured by a lien on the Company's assets. See "DESCRIPTION OF SECURITIES - Senior Debt".

    14. KEY EXECUTIVE AND CONTROL: Mr. William Shapiro, the Company's President and founder, has played a key role in the Company's development. Although the Company employs what it believes to be competent management and supervisory personnel to oversee its daily operations, the loss of Mr. Shapiro's services, might have an adverse effect on the Company's operations and prospects, and might affect its ability to implement its strategic plans. There can be no assurance that the Company would be able to employ qualified personnel on acceptable terms to replace Mr. Shapiro, nor is the Company the beneficiary of any life insurance policies covering Mr. Shapiro. Mr. Shapiro has not entered into any written employment agreement with the Company.

    15. COMPETITION IN THE EQUIPMENT LEASING INDUSTRY: The equipment leasing industry is highly competitive. In initiating its leasing transactions, the Company will compete with leasing companies, manufacturers that lease their products directly, equipment brokers and dealers, and financial institutions, including commercial banks and insurance companies. Many competitors will be larger than the Company and will have access to more favorable financing. Competitive factors in the equipment leasing business primarily involve pricing and other financial arrangements.

RELATIVE TO CERTIFICATES

    1. PREPAYMENT PENALTY: In the event a holder of any Fixed Term Certificate requests payment prior to maturity, a prepayment penalty will be charged in accordance with a prescribed formula. The Company's present policy is to repay principal and interest on early repayment within five business days after demand, although this policy may change without notice to security holders. Absent this policy, the Company is required to redeem Demand Certificates on the fifth day of the next calendar month after a written request for redemption is received, subject to a limitation of $250,000 per month. See "DESCRIPTION OF SECURITIES - CERTIFICATES; Right to Request Early Payment and "Limitations on Redemptions."

    2. RESTRICTION ON REDEMPTION OF CERTIFICATES: The Company is not obligated to redeem in any calendar month an amount in excess of $250,000 in principal in the aggregate of Demand Certificates, together with Fixed Term Certificates for which the holder requests redemption prior to maturity. In addition, an aggregate $300,000 monthly limitation applies to redemption of similar Subordinated Thrift Certificates. If a substantial portion of the Demand Certificates demand repayment and/or the holders of the Fixed Term Certificates redeem prior to maturity, there is no assurance that the Company will be able to satisfy such requests at the time of such demand. The Company estimates that on October 31, 1996, the Company and ELCOA had available to it cash and short-term U.S. Government Securities of approximately $6,277,000 and additional funds that could be borrowed or generated through sale with respect to unhypothecated leases of approximately $9,800,000 to satisfy such requests. In addition, the Company can call the Certificates on sixty days notice to the holder for redemption. See "DESCRIPTION OF SECURITIES - CERTIFICATES; Redemption".

    3. ABSENCE OF INSURANCE AND GUARANTEES: The Certificates are neither insured by any governmental agency, as are certain investments in financial institutions such as banks, savings and loans or credit unions, nor are they guaranteed by any public agency or private entity. It should also be noted that the Company is not subject to any generally applicable governmental limitations on its own borrowing which are designed to protect investors.

    4. ABSENCE OF TRADING MARKETS AND ARBITRARY OFFERING PRICE: No current trading market for the Certificates exists, and it is not anticipated that any trading market for any of the Certificates being offered will develop. There can be no assurance that all or a significant portion of the Certificates being offered hereunder will be sold. The offering price of the Certificates has been arbitrarily determined by the Company with the concurrence of Welco, and bears no relation to the Company's assets, book value, deficit, or any other established criteria of value.

    5. OTHER FACTORS POTENTIALLY AFFECTING SALE OF CERTIFICATES: Future sales of Certificates are affected by the money markets, and recent and potential changes in government regulation, including interest rate limitations which have been phased out and which may be paid by banks and savings institutions. The relative attractiveness of the Certificates is influenced by changes in the terms on which cash can be invested by members of the public in other interest bearing investments, such as savings accounts, interest bearing checking accounts (NOW accounts), Individual Retirement Accounts, "money market" funds, certificates of deposit, commercial paper, government securities and other types of debt obligations, which afford less risks to the investors.

    There is no minimum amount of Certificates which must be sold under this offering.

                                USE OF PROCEEDS

    The Company intends to apply the net proceeds remaining after payment of expenses of this offering to replace previously issued securities together with interest, and for the purchase of commercial and industrial equipment for lease. See "BUSINESS" on page 25 and Risk Factor #5 on page 18 of this Prospectus. The maximum amount which may be realized from the offering is $40,000,000, less anticipated expenses of $80,000 and commissions to be paid to the Underwriter. The Company's primary business is the purchase of general commercial and industrial equipment which is to be leased to the Company's customers. As Certificates are sold, the proceeds are used for the replacement of previously issued debt together with interest with any excess proceeds received daily allocated to that day's purchase of equipment for lease on a daily continuous basis. In the event that the net proceeds realized from this offering are less than or equal to the principal amounts that will mature on or before April 30, 1997, the Company will give first priority to the redemption of maturing certificates over the purchase of equipment to be leased. Since the offering is on a "best efforts", continuous basis with no minimum amount to be sold, the Company intends to apply the proceeds of this offering to the purchase of equipment, but is unable to calculate with any certainty the allocation of proceeds for any of the foregoing purposes.

    Approximately $4,355,000 in principal amount of Subordinated Thrift Certificates will mature between May 1, 1996 and April 30, 1997 with interest rates ranging from 10.00% to 13.10%. Approximately $15,545,000 in principal amount of Senior Thrift Certificates will mature between May 1, 1996 and April 30, 1997, with interest rates ranging from 7.00 to 13.10%. The Company believes that these amounts become due ratably, on a daily basis, over the twelve months ended April 30, 1997. Proceeds of this offering may be used in part to redeem these enumerated amounts of debt securities previously issued. The Company expects that the percentage of proceeds, from the sale of securities used for the redemption of previously issued debt and for the purchase of equipment for lease, will be similar during fiscal 1997 to recent years. The proceeds during the three fiscal years ended April 30, 1996, 1995 and 1994 were used as follows:
                                             April 30,

                                  1996          1995          1994
                                  ----          ----          ----
Redemption of Previously
   Issued Debt                    75%           71%           59%

Purchase of Equipment
   for Lease                      25%           29%           41%


Based upon a minimum amount to be sold of $500,000 and a maximum amount of $40,000,000, the Company estimates the allocation of proceeds to be used as follows:

                             Assumed Level of Anticipated Certificate Sales
Allocation                   ----------------------------------------------
of Proceeds to               $500,000                 $40,000,000
--------------               --------                 -----------

Costs of the Offering
and Commissions                   18%                          3%

Redemption of Previously
Issued Debt                       82%                         22%

Purchase of Equipment
for Lease                         --                          75%
                             --------                 -----------
                                 100%                        100%


The weighted-average interest rate of outstanding subordinated and Senior Thrift Certificates at April 30, 1996 was approximately 8.6%. See Notes 4 and 5 to the Consolidated Financial Statements. Since the offering of the Certificates is made on a "best-efforts" basis with no minimum amount which must be sold, the Company is unable to calculate with any certainty the proceeds to be realized from this offering.

    Pending such uses, the net proceeds of this offering may be invested in short-term commercial bank "money market funds" or other high-grade liquid interest-bearing investments such as U.S. Treasury bills not exceeding six months in maturity.

                                    BUSINESS

    The Company's principal business is the acquisition of commercial and industrial equipment for business use which it leases under full-payout direct financing leases to what it considers credit-worthy lessees. See "Marketing" and "Credit Policy." The Company services the needs of manufacturers and distributors of small commercial equipment by offering them the opportunity to use leasing as a sales tool. See "Marketing." The Company acquires the equipment only after leases have been consummated. The Company ordinarily writes leases for periods of one to five years for equipment costing $750 or more, but which does not usually exceed $6,000. The lease agreements entered into between the Company and the lessees contemplate the payment of funds sufficient to recover the Company's investment and to provide a profit over the terms of the leases. The Company recognizes as income over the entire term of the leases the difference between the total rents scheduled to be collected along with the estimated residual value of the equipment at the end of the lease term, less the cost of the equipment. The Company recognizes income from each lease over its respective term, even if payments are delinquent for any number of months. The Company sets aside from its income a provision for anticipated losses from delinquencies. See Footnote 1 to the Consolidated Financial Statements. The lease agreements do not contain an express purchase option. The Company has offered the equipment for sale to the former lessee at the recorded residual value, after expiration of the lease, which ranges from $1 to approximately 10% of the Company's original equipment cost. Substantially all leased equipment has been sold to the lessees at termination of their leases. See "Marketing".

The leases require that the lessee maintain and insure the equipment. The Company disclaims any obligation to repair or maintain the equipment. The lessee relies solely on warranties or services from the vendor or the manufacturer of the equipment. In leasing equipment the Company relies principally on the credit of the lessee to recapture its cost of equipment rather than the residual value of the equipment. Due to the small size of each individual lease, the Company does not conduct an actual physical inspection of the equipment prior to or during the term of the lease, but relies instead upon both written and oral representations by the lessees regarding satisfactory acceptance of the equipment, prior to commencement of the lease and payment of the vendor's invoice by the Company. The Company carries its own insurance in the event the lessee fails to insure, and also maintains insurance which management believes is adequate against liability from the anticipated use, or loss by fire or otherwise of the equipment by the lessees. These leases are commonly referred to as "direct finance leases."

    The Company uses a standard non-cancellable lease for its direct finance leases, the terms and conditions of which vary slightly from transaction to transaction. These leases are commonly referred to as "full-payout", "hell or high water", or finance leases pursuant to Article 2A of the Uniform Commercial Code. As such, the lessees are unconditionally obligated to make monthly rental payments to the Company irrespective of the condition, use, or maintenance of the equipment under lease. In management's opinion, the lessees have no legal or equitable defenses that may be asserted against the Company in the event the leased equipment does not function properly. In substantially all cases, the lease states that lessees are obligated to (1) remit all rents due, regardless of the performance of the equipment; (2) operate the equipment in a careful and proper manner and in compliance with applicable governmental rules and regulations; (3) maintain and service the equipment; (4) insure the equipment against casualty losses and public liability, bodily injury and property damage; and (5) pay directly or reimburse the Company for any taxes associated with the equipment, its use, possession or lease, except those relating to net income derived by the Company therefrom.

    Under terms of the lease contract, the lessees are prohibited from assigning or subletting the equipment or appurtenant lease to any third party without the express written consent of the Company. The lease provides that the Company, in the event of a default by the lessee, may declare the entire unpaid balance of rentals due and payable immediately and may seize and remove the equipment for subsequent sale, release or other disposition. During the fiscal year ended April 30, 1996, the Company entered into 1,880 direct finance leases which had an average initial term of approximately 34 months, representing aggregate contractual lease receivables of $10,025,786. Of these, a technical event of default in the terms of the lease contract occurred in 530 leases having an aggregate contractual lease receivable of $2,677,080, of which 79 having an aggregate contractual lease receivable of $375,710 (included in the 530 leases) were serious enough to require the Company to declare the entire unpaid balance of rentals due and payable immediately. A technical default occurs when lease payments are more than fifteen days in arrears. This problem, while recurring, is to be expected in the ordinary course of business under the contractual method. See "Marketing" and "Analysis of Delinquencies."

    The Company has, from time to time, leased equipment under renewable leases which do not contemplate full recovery of the Company's original costs during their initial one year term. These leases are referred to as operating leases, intended primarily for large corporate and governmental lessees that are restricted from entering into leases with terms longer than one year. The leases are automatically renewed for an additional year, and so on from year to year, unless terminated upon ninety days' prior written notice. Under the operating lease the lessee is granted an option to purchase the equipment for the original invoice price less a credit for a portion of the rentals paid. The Company requires equipment vendors to refrain from replacing for two years the equipment should the lessee cancel after the initial one year term. The monthly rental is calculated as 6% of the equipment cost monthly. Total annual rentals charged by the Company equals 72% of the original equipment cost. The repurchase price is equal to the original cost of the equipment, less a credit for a portion of the rentals received from the lessee. There are no assurances that the Company's costs will be recovered. As of April 30, 1996, and at October 31, 1996, the net book value of equipment subject to operating leases was $19,420 and $24,103, respectively. As of April 30, 1996, the Company had contracts for operating leases in the aggregate remaining balance of $10,433 all of which are due during the fiscal year ended April 30, 1997.

    The Company (including ELCOA), as of April 30, 1996, owned 7,104 direct financing leases with an aggregate balance of $18,423,816, on a consolidated basis, with an average lease receivable balance of $2,593. Aggregate lease receivables outstanding at October 31, 1996 were $19,592,591, of which there were 6,458 leases outstanding with an average lease balance of $3,034. Of the leases outstanding at April 30, 1996, 504 had balances between $6,000 and $9,999 with an aggregate balance of $3,781,021, and 160 had balances in excess of $10,000 with an aggregate balance of $2,570,715. Leases over $6,000 accounted for 9.4% of the total number of leases outstanding and 34.5% of the total dollar amount of lease receivables outstanding at April 30, 1996. On occasion, the Company enters into more than one lease agreement with a particular lessee. As of April 30, 1996, the three largest lessees were Mica Metals, Inc. with a balance of $76,161, Miller Freeman, Inc. with a balance of $55,265 and Greenbriar Restaurant with a balance of $46,648. All three leases were generated as a result of Co-operative Agreements with Manufacturers. Accordingly, no single lessee represents over .4 percent of the outstanding lease portfolio. As of April 30, 1996, ELCOA owned 6,644 direct financing leases which had an aggregate lease receivable balance of $16,667,226, and an average lease receivable balance of $2,509. Of these leases, 408 had balances between $6,000 and $9,999 with an aggregate balance of $3,032,573 and 127 and balances in excess of $10,000 with an aggregate balance of $2,057,444. At October 31, 1996, ELCOA's aggregate lease receivables were $17,003,620 comprising 6,104 leases with an average outstanding lease receivable of $2,786.

    The Company purchases its equipment for lease from a variety of equipment vendors located throughout the United States, none of which was responsible for supplying the company with 5% or more of its equipment purchases. See "Marketing". There are no back-log orders for equipment purchase commitments. The Company believes it is in a competitive position within its industry because of its ability to carry a large number of small equipment leases through the extensive utilization of electronic data processing and its "back office" facilities. Electronic data processing includes proprietary computer programs developed exclusively for the Company, which enable it to maintain detailed records of each lease contract presently outstanding and can likely service by at least ten fold its present number of contracts without modification. Other "back-office" facilities include credit investigation, documentation, bookkeeping and collection departments, all centrally located in the Company's headquarters which eliminate the need to contract outside services to perform these duties now and in the future. However, future growth is dependent upon sources of adequate financing for the cost of newly acquired equipment, including the proceeds from the sale of Senior Thrift Certificates and the sale of debt securities by ELCOA, the Company's wholly-owned subsidiary. See "Methods of Financing."

    During the three fiscal years ended April 30, 1996, 1995, and 1994, the gross rents charged over the "net investment" in direct finance leases were 146%, 145% and 147%, respectively. Gross rents are calculated as the aggregate rentals contracted to be received over the terms of all leases entered during the respective years, and are not on an annual basis. Factors considered by the Company in determining the rents to be charged are the net equipment cost, marketing expenses, credit investigation, document processing, invoicing and collections, potential bad debt write-offs, the Company's cost of funds, term of the lease, and a profit margin.

    The Company's leasing activities are not generally oriented towards creating tax benefits, and therefore changes in recent tax legislation since 1986 have only a marginal benefit to the Company. The Company believes that some of the Company's competitors lost the benefit of using excess tax deductions and credits generated by their leasing operations to offset income from other sources, which in the past allowed them to offer lower leasing rates than the Company. To the extent the changes mentioned above reduced the benefits of equipment ownership, the Company believes that businesses might be more inclined to lease because deductibility of rental payments by the lessees remain unaffected, while purchases no longer provide certain tax advantages. Management believes that changes under the Tax Reform Act of 1986, as amended, have had no material impact on the Company's operations.

    MARKETING

    Since its inception, the Company has concentrated on seeking lessees desiring to lease equipment costing $6,000 or less under direct finance leases, because it believes that there is less competition for small leases. In addition, the Company is able to spread risk of loss from defaulted leases over a greater number of leases. It leases items such as office equipment, business machines, graphic arts equipment, scientific and medical instrumentation, material handling equipment, microfilm equipment, automobile test equipment, cash registers, restaurant and food-service equipment, and other business, industrial and commercial equipment and does not concentrate in any one type. The Company estimates the total cost of equipment purchased for lease comprising 5% or more of the total purchases during the twelve months ended April 30, 1996 and 1995 as follows:

INDUSTRY                                     April 30, 1996     April 30, 1995
--------                                     --------------     --------------
Food/Hospitality Service                          45%                 39%
Industrial Equipment                              20%                 21%
Auto After Market and Test Equipment               9%                 13%
Office Machines and Copiers                       11%                  8%
Computers and Peripheral Hardware                  5%                  7%
Audio Visual and Communications                   ---                  5%

These amounts vary from year to year, and may not be indicative of future purchases. The equipment purchased is primarily newly manufactured equipment, but on occasion the Company will purchase used equipment for lease at its then fair market value. The equipment is located throughout the United States without undue concentration in any one area. The Company's historical experience indicates that the equipment under lease does not generally become obsolete at the conclusion of the lease term.

    The Company concentrates its marketing effort to reach salesmen, dealers, distributors and branch offices of companies selling equipment similar to that described above for lease to appropriate lessees. The Company has previously used regional offices, direct mail programs, and telemarketing, all of which have been phased out in favor of the Company's current marketing strategy that emphasizes direct contact with manufacturers in promoting leasing as a sales tool to their dealers. The Company believes that with the cooperative efforts of equipment manufacturers, an increased number of dealers and distributors (i.e. "vendors") will become aware of the option of using leasing as a sales tool, which in turn will increase the generation of new leases by the Company. The Company currently actively conducts business on a monthly basis through approximately 180 equipment vendors, distributors, and branch outlets of manufacturers. None supply more than 5% of the Company's new business.

    The following table reflects the aggregate dollar amount of rentals represented by new leases and the number of such leases written during each of the last three years, on a quarterly basis.

                                   Fiscal Years Ended April 30,
                                   1996             1995             1994
                            -----------      -----------      -----------
Aggregate Lease Rentals     $10,025,786      $10,189,624      $10,168,874

Number of New Leases              1,880            2,170            2,242

Average Amount per New Lease     $5,333           $4,696           $4,536

New Leases
Entered Quarterly
-----------------
First Quarter               $ 2,500,771      $ 2,824,902      $ 2,744,959
Second Quarter                2,730,560        2,371,098        2,299,854
Third Quarter                 2,066,380        2,596,150        2,286,672
Fourth Quarter                2,728,075        2,397,474        2,837,389

    During the beginning of the third quarter of the fiscal year ended April 30, 1993, management eliminated certain types of equipment that it previously considered for lease, such as credit-card machines, commercial water coolers and security surveillance equipment. Management believed that these, as well as other types of equipment it considered to be over-priced, were a factor in the increased amount of delinquencies during the fiscal year ended April 30, 1993. In addition, management restricted the submission of lease applications through brokers as the ratios of consummated leases to the number of applications submitted was unacceptable. These factors, in conjunction with a weak nationwide economy, led to the decline in new lease volume during the remainder of the fiscal year, which trend continued into the fiscal years ended April 30, 1994 and 1995. The Company estimates that its share of the "small-ticket" leasing market for commercial equipment costing less than $25,000 is less than 1%.

    During the fourth quarter of the fiscal year ended April 30, 1994, the Company refined its marketing efforts aimed at equipment manufacturers, encouraging them to cooperate with the Company in educating their dealer or branch office distribution networks with using leasing as a sales tool.
During the last three months of the fiscal year ended April 30, 1995, the Company began to target equipment manufacturers with sales in excess of $5 million and an established distribution network to offer them a "private label lease program". These programs are intended to further increase the Company's marketing efforts. For a more complete discussion of these efforts, see "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" on page 48. Management anticipates that these programs will continue, and as other leasing companies raise their minimum transaction size, the Company expects to gain from an increase in size of new lease applications being submitted. As noted by the table above, the average size of each new lease receivable has increased approximately 18% over the three fiscal years ended April 30, 1996, of which approximately 80% of this increase is related to the fiscal year ended April 30, 1996. Management expects this trend to continue as its cooperative efforts with equipment manufacturers continue to mature. See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" on page 48.


    The Company markets its leases throughout the United States. The following is a breakdown as of April 30, 1996 of the original cost of equipment, net of residual value, that the Company owns or manages on behalf of ELCOA in various areas of the United States. Approximately $22,480,933 in original equipment cost is owned by ELCOA, and managed by the Company. See "BUSINESS - Methods of Financing."

                                         Amount             %
                                    -----------          ------
              New England           $ 2,880,054           11.84
              Mid Atlantic            7,010,403           28.82
              Southeast               4,249,540           17.47
              Midwest                 2,826,540           11.62
              South                   2,264,637            9.31
              Rocky Mountain            547,308            2.25
              West Coast              1,748,952            7.19
              Southwest               2,797,350           11.50
                                    -----------          ------
                                    $24,324,784          100.0%
                                    ===========          ======

    CREDIT POLICY

    In order to conduct a business dealing in leases principally under $10,000, the Company has developed what it considers to be an efficient method of determining credit risks. The Company bases its decision to accept an application from a potential lessee on the Company's assessment of the lessee's ability to meet its obligations for payments as set forth under the lease and not upon the resale value of the equipment in the event of the lessee's default. The Company's lessees range from newly formed businesses (less than two years in business) to major corporations. Lease rental rates are established based upon the Company's assessment of credit risk, as newly formed and smaller businesses pay a higher rate in general than would established companies. As the Company entered into an excess of 1,800 leases to all types and sizes of businesses during the fiscal year ended April 30, 1996, it is unable to quantify with any certainty the general material characteristics of all of its lessees. The Company believes that at least a majority of its lessees are small to medium size businesses with between $100,000 and $2,000,000 in annual sales and less than 50 employees. The Company relies heavily on bank references, trade references, personal credit reports on the principals of the lessee, number of years in business, property searches and other credit bureau reports. In addition to the credit investigation, the Company generally requires the owners and principal shareholders (and their spouses) of sole proprietorships, partnerships, and closely-held corporations which have been in business less than three years, or have fewer than 20 employees, to personally guarantee the obligations of the lessee. Additional rental prepayments are required if the lessee has been in business for less than two years. Most credit decisions are made within one day of the initial credit application. The Company has found that credit evaluation is essential as the equipment has a substantially reduced value on resale or releasing.

    Consequently, it must rely primarily on its initial credit judgment. The Company employs 8 people in its Credit and Collection Departments, and has a policy of litigating all claims against lessees for unpaid rentals. These claims are usually settled in favor of the Company, as the lease contract provides that in the event of default by the lessee, the Company is entitled to the accelerated balance of the remaining contractual lease payments, late charges and, in the event of litigation, reimbursement for collection costs and reasonable attorney's fees. Historically, the amount recovered from collections of delinquent leases has exceeded the legal fees incurred in connection therewith. The Company reimbursed the law firm of William Shapiro, Esq., P.C., an affiliate, for payroll costs of its staff attorneys and any required advances for court costs, and did not pay any other fees on either a contingent or hourly basis. Neither William nor Kenneth Shapiro who are officers and directors of the Company are included in the law firm's payroll. William Shapiro is the sole shareholder of the law firm. See Note 10 to the Consolidated Financial Statements.

    Prior to May 1, 1988, at the inception of each new lease, an allowance was established for potential future losses. The level of the allowance was based upon historical experience of collections, management's evaluation of estimated losses as well as prevailing and anticipated economic conditions. Management evaluated the adequacy of the resulting allowance annually. The allowance is currently based upon a periodic evaluation, performed at least quarterly, of delinquent finance lease receivables to reflect anticipated losses from delinquencies and impairments that have already occurred. See Note 1 to the Consolidated Financial Statements. During the three fiscal years ended April 30, 1996, 1995 and 1994, and during the six months ended October 31, 1996, the allowance for doubtful accounts was increased by provisions in the amounts of $1,045,089, $1,463,752, $699,624, and $606,172 respectively, as restated. See
Footnote 12 to the Consolidated Financial Statements. The amounts written off in each of the three fiscal years ended April 30, 1996, 1995 and 1994 were

$940,243, $2,111,032, and $897,098, or 5.05%, 10.61%, and 4.20% of average gross lease receivables, respectively. Writeoffs of $670,686 during the six months ended October 31, 1996 were 7.1% of average gross lease receivables outstanding. The Company expects the percentage of net charge-offs to average gross lease receivables to remain steady from fiscal 1996 into fiscal 1997. During the fiscal year ended April 30, 1995, and during the six months ended October 31, 1996, the Company conducted an extensive review of the collectibility of all past due accounts, and increased write-offs in those situations where further costs in pursuing legal remedies were unwarranted. This resulted in an extraordinary level of write-offs of older delinquent accounts as evidenced by the $1,170,789 or 55.5% decrease in write-offs for the current fiscal year ended April 30, 1996 in comparison to the prior year. The Company aggressively takes legal recourse with respect to each delinquent lease irrespective of the amount at controversy and believes this approach is an important part of the collection effort. Obligations are not written off until there is either an adverse court decision, bankruptcy or settlement, and local counsel has determined that the obligation cannot be recovered. As a result, delinquent receivable balances appear higher than industry averages because of the Company's decision to report them on a contractual basis, and to pursue delinquent lessees until all collection efforts have been completely exhausted. Once collection efforts are discontinued, any likelihood of recovering the equipment, to the extent not previously repossessed, is considered remote.

    The Company makes a practice of assessing and collecting late charges on all delinquent accounts, if possible. Late charges are assessed on all delinquent accounts at the rate of 5% monthly of the delinquent past due payments. Late charges collected and included in revenue for the fiscal years ended April 30, 1996, 1995 and 1994 were approximately $411,000, $418,000,
$372,000, respectively, and were $198,000 during the six months ended October 31, 1996. Increased emphasis on collections accounted for the increase in late charges during the fiscal years ended April 30, 1996 and 1995 in comparison to the fiscal year ended April 30, 1994. In addition, the Company has historically recovered at least the recorded amount of residual values at the conclusion of each lease, unless written-off as uncollectible. See Note 1 to the Consolidated Financial Statements.

    The Company believes that its loss experience and delinquency rate are reasonable for its operations. The Company's rates charged on its leases tend to be higher than industry averages due to the relative lack of competition in small-ticket leasing. The higher rates are intended to offset the increased credit risks and processing costs associated with small-ticket leases. Although the Company's loss experience measured as a percentage of net charge-offs to average lease receivables outstanding is consistent with industry averages, its delinquency rate is higher than industry averages because of its market, i.e. primarily small to medium sized business. In addition, delinquent receivable balances appear higher than industry average because of the Company's decision to pursue delinquent lessees until all collection efforts have been completely exhausted.

    The implications of these higher percentages require the Company to continue its collection efforts diligently to minimize its actual losses from delinquent accounts. The Company notes that because of recent changes in bankruptcy laws and delays in state court systems nationwide, the time necessary to litigate and collect on any judgment has increased during the past five years. Experience over the five years, measured as a percentage of net charge-offs, remained fairly constant. The increase in net charge-offs during the fiscal year ended April 30, 1995 resulted primarily from the exhaustion of legal efforts to collect certain delinquent leases arising prior to May, 1989, for which management believed further attempts to collect to be futile. Other factors such as evolving changes in case and statutory law in some states favoring debtors rights (notably Florida, Texas, Alabama, South Carolina, and California), post-judgment filing costs associated with continuing litigation and pursuit in collections, economic conditions in certain geographical areas, and the age of the delinquent lease receivables being collected also can be attributed to the increase in write-offs during fiscal 1995. As the credit criteria for new leases in those states favoring debtors rights have been enhanced, management believes that the likelihood of collecting the remaining delinquent lease receivables at April 30, 1996 is greater than those previously written-off. Management attributes the slowdown in the economy nationwide as a principal reason for the increase in new delinquencies during fiscal 1994, as well as to lessee dissatisfaction with equipment the Company no longer considers for lease. These include credit card processing machinery, water coolers, and surveillance equipment, which management considered to be overpriced (considered to be a factor in less than 10% of the cases in litigation). See "Marketing". The management of receivables during the past three years in light of relatively weak economic conditions and overextension of small and medium-size businesses continues to pose a demanding challenge upon financial institutions in general. Business failures, bankruptcies, and the trend toward slower payment increased when compared to prior years. The Company's lessees, many of them owners of small and medium-sized businesses, have been particularly affected by the economic malaise during the past three fiscal years. However, because of the diversification of the Company's leases in dollar amount and geographical location, any continued weakening in the economy should have no material impact on the Company's overall cash flow. The collection of delinquent lease balances remains one of the Company's top priorities, resulting in a shifting of staff priorities to the collection and legal functions. As a result of the Company's shift in marketing direction towards more technical equipment being leased to larger companies, and a shift away from smaller, retail businesses, management believes that it can lower its delinquency rates. See "FURTHER REFINEMENTS IN MARKETING STRATEGY AND EFFORTS TO REDUCE OPERATING LOSSES" on page 48.

    The allowance for doubtful accounts was 10.2% of total finance lease receivables at October 31, 1996 which management believes is adequate for future write-offs on the Company's aggregate lease receivables as of October 31, 1996. See Note 1 to the Consolidated Financial Statements. Charge-offs as a percentage of average aggregate future lease receivables were 5.05%, 10.61%, 4.20%, 4.37%, and 2.55% for the fiscal years ended April 30, 1996, 1995, 1994,
1993 and 1992, respectively, and 7.06% for the six months ended October 31, 1996. Gross chargeoffs increased during the fiscal year ended April 30, 1993 as a result of the change from a manual to computerized legal tracking system in the legal area, prompting additional charge-offs of leases deemed uncollectible as a result of an additional review of all delinquent accounts undertaken during the conversion. During the fiscal year ended April 30, 1995, and six months ended October 31, 1996, management conducted an extensive review of the collectibility of all past due accounts, and further increased the amount of write-offs in those situations where further costs in pursuing legal remedies in collection were unwarranted. This analysis considered the post-judgment filing costs associated with the Company's methods of collection, including but not limited to bank, wage, personal property, and real estate foreclosure, and the possibility of recovery exceeding those costs based upon the financial condition of the lessee. As a result, the amount of write-offs during the fiscal year ended April 30, 1995 represents a dramatic increase, while the amount of past-due accounts decreased proportionately. While the writeoffs of delinquent lease receivables increased dramatically during the fiscal year ended April 30, 1995, management considers the type of leases previously entered into to be a contributing factor to the increased writeoffs. As the credit quality and character of new leases generated improved during the fiscal year ended April 30, 1996, the percentage of writeoffs decreased.

    ANALYSIS OF DELINQUENCIES

    The Company's collection department follows a seven day cycle with regard to collection of delinquent leases and maintains status reports of each contact. During the fiscal year ended April 30, 1994, management integrated its data processing capabilities with its collection efforts to make the collection effort more efficient. On the 7th, 14th and 21st day after a delinquent lease payment is due, a reminder is sent requesting payment. On the 28th and 35th day after a payment is due, a written collection letter is sent to the lessee. On the 42nd day after the due date, a mailgram is sent from the collection department demanding payment of the delinquent balance. On the 49th, 56th and 63rd day after payments are initially due, additional letters are sent demanding immediate payment. On the 70th and 77th day, an attorney's letter is sent informing the lessee that suit will commence if payment is not received immediately. On the 84th day after the due date, an attorney letter informing the lessee of immediate suit is sent. On the 91st day, the case is referred to local counsel for suit. As of April 30, 1996 and 1995, approximately $3,859,127 and $3,723,593, respectively, of direct finance lease receivables based on a strict total contractual basis of the aggregate balance remaining of each lease (not based upon recency of last payment) were 12 or more months past due. During the fiscal years ended April 30, 1996 and 1995, net collections from cases referred to local attorneys for suit were approximately $1,508,000 and $1,379,000, respectively. The amount collected during fiscal 1996 increased in proportion to the overall increase in past due lease receivables reflected in the chart which follows. This increase is the result of management's implementation of procedures to increase accountability of local attorneys employed to collect delinquent receivables.

    The Company recognizes as income over the entire term of the leases the difference between the total rents scheduled to be collected along with the estimated residual value of the equipment at the end of the lease term, less the cost of the equipment. The income from all leases continue to be recognized, even if payments are delinquent for any number of months. The Company sets aside from its income a provision for anticipated losses from delinquencies. See Footnote 1 to the Consolidated Financial Statements.

    Leases are written-off only if there is an adverse court decision, bankruptcy, settlement, or unwarranted further costs of collecting insignificant lease balances, and assigned counsel in the state where the lessee does business has determined that further action in recovering the debt is unwarranted. The Company does not repossess equipment on underlying delinquent leases (except for certain instances under federal bankruptcy laws) which may be over 24 months past due as repossession would compromise the Company's ability to recover a money judgment equal to the total remaining payments due under the lease contract. When the equipment is returned to the Company, the Company maintains an inventory of the repossessed equipment until it can be re-let or sold. The Company writes down the carrying value of this equipment to its forced sale value when it is repossessed. As of April 30, 1996, the Company maintained an inventory of repossessed equipment in the amount of $75,734, and established reserves of $63,168 to reduce the carrying value to the equipment's estimated, realizable forced sale value.

ANALYSIS OF DELINQUENCIES, continued
                                                        As of April 30,                                       As of
                                                        ---------------                                  October 31, 1996
                                         1996                   1995                  1994
                                     $           %           $            %           $           %           $           %
                                --------------------    ---------------------    --------------------    --------------------
Aggregate Future Lease
Receivables                     $18,423,816    100.0    $18,829,268     100.0    $20,979,917    100.0    $19,592,591    100.0

 Current                         11,219,452     60.9     11,763,768      62.4     13,003,138     62.0     12,530,228     64.0

 Past Due - Two Monthly
            Payments                973,864      5.3      1,178,983       6.3      1,017,320      4.8        986,714      5.0

 Past Due - Three Monthly
            Payments                409,693      2.2        485,901       2.6        359,982      1.7        470,582      2.4

 Past Due - Four or More
            Monthly Payments     5,820,807      31.6      5,400,616      28.7      6,599,477     31.5      5,605,067     28.6


Aggregate Future Lease
 Receivables - Twelve or More
 Months Past Due                  3,859,127     20.9      3,723,593      19.8      4,709,748     22.4              *


Aggregate Future Lease
 Receivables - Twenty-Four
 or More Months Past Due          2,466,333     13.4      2,394,188      12.7      2,957,453     14.1              *


* Information not available at interim date

ANALYSIS OF BAD DEBT WRITE-OFFS
                                                                              Six Months
                                       Fiscal Years Ended April 30,              Ended
                                   1996             1995            1994    October 31, 1996
                            -----------      -----------     -----------    ----------------
Aggregate Future
 Lease Receivables          $18,423,816     $18,829,268     $20,979,917     $19,592,591

Provisions for
 Doubtful Lease Receivables   1,045,089       1,463,752         699,624         606,172

Gross Charge-Offs               948,842       2,118,607         899,690         686,344

Gross Recoveries                  8,599           7,575           2,592          15,658

Net Charge-Offs                 940,243       2,111,032         897,098         670,686

Average Outstanding Future
 Lease Receivables           18,626,542      19,904,593      21,359,759     $19,008,204

Percent of Net Charge-Offs
 to Average Aggregate Lease
 Receivables                       5.05%          10.61%           4.20%           7.06%

Allowance for Doubtful
 Lease Receivables            2,069,855       1,965,009       2,612,289       2,005,341

Percent of Allowance for
 Doubtful Lease Receivables
 to Aggregate Future Lease
 Receivables                       11.2%           10.4%           12.5%           10.2%

Percent of Allowance for
 Doubtful Lease Receivables
 to Aggregate Future Lease
 Receivables Past Due Four or
 More Monthly Payments             35.6%           36.4%           39.6%           35.8%

    METHODS OF FINANCING

    The Company, in order to conduct its business, must have the financial resources with which to purchase the equipment it leases. The funds for such purchases have been generated during the past three fiscal years primarily from net proceeds from sale of debt securities and receipt of rental payments. In the past, the Company and ELCOA have registered and sold debt securities to the public to fund the purchase of equipment for lease.

    The Company intends to continue its registration and sale of Senior Thrift Certificates during the next fiscal year. It does not intend to issue any securities which will be senior to the Senior Thrift Certificates previously issued and currently outstanding absent any unforeseeable circumstances, although there are no restrictions on any such issuances of additional debt.

Senior Thrift Certificates of the Company will carry interest rates which are expected to be lower than the outstanding subordinated debt obligations. See "USE OF PROCEEDS." ELCOA's offer and sale of Demand and Fixed Rate Certificates are also expected to provide a substantial source of funds for the purchase of equipment for lease. See Notes 3, 4 and 5 to the Consolidated Financial Statements.

    In an effort to increase the utilization of its lease origination, administrative, and servicing capabilities, and to reduce the cost per lease for providing these services, the Company could, in the future, market these services on a fee basis to other companies, including financial institutions. The Company believes this would allow it to offset certain fixed costs without requiring increases in new funds raised through sales of its senior debt or other financing.

    During the three fiscal years ended April 30, 1996, the Company was approached by other organizations seeking to sell all or a portion of their small-ticket leasing portfolios, including savings & loans and other small leasing companies. Management determined that the offers received were unacceptable due to problems with documentation, original credit investigations, lack of any warranties associated with any contemplated purchase, and yield requirements of the sellers. During the fiscal year ended April 30, 1995, management responded to a solicitation for bids to purchase a portfolio of leases taken by the Pennsylvania Insurance Commission in connection with the rehabilitation of a domiciled insurance company that operated a small-ticket leasing company. While the Company determined that a cash bid was unwarranted, it submitted an acceptable bid to collect and administer the portfolio of leases for a contingency fee of fifty percent (50%) of the gross leases collected. On May 18, 1995, the Company signed an agreement with the Office of Liquidations and Rehabilitations of the Pennsylvania Insurance Commission to collect and administer this portfolio of approximately 75 leases having an aggregate lease balance of approximately $1,800,000. During the fiscal year ended April 30, 1996, the Company earned $4,113 from collections of these lease receivables, which has been included in earned income from direct finance leases. Due to the material delinquencies associated with a portion of this portfolio, management is not yet able to determine what, if any, amounts are anticipated to be collected in the next fiscal year from its efforts. However, management does not believe that it will incur any additional costs in the administration and collection of these leases as a result of its established back-office personnel and procedures.

    The Company has been engaged to perform certain lease origination functions (i.e. marketing, credit investigation, and documentation processing) on behalf of its wholly-owned subsidiary, ELCOA, for which it has been paid an amount equal to four percent (4%) of the gross equipment purchases by the Company for lease, plus reimbursement for any direct selling expenses, principally commissions to equipment vendors. ELCOA purchases its equipment for lease from Walnut. Walnut relies upon a variety of equipment vendors located throughout the United States, none of which is responsible for supplying 5% or more of their total equipment purchases. ELCOA relies upon Walnut's facilities and staff to develop its leases. Under terms of an option agreement, ELCOA has the continuing right of first refusal to purchase newly acquired equipment, as well as the related leases, when Walnut has equipment available for sale. This agreement continues until terminated by the mutual agreement of the parties in writing. In addition, the Company will receive six dollars fifty cents ($6.50) per month per outstanding lease for performing certain administrative functions for ELCOA, notably invoicing of monthly rentals, collection of lease receivables and residual values, management guidance, personnel, financing, and the furnishing of office and computer facilities, under a Service Contract. All rentals received on behalf of ELCOA are segregated, processed and deposited into an escrow account pursuant to a written agreement. Management believes that the terms of purchase are at least as favorable as those available from unaffiliated third parties.

    It should be noted that although the Company's rental income from its lessees is fixed at the inception of each lease, its income from a given lease is affected by changes in the interest rate it pays on borrowed funds. To the extent that the interest rates charged by any financial institution that may hypothecate leases or the interest rates that the Company pays on its debt securities increase, the Company must pay any such increased cost without having the ability to increase its rental charges on existing leases.

    ELCOA registered for sale on January 31, 1997 a $50,000,000 offering of Demand and Fixed Rate Certificates, less $4,800,000 sold prior to August 31, 1996. ELCOA's sale of additional debt securities, which are similar to Walnut's Senior Thrift Certificates, will allow the Company to increase the funds of the consolidated group thereby enabling the Company to increase the amount of equipment purchased for lease. The Company anticipates ELCOA's cost of funds in connection with the sale of ELCOA's securities to be less than the Company's, thus allowing the Company and ELCOA to maintain competitive lease rates in the market to attract new business. This will result in increased cost efficiencies in lease origination and administration expenses to the consolidated group, as fixed costs of operations would be allocated over a greater number of new leases generated.

    ELCOA's costs of operations are in direct proportion to the size of its lease portfolio. Since ELCOA is a subsidiary of the Company, both companies are consolidated for financial statement purposes in accordance with generally accepted accounting principles, whereby all intercompany accounts are eliminated in the preparation of consolidated financial statements. The transfer of assets that capitalized ELCOA did not change the total assets, liabilities, or shareholders' deficit of the Company on May 23, 1986.
However, in the event of the reorganization or liquidation of the Company, the claims of holders of ELCOA's debt securities would have a higher priority than claims which would be asserted by a holder of the Company's debt against ELCOA's assets.

    To the extent that the volume of new lease receivables to be generated in the future increases as management anticipates, the Company believes that lease securitization may provide both the additional funding for and increased revenues in conjunction with future growth. Reference is made to the "Summary of the Offering" section of the prospectus dated September 14, 1995 relative to the offering and sale of the Company's Senior Thrift Certificates. The Company anticipates that such sales under a lease securitization program may commence during the fiscal year ending April 30, 1997, although no such sales have occurred to date, as a result of a lack of any increase in new lease volume, and excess cash on hand.

    EMPLOYEES

    The Company employs approximately 60 full and part-time employees and considers its relationship with its employees to be satisfactory.

    DATA PROCESSING

    Almost all of the Company's bookkeeping or recordkeeping is performed by electronic data processing utilizing programs developed and owned by Financial Data, Inc., a subsidiary of Walnut Associates, Inc. Walnut Associates Inc. is an affiliate of ELCOA and also the owner of all of the outstanding stock of the Company. See Footnote 10 to the Consolidated Financial Statements. The programs are designed to permit the growth of the Company's business without a significant increase in bookkeeping or recordkeeping costs. In the opinion of management, the Company maintains sufficient duplicate records to safeguard its information.

    COMPETITION

    Equipment leasing and related businesses are highly competitive, and competition may increase. A number of concerns are engaged in the same types of business as the Company, including: (1) finance divisions, affiliates or subsidiaries of suppliers which sell products leased by the Company; (2) banks or their affiliates; (3) other leasing and finance companies, including ELCOA; and (4) independently-formed partnerships operated for the specific purpose of leasing equipment. Many of these organizations have greater financial or other resources than the Company and, therefore, may be able to obtain funds on terms more favorable than those available to the Company. This may permit such organizations to offer lease terms which the Company could not match. Also, such organizations may have competitive advantages including their affiliation with vendors and their nationwide leasing organizations, or their ability to offer "floor planning" programs which is the financing of an equipment vendor's unsold inventory.

    The Company seeks to compete primarily on the basis of service (by providing simplified documents, prompt credit decisions, and by accepting a multitude of types of equipment for lease) to a particular segment of the industry, (i.e. small-ticket items), and by making its services available nationwide (both urban and rural). It does not limit itself geographically to regional sales offices as do some of its competitors, but extends its services through use of toll-free telephone lines, facsimile transmission, and the mail. The Company cannot compete for larger ticket items where rate is a factor because of its higher cost of funds, and therefore must limit itself to the small-ticket market.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

THREE YEARS ENDED APRIL 30, 1996

    REVENUES FROM LEASE CONTRACTS AND RENTALS

    The consolidated financial statements and references herein include the operations and obligations of the Company, including ELCOA, its wholly-owned subsidiary. Total operating revenues were $3,619,831, $3,979,146 and $3,960,337, for the three fiscal years ended April 30, 1996, 1995, and 1994, respectively. Revenues decreased by $359,315, or 9.0% during the fiscal year ended April 30, 1996 as a result of the reduction in the outstanding amount of direct finance lease receivables. Revenues increased during the fiscal year ended April 30, 1995 by 18,809, or .47% as a result of the increase in new leases generated during the fiscal year. See Footnote 1 to the Consolidated Financial Statements. Management attributes the increased operating losses during the three fiscal years ended 1996 to decreasing revenues in conjunction with an increase in interest expense, due in part to excess interest paid on higher cash balances awaiting investment in leases over yields from investment of those funds in short-term, liquid investments. The increase in the provision for doubtful lease receivables and interest expense accounted for the increased losses from operations during the fiscal year ended April 30, 1995 over 1994.

    Aggregate new finance lease receivables decreased by $163,838 to $10,025,786, a 1.61% decrease, during the fiscal year ended April 30, 1996.
New lease volume has either remained stagnant or decreased during the past two fiscal years, in part due to the delays associated with the implementation of enhancements in its marketing efforts, and the impact of the Company's decision during the second quarter of the fiscal year ended April 30, 1993 to discontinue accepting new lease applications for equipment it considers overpriced, including but not limited to credit card processing machinery, water coolers, and security surveillance systems. The Company recognized during the middle of the fiscal year ended April 30, 1993 that certain types of equipment resulted in higher delinquencies and charge-offs due to general dissatisfaction with this equipment by the lessees. In eliminating these types of equipment, therefore, the Company had to seek other sources of commercial equipment for lease. New lease volume during the second half of the fiscal year ended April 30, 1993 of $4,760,456 increased to $5,124,061 during the last half of the fiscal year ended April 30, 1994. This reflected the beginning of some success in the Company's revised marketing strategy and shift in emphasis, which is to diversify the types of equipment being leased. The Company believes that increased solicitation of equipment vendors selling business computers, office equipment, scientific and medical, food service, as well as industrial production equipment, will lead to increasing numbers of applications for new leases. For a further discussion of the Company's efforts to increase the generation of new lease receivables, see "FURTHER REFINEMENTS IN MARKETING STRATEGY AND EFFORTS TO REDUCE OPERATING LOSSES" on page 48.

    The average new lease receivable entered during the fiscal year ended April 30, 1996 was $5,333, representing an increase of 13.6% from the prior year. Since a significant portion of the costs associated with the origination of new leases is fixed in nature, the Company's recent marketing efforts are expected to increase the average size of new leases, which will result in a decrease in the cost of lease origination on a lease-by-lease basis.

    Income earned under direct finance lease contracts was $3,609,620, $3,965,846, and $3,947,213 for the three fiscal years ended April 30, 1996, 1995 and 1994, respectively. Total aggregate lease receivables outstanding were $18,423,816, $18,829,268, and $20,979,917 at April 30, 1996, 1995 and
1994, respectively. The Company's average net investment in direct finance leases, defined as the average aggregate future amounts receivable under lease contracts plus average estimated residual value of equipment, less average unearned income under lease contracts and average advance payments, was $16,496,653, $17,735,138, and $18,852,262 during the fiscal years ended April
30, 1996, 1995 and 1994, respectively. Recognized revenues taken as a percentage of the Company's average net investment in direct finance leases was 21.9%, 22.4%, and 20.9%, respectively, during the fiscal years ended April 30, 1996, 1995 and 1994, respectively. An increase in late charges collected during the fiscal years ended April 30, 1996 and 1995 over previous years accounted for the increase in the percentage of recognized revenues in comparison to the fiscal year ended April 30, 1994. See also Note 1 to the Consolidated Financial Statements.

    In analyzing the Company's Consolidated Financial Statements, it is therefore important to note the relationship between new lease volume added during an accounting period and the net lease revenue and income reported for that period. Net lease revenue recognized by the Company during an accounting period is defined to be the income earned under direct finance lease contracts. New lease volume is the total of all new lease contracts added to the portfolio during the period. As a consequence, during a period in which the rate of growth of new lease volume increases, the growth rate of net lease revenue in that period will be less than the rate of growth in new lease volume, because the income earned from new lease volume is recognized over the term of each lease contract and not in the year the contract is entered. On the other hand, certain expenses recognized by the Company during an accounting period, such as the provision for doubtful lease receivables, are more directly related to the aggregate amount of outstanding leases during that period. Thus, current-period expenses are more dramatically impacted by the growth in new lease receivables than is net lease revenue. As a result of the foregoing factors, net lease revenue will in turn grow at a slower rate than the rate of growth in net lease volume during periods of increasing rates of growth in new lease volume. In periods of decreased rates of lease volume growth, the foregoing relationships would be reversed.

    As noted in the Independent Auditor's Report on page 65 and Note 1 to the Consolidated Financial Statements for the three years ended April 30, 1996, the Company's ability to continue as a going concern is dependent in part upon achievement of sustained profitable operations and obtaining adequate financing sources. This depends on achieving a higher level of new lease volume than current levels of new business, and the raising of additional funds through the sale of the Certificates, the proceeds of which cannot be assured. The Company is unable to ascertain the minimum net proceeds required to remove any threat to the continuation of the Company's business. Management has initiated measures as detailed below which it believes will result in an increase in direct finance leases entered in the next fiscal year, along with a corresponding increase in operating revenues. In addition, management is attempting to limit the growth, if any, in related lease origination expenses. Increased new lease volume is expected to result from continuing to maintain relationships with equipment manufacturers. In an effort to continue as a going concern, the Company has expanded its marketing efforts to increase its future volume of new leases to greater utilize its fixed cost "back-office" facilities. To the extent the Company's marketing efforts result in a greater volume of new business, the fixed cost "back-office" facilities will become a proportionately smaller cost as a percentage of each new lease. Management believes that as a result of the relatively fixed nature of these costs, a further increase in new lease receivables will not increase lease origination and administrative expenses by a proportionate percentage. See also "BUSINESS".

    If in the future the volume of leases exceeds the Company's ability to finance such leases, it may sell the excess new business on a fee basis to other financial institutions, giving first priority to its wholly-owned subsidiary, ELCOA, as a result of its option agreement, and then to other financial institutions through the securitization process seeking to increase their asset-based portfolio of receivables. No assurances can be given as to the ability to sell such excess new business. Since ELCOA's funds have historically carried longer maturity dates than the Company's, the Company expects to sell substantially all of its longer term leases (i.e. 24 months or more) to ELCOA as its funds become available. Substantially all new leases with terms of 24 months or more were sold to ELCOA during the fiscal years ended April 30, 1996 and 1995.

    The Company's income is set at the time a given lease contract is executed. Consequently, inflation has no impact on revenue subsequent to the inception of any given lease. In addition, inflation has not had a material effect on the Company's operating expenses. However, the increased reliance on variable rate borrowings resulting from the sale of senior debt subjects the Company to increased exposure to inflation because of the risk of increased interest rates. In the event that redemption of senior and subordinated debt exceeds future sales of such debt, the Company may be required to replace the indebtedness through other borrowings. To the extent that loans would be at variable interest rates, inflation would have a significant adverse impact on the company's operations through increased costs of borrowing.

    INTEREST EXPENSE

    Increased borrowings contributed to the increase in interest expense for the fiscal years ended April 30, 1996, 1995, and 1994. The effect of interest rates on the Company during the three years ended April 30, 1996 can be illustrated as follows:

                                               Years Ended April 30,

                                           1996           1995           1994
                                     ----------     ----------     ----------
Interest Expense, net                $4,844,532     $4,313,253     $4,094,189
Average Rate of Interest
 Paid by the Company on
 Total Average Debt Outstanding             9.3%           9.0%           9.3%
Percentage of Interest
 Expense to Operating Revenues            133.8%         108.4%         103.4%

    Aggregate average borrowings, including accrued interest, were $57,193,963, $52,028,899, and $45,821,927, at April 30, 1996, 1995, and 1994, respectively.
Rates on outstanding debt securities during the three fiscal years ended April 30, 1996 correspond to interest rates in general over the period. The increases in debt outstanding during the fiscal years ended April 30, 1996, resulted from increased sales of debt securities, and were used to fund equipment purchases for new aggregate lease receivables entered during that period. The increase in total debt during the fiscal years ended April 30, 1996 and 1995 resulted in excess cash balances on hand at the end of the fiscal year. Since excess funds are invested at lower rates than the interest paid on these funds, the Company incurs additional expense on excess funds. See "Consolidated Statements of Cash Flows and "Capital Resources and Liquidity." Increased borrowings during the fiscal years ended April 30, 1996, 1995 and 1994 also were used to fund current operations and debt redemptions. Beginning May 1, 1994, excess funds have been maintained in highly liquid U.S. government securities of three months or less, which yield higher rates than comparable term bank investments but less than the Company's cost of funds.

    OTHER EXPENSES

    Lease origination expenses increased by $111,276 or 10.4%, after having decreased by $65,812 or 5.8% during the fiscal years ended April 30, 1996 and 1995, respectively. The increase during the fiscal year ended April 30, 1996 resulted primarily from a $90,184 increase in postage costs from increased mailings relating to the Company's marketing efforts. The Company, utilizing its printing and graphic arts facilities, produces brochures for the manufacturers to mail to their dealer distribution network. These costs are expensed as current period charges in conjunction with the Company's lease origination efforts. This program met with limited success through 1993, as a number of manufacturers either overlooked the distribution of these materials or lacked the technology and machinery necessary to mail the brochures in bulk. During the months of February and March, 1993, over 75 manufacturers representing less than 10 different industries were participating in this program. In an effort to minimize the costs associated with the program, those manufacturers with whom little, if any, new business was being generated were dropped from the mailing list. By the end of the fiscal year ended April 30, 1993, the Company had scaled back its efforts to less than 10 manufacturers.
In an effort to increase new lease volume during fiscal year ended April 30, 1994, the Company utilized telemarketing by its account executives to contact equipment manufacturers solely for the purpose of having the manufacturer cooperate with the Company in contacting their dealers directly to acquaint

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

them with using leasing as a sales tool. The Company believed that repetitive contacts with an increasing number of equipment dealers, generated either through the use of direct mail or these cooperative efforts, would lead to further increase in new lease volume. See "Business - Marketing." See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses" for a further discussion of the Company's lease origination efforts during the fiscal year ended April 30, 1996.

    Lease origination expenses, including capitalized commissions, totaled 12.3%, 11.0%, and 11.5% of new lease receivables entered during the fiscal years ended April 30, 1996, 1995, and 1994, respectively. During the fiscal years ended April 30, 1996, 1995 and 1994, commissions paid of $56,921, $52,049, and $40,222, respectively, were capitalized as part of the equipment cost. In accordance with SFAS 91, indirect expenses relating to lease applications not booked are chargeable in the year incurred and are not capitalized. See "BUSINESS-Marketing."

    General and administrative expenses increased $138,223 or 6.8% during the fiscal year ended April 30, 1996, after having increased $652 or .03% during the fiscal year ended April 30, 1995. Additional supervisory personnel, routine salary increases, and increased legal costs associated with collecting delinquent lease receivables accounted for the majority of the increase during the fiscal year ended April 30, 1996. The Company expects general and administrative expenses to remain relatively constant during fiscal 1997, due to the relatively fixed nature of these costs. The Company considers the costs associated with receivable collections, which accounted for approximately 30% of general and administrative expenses during fiscal 1996 and 1995, to be principally fixed as they already include occupancy costs sufficient for increased personnel, management and supervisory personnel already hired, and computerized collection and billing procedures already in place. The collections associated with increased volume will require only additional clerical staff at an immaterial incremental cost. These collection costs associated with legal filing procedures may increase due to court costs and associated fees.

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs. Beginning May 1, 1988, the Company increased the allowance by provisions based upon a periodic evaluation of the lease portfolio, performed at least quarterly, in accordance with SFAS 91. See Note 1 to the Consolidated Financial Statements and "BUSINESS - Credit Policy."

    Total provisions for doubtful lease receivables for the fiscal years ended April 30, 1996, 1995, and 1994 were $1,045,089, $1,463,752, and $699,624, respectively. See Note 1 to the Consolidated Financial Statements. The increased provisions for the fiscal year ended April 30, 1995 resulted from additional write-offs of delinquent past due receivables in conjunction with an intensive review of all delinquent accounts in comparing the costs of further legal pursuit of the Company's remedies in collection where the anticipated results were unwarranted in light of any recoveries expected. This was an extraordinary write-off of older balances as may be evidenced by the 28.6%

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

decrease in the provisions during the fiscal year ended April 30, 1996. Also, as of April 30, 1996, 1995 and 1994, the ratio of the Allowance for Doubtful Lease Receivables to Aggregate Future Lease Receivables was 11.2%, 10.4%, and 12.5%, respectively. During these periods, the ratio of the Allowance for Doubtful Lease Receivables expressed as a percentage of delinquent receivables more than 90 days past due was 35.6%, 36.4% and 39.6%, respectively. The Company attributes the decreased percentages in fiscal 1996 and 1995 in comparison to fiscal 1995 to its write-offs of older accounts which resulted in improving the likelihood of collecting the remaining delinquent lease receivables in comparison to those previously written-off. Charge-offs of delinquent lease receivables expressed as a percentage of average net lease receivables were 5.05%, 10.61% and 4.20% during the fiscal years ended April 30, 1996, 1995 and 1994, respectively. Management expects the percentage of charge-offs from delinquent lease receivables during fiscal 1996 to continue to decline during fiscal 1997. See "BUSINESS - Analysis of Delinquencies" and "Analysis of Bad Debt Write-Offs."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 1996 AND 1995

REVENUES FROM LEASE CONTRACTS

    Total revenues from direct finance leases for the six months ended October 31, 1996 decreased 4.0% or $75,785 as compared to the six months ended October 31, 1995. This decrease occurred even though the amount of outstanding lease receivables increased due to a change in the composition of the aging of the
lease portfolio.   See the paragraph below for a further explanation of the
rate growth of lease revenue in comparison to growth in the outstanding lease portfolio during a period of increasing lease volume. Aggregate new lease receivables entered increased $1,308,694 or 25.02% to $6,540,025 for the six months ended October 31, 1996 from $5,231,331 for the six months ended October 31, 1995. Management attributes this increase to its marketing strategy that emphasizes "private label" leasing programs with manufacturers. The Company expects this increase to continue throughout the fiscal year to further increase lease volume beyond current levels. See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses", below.

    Unearned income during the six months ended October 31, 1996 increased by $429,157 after having decreased $46,169 during the six months ended October 31, 1995. During the six month periods ended October 31, 1996 and 1995, the gross rents charged over the "net investment" in direct finance leases were 144%.
The recognition of direct finance lease income reflects the composite aging of the underlying leases in the portfolio, as well as application of FAS No. 91, to outstanding leases after May 1, 1988 which affects leases originated after April 30, 1988, and changes the method used to recognize income and expense items. FAS No. 91 does not change the total income and expenses ultimately to be recognized from each transaction. Further increases in new lease volume are expected to increase the levels of unearned income in the future. During a period in which the rate of growth of new lease volume increases, the growth rate of net lease revenue in that period will be less than the rate of growth in new lease volume, as income earned from new lease volume is recognized over the term of each lease contract and not necessarily in the year the contract is entered.

    The Company is continuing to increase its efforts to contact new equipment vendors to further increase the level of new business. As noted below, in an effort to further increase new business during the current fiscal year, the

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

Company has been contacting equipment manufacturers with the expectation that it will jointly market its leasing services to the customers by using its in-house printing and direct-mail facilities, and when warranted, create a "private label lease program" specifically for a given manufacturer. See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses", below.

    The limited use of the operating lease equipment program resulted in $11,977 of equipment being purchased for operating leases for the six months ended October 31, 1996, in comparison to $13,031 for the six months ended October 31, 1995. Operating lease rental income decreased by $1,723 in the six months ended October 31, 1996 as compared to the six months ended October 31, 1995, primarily due to a reduction in the purchase of equipment.

INTEREST EXPENSE

    For the six months ended October 31, 1996, interest expense increased $209,462 or 8.73% as compared to the six months ended October 31, 1995. Management attributes the increase to additional debt securities outstanding and excess funds on hand from sale of debt securities awaiting investment in new lease receivables, offset in part by the increase in interest income from its investment in short-term U.S. government securities having maturities of three months. Excess funds are maintained in highly liquid U.S. government securities, which currently yield less interest income than the interest expense being paid on debt securities from which the excess funds were provided. Total interest expense (disregarding interest income of $187,742 and $249,877, respectively, during the six month periods ended October 31, 1996 and
1995) averaged 9.3% on average total borrowings (including accrued interest) of $59,996,502 for the six months ended October 31, 1996 as compared to 9.4% on average total borrowings (including accrued interest) of $56,592,036 for the six months ended October 31, 1995. The interest rate on three month U.S. Treasury Bills was 5.04% at October 31, 1996 which represents a decrease of
 .27% over the 5.31% rate on similar securities at October 31, 1995.

OTHER EXPENSES

    Lease origination expenses increased 19.8% or $107,181 for the six months ended October 31, 1996, compared to the corresponding period ended a year earlier. Lease origination expenses, including capitalized commissions paid, were 10.5% of new direct financing lease receivables during the six months ended October 31, 1996 as compared to 11.0% for the six months ended October 31, 1995. The company's efforts in increasing new lease volume are continuing and at the same time the company is attempting to reduce these costs whenever possible without compromising its goals. See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses". During the six months ended October 31, 1996 and 1995, commissions of $34,795 and $31,791, respectively, were paid and included as lease origination expenses during the period. The Company believes that increasing new leases generated from repeat vendors and increasing the number of new vendors utilizing its leasing services that are being attracted through its marketing efforts will assist to decrease the overall percentage of total lease origination costs in comparison to new lease volume in the future.

    General and administrative expenses increased by $19,014 or 1.8% for the six months ended October 31, 1996, as compared to the corresponding period in 1995, due to increased recognition of amortized expenses associated with the sale of debt securities by the Company and ELCOA.

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by the provisions charged to operating expense and reduced by charge-offs. Total write-offs charged against this reserve for the six months ended October 31, 1996 and 1995 were $670,686 and $467,414, respectively. See Footnote 2 to the Interim Consolidated Financial Statements. For the six months ended October 31, 1996 and 1995, the Company recognized expenses of $606,172 and $386,835 respectively, for its doubtful lease receivable provisions. This provision was recognized in order to maintain an adequate allowance, based upon management's belief and historical experience, for anticipated delinquencies and impairments from doubtful direct finance lease receivables outstanding as of October 31, 1996 and 1995. Management is continuing its efforts in pursuit of collections of all past due lease receivables.

COMPARISON OF THREE MONTHS ENDED OCTOBER 31, 1996 AND 1995

REVENUES

    Total revenues from direct financing leases for the three months ended October 31, 1996 decreased 2.2% or $20,692 as compared to the three months ended October 31, 1995. This reduction occurred as a result of changes in composition of the outstanding lease portfolio during this period of growth. Aggregate new lease receivables entered increased to $3,455,800 for the three months ended October 31, 1996 as compared to $2,730,560 for the three months ended October 31, 1995, as a result of leases generated through the Company's cooperative efforts with equipment manufacturers. See "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses", above. Unearned income from outstanding direct finance leases increased by $325,802 during the three months ended October 31, 1996, after having increased by $65,210 during the three months ended October 31, 1995.

INTEREST EXPENSE

    For the three months ended October 31, 1996, interest expense increased $96,833 or 8.0% as compared to the three months ended October 31, 1995. Management attributes this increase to additional debt securities outstanding and excess funds on hand from sale of debt securities awaiting investment in new lease receivables, offset in part by the increase in interest income from its investment in short-term U.S. government securities having maturities of three months or less. Excess funds are maintained in highly liquid U.S. Government securities of three month maturities, which currently yield less interest income than the interest expense being paid on excess funds. Total interest expense (disregarding interest income of $89,368 and $130,494 during the three month periods ended October 31, 1996 and 1995, respectively) averaged 9.3% on average total borrowings (including accrued interest) of $60,564,297 and $57,676,403 for the three months ended October 31, 1996 and 1995, respectively.

OTHER EXPENSES

    Lease origination expense increased 6.5% or $17,619 for the three months ended October 31, 1996 compared to the corresponding period ended a year earlier. Lease origination expenses, including capitalized commissions paid outside leasing brokers, were 8.9% of new financing lease receivables during the three months ended October 31, 1996 as compared to 10.5% for the three months ended October 31, 1995. This percentage decrease occurred because lease origination expenses did not increase at the same rate as new lease volume. In addition, $16,283 and $13,819 in commissions paid during the three months ended October 31, 1996 and 1995, respectively, were capitalized and not charged to expense.

    General and administrative expenses decreased by $27,410 or 4.75% for the three months ended October 31, 1996, as a result of reductions in the amortization of solicitation and registration costs associated with the Company's debt securities.

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by the provisions charged to operating expense and reduced by charge-offs. As a result of the Company's extensive review of the collectibility of all past due accounts during the three months ended October 31, 1996, write-offs of delinquent lease receivables were $353,375, in comparison to $249,776 during the three months ended October 31, 1995. The Company provided additional provisions against these reserves in the amount of $290,568 and $196,639, respectively, during the three month periods ended October 31, 1996 and 1995. See Footnote 2 to the Interim Consolidated Financial Statements for a more detailed discussion of the accounting for the provision for uncollectable accounts.

FURTHER REFINEMENTS IN MARKETING STRATEGY AND EFFORTS TO REDUCE OPERATING
LOSSES

    Management initiated certain measures to refine its marketing strategy during the fiscal year ended April 30, 1996 that it believes may result in an increase in the levels of new leases to be generated in the future. The Company must increase the level of new leases and control its costs of lease origination and administration in order to reduce its operating losses.

    Management initiated certain changes beginning in September, 1994 to enhance its previous direct mail marketing program. The Company began to purchase and/or internally obtain from equipment manufacturers nationwide lists of commercial equipment vendors in industries such as office machinery, light industrial equipment, data processing and peripheral equipment, along with food service and preparation equipment, among others. By October 31, 1994, the Company had obtained in excess of 50,000 names and information of additional potential equipment vendors, manufacturers, and other distributors which were added to its computer database. The Company had eliminated the costs associated with indirect mail solicitation in favor of utilizing its in-house account executives who were responsible to contact vendors in target groups of equipment sellers, and to solicit interest in their using the Company's leasing services as a sales tool. Once a vendor expressed interest in receiving further information, the Company's marketing materials were forwarded to the equipment vendor. The account executives were expected to maintain further contact with the equipment sellers to implement the relationships of the equipment sellers with the Company, and the Company utilized direct mail solely to send bi-weekly reminders to interested vendors to use the Company's services.

    As noted above, the level of new lease volume during the fiscal year ended April 30, 1995 increased only slightly from the prior year as a result of these efforts. Management realized that repetitive telephone solicitation to remind equipment vendors of the availability of the Company's services were dependent on the timing of availability of new lease applications from equipment vendors. Once an equipment vendor had been placed on the Company's database for bi-weekly follow-up by mail, management determined that further telephone contact was useless until such time as the need for the Company's services arose from the equipment vendor. Management did note, however, that in situations where the equipment manufacturer encouraged its vendors to utilize the Company's leasing services to assist in closing equipment sales, the vendors were more receptive to utilizing the Company's services.

    In this regard, beginning January, 1995, the Company began to target equipment manufacturers having a broad sales distribution network (primarily those with at least $5 million in annual sales and at least one hundred equipment distributors and vendors) to offer them a "private label lease program" customized for their distributors' needs. Manufacturers are given the option of utilizing a personalized, i.e. "private label", to separately identify themselves and the Company to their vendors. For example, a relationship between TEC America, Inc., a manufacturer of cash registers and point-of-sale equipment and the Company have created "TEC America Leasing" as a fictitious name on behalf of the Company. This private label lease program was intended to encourage TEC America Inc.'s dealers, branches and distributors to utilize the Company's leasing services to implement their sales potential with the ultimate users of TEC America Inc.'s equipment. As of July 5, 1995, the Company had entered into agreements with 23 equipment manufacturers, of which 13 have adopted the "private label lease" facilities to their benefit.

    During the fiscal year ended April 30, 1996, the Company focused on increasing the number of manufacturers to develop mutual relationships in promoting leasing as a tool to increase sales of equipment manufactured by these cooperative companies. Although the Company attempted to hire additional in-house personnel to handle the solicitation efforts in locating and nurturing relationships with equipment manufacturers, management determined that personal face-to-face contact with senior level management of equipment manufacturers was necessary to initiate an ongoing relationship. During the end of the fourth quarter of the fiscal year ended April 30, 1996, the Company began to advertise nationally for individuals in major metropolitan areas to represent the Company locally promoting this program on a face-to-face basis with manufacturer prospects developed through the Company. As of September 16, 1996 four individuals agreed to represent the Company as part of this program. They will be compensated on a fee basis for each additional manufacturer added to the cooperative program. Additional representatives in other areas will be added during the next fiscal year in an effort to expedite the addition of more manufacturers into this program.

    As of November 30, 1996, 91 manufacturers entered into co-operative manufacturer agreements with the Company, of which 69 have adopted the private label lease program. The Company is unable to quantify with any certainty the specific results of new leases generated from direct mail or telephone contact, but maintains records reflecting the amount of new leases generated from its cooperative efforts with equipment manufacturers. While for the fiscal year ended April 30, 1995, the results of these efforts were negligible, during the 12 months ended April 30, 1996, 213 leases aggregating $1,479,131 or 15% of total new leases were generated directly from cooperative manufacturers and those adopting the private label lease program. As there is a delay between the time that a manufacturer agrees to the Company's efforts and when new leases begin to be generated of at least six months in order to initiate the program throughout each manufacturer's distribution network, monthly lease volume is expected to increase during fiscal year 1997. While the average new lease receivables entered monthly were approximately $835,000 per month during the fiscal year ended April 30, 1996, new lease volume during the six months ended October 31, 1996 was approximately $1,090,000. Most manufacturers have minimum sales of $5,000,000 annually, and range as high as $1 billion or more. The Company expects to continue these specific marketing efforts to increase the number of manufacturers who will utilize these services through the efforts of its in-house personnel and through representatives located throughout the United States who will represent the Company on a fee basis for purposes of engaging new manufacturers. In this way, the Company accepts responsibility for the origination, servicing, and funding for lease transactions from each manufacturer for new leases from the manufacturers' distributors using the Company's forms and documentation customized with the equipment manufacturers' name. The Company uses its in-house printing and direct mail facilities to produce flyers and brochures to be distributed throughout each manufacturer's sales distribution network illustrating the benefits of leasing, to facilitate sales of the manufacturer's equipment.

    The Company estimates that the time delay between the first solicitation of a manufacturer's sales distribution network and the receipt of new lease applications can range from three to six months as the solicitation process to newly engaged manufacturers is initiated. Although the lack of significant new lease growth during the fiscal year ended April 30, 1996 can be attributed in part to this delay, the Company is encouraged by the initial positive reaction received from the equipment manufacturers, and intends to further emphasize this program during the fiscal year ended April 30, 1997 as a means towards increasing new lease volume. As noted in "BUSINESS-Marketing", the average new lease receivable entered during the three fiscal years ended April 30, 1996 increased from $4,536 to $5,333, representing an increase of approximately 18% over the period. During the six months ended October 31, 1996, the average new lease receivable further increased to $5,788. This growth in the average size of new leases is directly attributable to the size of new leases being generated from the efforts of co-operative equipment manufacturers, some of which sell equipment retailing in excess of $25,000 to larger companies. Management expects the size of its average new lease receivables to increase during the fiscal year ending April 30, 1997 as a result of the size and types of equipment sold by the manufacturers that have entered into agreements with the Company to solicit their sales distribution network.

    In addition to continued efforts in the manufacturer Co-Operative Program, the Company has initiated new efforts to refine its marketing strategy and further increase lease volume. During the six months ended October 31, 1996 the Company has introduced industry specified mailings to manufacturers who have been identified as having a potential for repeat business. Also during the current period, the Company has introduced a special incentive program aimed at specified branch offices to entice new and repeat business. The Company has also decided to reconsider lease applications from leasing brokers to increase volume. As of December 1, 1996, the Company has agreed to consider leases originated from 24 brokers, and this number is expected to continue to increase.

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

    CAPITAL RESOURCES AND LIQUIDITY

    The Company has financed its new business during the past three fiscal years primarily from the proceeds of its senior borrowings, rental collections from outstanding lease receivables, and the proceeds from sale of ELCOA's debt securities.

    The Certificates issued by ELCOA, the Company's wholly-owned subsidiary, funded approximately 100% of new purchases of equipment for lease with an additional portion invested in U.S. Government securities during the fiscal year ended April 30, 1996. The registration and offering of additional senior debt obligations by the Company will fund the remainder. See "BUSINESS - Methods of Financing." During the three fiscal years ended April 30, 1996, 1995 and 1994, new Certificates of ELCOA in the approximate amounts of $7,800,000, $6,100,000, and $5,600,000, respectively, funded new equipment purchases for the Company. The Company has not experienced any difficulty in financing the purchase of equipment that it leases at current levels.

    The Company's existing lease contracts as of April 30, 1996, schedule the receipt of approximately $9,371,000 during the twelve months ending April 30, 1997 of which approximately $3,989,000 are scheduled receipts from accounts which are two or more months past due. At April 30, 1996 aggregate future amounts receivable under lease contracts were $18,423,816 of which approximately $3,859,000 are future amounts receivable from accounts which were 12 or more months past due on a strict contractual basis (of which approximately $3,510,000 relate to ELCOA's leases.)

    Accounts payable and accrued expenses at April 30, 1996, excluding accrued interest on debt, totaled $1,062,724 of which accounts payable of $802,956 included therein represent the Company's obligation for commitments for purchase of equipment for lease which has not yet been delivered.

    As of October 31, 1996 the Company and ELCOA also had unhypothecated leases which could be hypothecated, on a discounted basis, to obtain funds of approximately $9,800,000, along with cash and an investment in short term U.S. government securities (net) of approximately $6,300,000. Available cash is intended to fund increases in new equipment to be purchased for lease, of which there are no assurances. To the extent that the Company retains excess cash in liquid investments such as bank money market accounts or short-term U.S. government securities, its interest expense associated with the funds will exceed any investment income, thereby increasing the cost of maintaining such funds prior to investment in new lease receivables. The Company's ability to invest excess funds is dependent upon its success with its lease marketing efforts. See "Business - Marketing" and "Further Refinements in Marketing Strategy and Efforts to Reduce Operating Losses." Hypothecation is the use of lease contract receivables, on a discounted basis, as collateral for the borrowing of funds from third parties, based on the eligible net lease receivables (excluding delinquent lease receivables) for the remaining lease term, which are pledged as collateral. To date, unhypothecated lease contracts have not been pledged as collateral. Should the Company hypothecate leases for the purposes of raising funds, such actions require approval and authorization of the Company's Board of Directors only. The Company also expects ELCOA, its wholly-owned subsidiary, based on historical experience and efforts being undertaken by Welco in its solicitation efforts as underwriter for ELCOA's debt securities, to be able to generate increased funds for the purchase of equipment for lease which the Company will originate and service for lease.

As noted in the Statements of Cash Flows for the three fiscal years ended April 30, 1996 on page 72, sales of Demand and Fixed Rate Certificates have decreased during the fiscal year ended April 30, 1996, as a result of management's efforts to slow down the solicitation of certificate sales. In the event that future redemptions of Certificates exceed future sales of the Certificates to be offered, ELCOA may utilize its excess cash to repay such borrowings. ELCOA believes that it has sufficient cash resources to meet its normal operating requirements during the fiscal year ending April 30, 1997. ELCOA registered for sale a new offering of $50,000,000 of debt securities on January xx, 1997, less $4,800,000 sold through August 31, 1996. ELCOA's debt securities range in terms from demand to 120 months. ELCOA has sold similar securities since 1986. Welco Securities, Inc. ("Welco") utilizes public advertising in soliciting for prospective purchasers for these debt securities. Welco also has entered into selected dealer agreements with other NASD firms who have sold ELCOA's securities to their customers. See "BUSINESS - Methods of Financing."

    Senior and subordinated borrowings issued by the Company aggregating $23,441,726, as well as Demand, Fixed Rate, and Money Market Thrift Certificates issued by ELCOA aggregating $17,971,133 are due during the twelve months ending April 30, 1997. See Notes 3, 4, and 5 to the Consolidated Financial Statements. These certificates may be renewed at the option of the holder into new indebtedness at the maturity of the original certificate. Accrued interest included therein in the amount of $6,309,733 is due on demand. The Company anticipates that based on historical experience a significant portion of the senior and subordinated debt and Demand, Fixed Rate and Money Market Thrift Certificates previously issued by ELCOA coming due should be renewed or "rolled over" into senior debt or ELCOA Certificates by the security holders, although there are no assurances in this regard. Should debt due in fiscal 1997 not be rolled over into new indebtedness by the holder, repayment will be made to the holder from available cash on hand, liquidation of receivables in the ordinary course of business, possible hypothecation of leases, and from proceeds of sale of Certificates. Due to the continuous nature of the offering of Certificates, outstanding securities mature daily rather than a large percentage maturing on any given day. Outstanding lease contracts are payable on a monthly basis at varying terms. As such, the Company is unable to estimate with any certainty the relationship between the available sources of funds to be allocated specifically for redemption of maturing securities, especially in light of prescribed limitations on redemptions. During the fiscal years ended April 30, 1996 and 1995, approximately 78% and 86%, respectively, of all previously issued Senior Thrift Certificate issued by the Company coming due were renewed and "rolled over" into new indebtedness, and approximately 54% and 50% of ELCOA's Demand, Fixed Rate, and Money Market Thrift Certificates matured and were reinvested during these respective periods.

    As noted in the Consolidated Statements of Cash Flows for the three fiscal years ended April 30, 1996 appearing on pages 71 and 72, the proceeds from sales of debt securities by the Company and ELCOA decreased slightly by 2% during fiscal 1996 from fiscal 1995, while redemptions of debt securities remained constant. Management attributes the 33% increase in redemptions during fiscal 1995 from fiscal 1994 to be based in part on the attractiveness of returns in the equity markets during fiscal 1995, along with mutual funds, in comparison to the returns offered through fixed income securities, including these debt securities. So long as the benefits from investing in the equity markets either directly or through mutual funds continues, management believes that redemptions may continue at the levels of fiscal 1996 and 1995.

    The number of accounts, at April 30, 1996, holding senior and subordinated certificates of the Company was 2,744. Of these, 96 accounts held certificates aggregating $50,000 or more. For purposes of these calculations, all accounts for each separate holder have been aggregated as a single account holder. The three largest senior and subordinated certificate holders held aggregate principal amounts of $613,875, $589,940 and $350,000 as of April 30, 1996. As
of April 30, 1996, there were 3,932 accounts holding Demand, Fixed Rate and Money Market Thrift Certificates, of which 81 held accounts aggregating $50,000 or more. The three largest holders of Demand, Fixed Rate and Money Market Thrift Certificates held aggregate principal amounts of $500,000, $284,914 and $278,337 at April 30, 1996. The Company does not believe that this results in an undue concentration of debt being held by relatively few individuals. In the event of ELCOA's liquidation, holders of Demand, Fixed Rate and Money Market Thrift Certificates would be senior in priority to claims against ELCOA's assets. Therefore, they would effectively be senior to the Certificates. There are no other debt securities issued by the Company which are senior to the Certificates.

    In addition to the Company's expectation of renewals, the Company intends to raise additional financing to fund increases in new lease volume through the sale of debt securities. See "BUSINESS - Methods of Financing." The Company could also sell a portion of its lease portfolio to other financial institutions seeking to increase their asset-based receivable portfolio through the securitization process. In such event, the Company would immediately recognize as income the net present value of the remaining lease payments at an agreeable discounted rate, less its investment in the cost of the equipment being leased. Cash realized from sale would immediately be available to invest in new lease business, or meet redemptions of debt securities, thus reducing reliance on additional debt to carry an increased lease portfolio.

    The Company would not expect to borrow funds from financial institutions, but expects in the alternative to sell certain leases rather than carrying them for the remaining term of the leases, providing additional liquidity to meet redemptions of debt securities in excess of the Company's expectations, of which there are no assurances. The long term effect of utilizing these proceeds to meet redemptions would be the reduction of outstanding receivables and related income therefrom.

    Taking into consideration the Company's prior experience in the sale of senior debt based on historical expectations and the sale of Demand and Fixed Rate Certificates by ELCOA (of which there is no assurance), as well as new business, available credit, the Company's available cash, anticipated renewal or "roll over" of a portion of the Company's senior and subordinated borrowings, and the potential from funds generated from outside financial institutions, including, but not limited to ELCOA, it is management's belief that its cash will be sufficient to conduct its business and meet its anticipated obligations during the next fiscal year. No assurance can be given, however, that the redemption of senior and subordinated borrowings will not exceed the Company's expectations or that a significant amount of senior debt will be sold. In view of the Company's history of losses, the uncertainty with respect to generation of new lease receivables and future interest rates paid to banks and holders of senior and subordinated borrowings, the potential redemption of senior and subordinated borrowings and Demand, Fixed Rate and Money Market Thrift Certificates and the uncertainty as to the sale of future offerings of securities, management is unable to estimate the Company's profitability and liquidity beyond the current fiscal year. If the Company

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

continues to have losses, it may be unable to service its debts in future years. Reference is made to Notes 2, 3, 4, and 5 of the Consolidated Financial Statements for information relating to future amounts receivable under lease contracts, the Company's senior and subordinated borrowings and ELCOA's Demand, Fixed Rate and Money Market Thrift Certificates.

    Although the Company has reported losses since 1980 for financial statement purposes, it has supported operations through rentals received from its lessees and the sale of debt securities. However, in view of its high degree of leverage and history of losses, future losses could jeopardize its leasing operations and the ability to service its debt. The Company believes that increases in new lease receivables without any appreciable increase in lease origination or general and administrative expenses will reduce the level of its operating losses in the future. Due to the current shareholders' deficit, if the Company were to liquidate in the near future, holders of the subordinated thrift certificates, and outstanding preferred and common stock would lose all of their investment.

    Excess funds have historically been invested in low yielding but highly liquid investments. These funds have been held solely for the purpose of awaiting investment in new lease receivables. During the fiscal year ended April 30, 1996, the average interest rate earned by the Company on these funds was approximately 5.3%, while the average interest rate paid on outstanding certificates attributable to the funds was 9.3%, resulting in a negative spread of 4.0%. There are no assurances of either future increases or decreases in interest rates. Management has placed a high priority of increasing the purchase of equipment for lease in order to reduce the available amount of cash on hand. During the fiscal year ended April 30, 1996, the average rate of return on the Company's investment in its lease receivables was approximately 21%.

    To date, neither the Company nor ELCOA has ever defaulted on any contractual payment of interest or principal on any bank borrowings, senior or subordinated debt obligations, or Demand, Fixed Rate and Money Market Thrift Certificates issued to the public. All requests for early repayment of interest or principal have never been later than five business days after demand for redemption was received.

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

                           DESCRIPTION OF SECURITIES

CERTIFICATES

    This offering relates to an aggregate of $40,000,000 in principal amount of the Company's Demand and Fixed Term Senior Thrift Certificates. The Certificates are to be issued under a sixth supplemental indenture dated as of September 10, 1996 to an Indenture dated October 7, 1987 and supplements thereto (referred to collectively as the "Indenture") between the Company and Summit Bank (successor by merger to First Valley Bank), Bethlehem, Pennsylvania as Trustee ("Trustee"). The merger of First Valley Bank, Bethlehem, Pennsylvania, into Summit Bank, whose principal place of business is Princeton, New Jersey became effective on July 15, 1996. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are brief summaries of certain provisions of the Indenture, and provide a summary of all material provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein and all statements are therefore, qualified in their entirety by reference to such provisions or definitions.

    Certain terms of the Indenture as set forth below may be modified. See "Modification of the Indenture". Additionally, the Company has reserved the right to terminate this offering, or modify the terms of the offering or the Certificates, at any time by an appropriate amendment to this Prospectus. No such modification will affect the rights of the then outstanding Certificates, except to the extent described below.

    The Certificates are not secured by any collateral or lien, nor are there any provisions for a sinking fund. Banks lending funds to the Company may hold security interests in certain leases as collateral and may have a priority interest in those leases pledged as collateral. Parenthetical references appearing below are to the sections of the Indenture.

GENERAL

    Demand Certificates are redeemable at any time after issuance at the option of the holder. Each Fixed Term Certificate shall mature from six through one hundred twenty months from the date of issuance, as selected by the purchaser at the time of purchase, for any term of whole calendar months within this range. Demand Certificates shall mature on the fifth day of the month following the month during which demand is made by the holder (Section 2.13). The Company is required to redeem Demand Certificates and may redeem Fixed Term Certificates for which redemption has been requested prior to maturity on the fifth day of the month following the month in which written notice of demand was received, subject to a $250,000 monthly limitation. See "Redemption - Limitations on Redemptions" below. It is the present policy of the Company, subject to the availability of funds as determined by the Board of Directors in its sole discretion, to pay the principal to the holder within 5 business days after demand for redemption is received. The Company may, however, change this policy at any future date without notice to the holders of the Certificates. Absent this policy , the Company is required to redeem Demand Certificates on the fifth day of the next calendar month after a written request for redemption is received, subject to a limitation of

$250,000 per month. See "DESCRIPTION of SECURITIES-Limitations on Redemptions." The Demand Certificates shall bear interest at least 1% above the annualized 6-month U.S. Treasury Bill rate for bills sold on the first day of the month, or if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. Fixed Term Certificates shall bear interest at a rate set by the Company at the date of issuance but shall not be less than 1% above the annualized 6-month U.S. Treasury Bill rate for Certificates with maturities of less than 24 months, not less than 2% above the annualized 6-month U.S. Treasury Bill rate for Certificates with maturities of 25 to 60 months, and not less than 3% above the annualized 6-month U.S. Treasury Bill rate for Certificates with maturities exceeding 60 months (Section 2.13). Interest shall continue to be earned until the principal amount of the Certificate is paid or made available for payment (Section 2.13). There is no maximum interest rate on either type of securities.

    Principal and Interest will be payable at the offices of the Company or its paying agent, but unless other arrangements are made, interest will be paid by check mailed to the registered holders of the Certificates at such addresses as shall appear on the Certificate Register. (Sections 2.06, 2.13). The Certificates will be issued only in registered form, without coupons, in denominations of $100 or any additional amount approved by the Company (Section 2.13). The denominations of the Certificates can be changed without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 2.06). The principal amount of the Certificates which may be issued under the Indenture is to be determined, from time to time, by the Board of Directors of the Company. The maximum amount to be offered hereunder is $40,000,000 (Section 2.07, 10.01). The Certificates will be unsecured obligations of the Company.

    The Interest and Dividend Tax Compliance Act of 1983 provides for backup withholding at a rate of 31% on certain payments of interest and dividends. Backup withholding may apply only to dividend, interest, or certain other payments made subsequent to 1983.

    Under the backup withholding provisions, withholding on interest or dividend may be imposed either:

(1) after the Secretary of the Treasury has mailed four notices to the taxpayer stating that the taxpayer has underreported his income, and, if the taxpayer has filed a return for the taxable year in which he underreported income, the Secretary has made a deficiency assessment against the taxpayer;

(2) if the taxpayer fails to furnish a taxpayer identification number when required to do so;

(3) if the Secretary notifies the payor that the taxpayer furnished an incorrect taxpayer identification number; or

(4) with respect to instruments acquired after 1983, the taxpayer fails to certify under penalty of perjury that he is not subject to backup withholding as a consequence of having underreported his income.

    Any payor required to withhold from interest or dividend payments on the basis of taxpayer underreporting of income is required to notify the payee at the time the withholding begins.

REDEMPTION

    COMPANY ELECTION

    The Company may, at its own discretion, call for the redemption of the Certificates, from time to time, either in whole or in part. Notice of the redemption shall be given by first-class mail, postage prepaid, mailed to the holder not less than 60 days prior to the redemption date. The Company would then redeem all Certificates subject to redemption at the principal amount thereof, plus interest accrued to the date of redemption. Certificates may be redeemed at any time after purchase. Therefore, the purchaser is entitled to at least 60 days interest in the event of the Company's redemption. Accrued interest on the Certificates so redeemed shall be payable at the time of redemption. No further interest shall accrue on redeemed Certificates after the date of redemption. (Sections 2.13, 3.01 through 3.08).

    HOLDER'S ELECTION

    The Company is required to redeem each Fixed Term Certificate at maturity without restriction. Subject to the $250,000 monthly limitation set forth below, the Company will redeem Demand Certificates which shall mature on the fifth day of the month following the month in which notice of demand is received (see "SUMMARY OF THE OFFERING - the Offering") and may, but is not required to, redeem any Fixed Term Certificate before maturity after notice of demand is received in writing from the holder, subject to the $250,000 monthly limitation set forth below in the aggregate. (See "DESCRIPTION OF SECURITIES
- CERTIFICATES; Right to Request Early Payment"). The Company intends to satisfy requests for redemption from cash on hand. If insufficient cash is available, the Company may sell existing lease contracts. Requests for redemption by mail should be addressed to the Company's offices at One Belmont Avenue, Suite 200, Bala Cynwyd, PA 19004, or in person at the same address, and must include the original certificate for redemption.

    LIMITATIONS ON REDEMPTIONS

    Under the Indenture, the Company is not obligated to redeem in any calendar month an amount in excess of $250,000 in principal amount in the aggregate of Demand Certificates, together with Fixed Term Certificates for which the holder requests redemption prior to maturity. (Section 3.01(c)).
In computing this $250,000 limitation, Senior Thrift Certificates only are included. The Company has a similar $300,000 limitation regarding its outstanding Subordinated Thrift Certificates currently outstanding. The Company to date has not invoked this limitation with respect to redemption of Subordinated Thrift Certificates regardless of the amount redeemed in any month, and has historically redeemed all such certificates upon presentation regardless of that $300,000 limitation. The Company gives no assurances with
regards to the future.  See "RISK FACTORS."   During the three fiscal years
ended April 30, 1996, the average amount of Variable Rate Money Market Demand Subordinated Thrift Certificates, Fixed Term Money Market Subordinated Thrift Certificates, Demand and Fixed Term Senior Thrift Certificates redeemed monthly prior to maturity was approximately $95,700, of which the highest monthly total during the period was $585,000. During this three year period, the monthly redemptions of subordinated certificates or demand or fixed term certificates redeemed prior to maturity have not exceeded the $300,000 limitation, while the redemption of Senior Thrift Certificates on demand or fixed term redeemed prior to maturity exceeded the $250,000 monthly limitation two times.

    If this limitation is invoked by the Company with respect to redemption of Demand and Fixed Term Certificates redeemed prior to maturity, the Trustee and the holders of such Certificates submitted for redemption, but not redeemed, will be so notified and the Certificates will be redeemed thereafter in the order in which demands are received by the Company, with those for which demands are received on the same day being redeemed proportionately. To the extent that Certificates submitted for redemption are not paid in any given calendar month, such Certificates will be given first priority (within the order in which demand is received) in the next succeeding calendar month or months until such Certificates are fully redeemed. Interest accrues through date of payment. For this purpose a demand made orally will be treated as having been made on the date of the oral demand, if it is confirmed by a written demand received by the Company within ten days after the date of the oral demand.

SENIOR DEBT

    The indebtedness evidenced by the Certificates and any interest thereon is considered as "Senior Debt" of the Company, and will rank on parity with other "Senior Debt." (Sections 11.02, 12.10). As of October 31, 1996, the Certificates ranked on parity upon liquidation with other unsecured creditor liabilities of $1,273,720, along with $21,732,797 in principal amount of outstanding Senior Thrift Certificates at that date. Therefore, outstanding "Senior Debt" totaled $23,006,517 at October 31, 1996. "Senior Debt" is defined to include any indebtedness outstanding (whether outstanding on the date of the execution of the Indenture or thereafter created) at any time except for the Subordinated Thrift Certificates and any subordinated debentures which may then be outstanding. There are no limitations on the issuance of additional "Senior Debt" as defined.

    Since the Company maintains an equity ownership in ELCOA, its wholly-owned subsidiary, holders of the outstanding Demand, Fixed Rate and Money Market Thrift Certificates of ELCOA would maintain a priority interest as to ELCOA's assets superior to the rights of the holders of the Certificates as to ELCOA's assets, in the event of liquidation or reorganization of ELCOA. As such, the Company's rights to ELCOA's assets are junior to the rights of the creditors of ELCOA to those assets.

    All of the Certificates to be issued hereunder are on parity with each other and with any other under the Indenture pursuant to which these Certificates are being offered (Section 2.16).

    In the event of any liquidation, dissolution or any other winding up of the Company, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the Federal Bankruptcy Act or any other applicable Federal or state law relating to bankruptcy or insolvency, during the continuation of any Event of Default (as described below), no payments of any kind may be made on the Subordinated Thrift Certificates and subordinated debentures until all "Senior Debt", including the Certificates and any accrued interest thereon, has been repaid. (Section 11.03). For a discussion of the maturity dates and interest rates on outstanding Subordinated Thrift Certificates and subordinated debentures as of April 30, 1996, see Note 5 to the Consolidated Financial Statements.

AUTOMATIC EXTENSION

    If, after its maturity date, a Fixed Term Certificate is not presented for payment by the holder, and the Company does not tender payment to the holder, such certificate shall be treated as a Demand Certificate, and the rate and other terms applicable to such Demand Certificates shall be determined as the maturity date of the Fixed Term Certificate. (Section 2.15) The Company will give each certificate holder one month's prior written notice of the time of maturity, reminding him of the maturity date of his security and the fact that the automatic extension provision will take effect unless he requests payment (Section 2.13). The Company will advise, by monthly statement, certificate holders of the due date of all fixed term securities owned by them.

RIGHT TO REQUEST EARLY PAYMENT

    The Company will redeem any Fixed Term Certificate offered hereunder as of the end of the calendar month during which notice of a request for early payment is received. Payment will be made on the fifth day of the following calendar month, or such shorter period of time as determined by the Company, on the following conditions: a penalty, computed by multiplying the number of months remaining to maturity by 1/8 of 1% and then multiplying the product by the principal amount being redeemed prior to maturity, will be deducted from the principal amount redeemed; however, the penalty shall not be less than $25. For example, if 24 months prior to the due date, a holder elected to redeem a $1,000 five year Fixed Term Certificate, the Company would deduct a penalty of $30 from the principal repayment of $1,000 (1/8 of 1% multiplied by the number of months by $1,000, equals $30). (Section 2.13) Interest on any certificate redeemed prior to maturity would be paid at the original rate as stated on the certificate.

OPTION TO RECEIVE COMPOUND INTEREST

    Holders of Certificates have the option of electing to have interest on their Certificates reinvested and compounded monthly (that is, interest at the original rate shall be computed monthly on the new amount). There are no restrictions on the use that the Company may make of the retained interest. Once made, such an election may not be changed without the consent of the Company. In the event a holder elects to have interest compounded, interest will be paid, at the holder's election, bi-monthly, quarterly, semi-annually, annually, or at maturity of his certificate (Section 2.13). Reinvested interest will be an unsecured obligation of the Company and will be subject to the same risks as the Certificates, and will continue to be considered as "Senior Debt" of the Company. See "RISK FACTORS - General; Lack of Sinking Fund". Interest compounded but unpaid to holders will be reported by the holder for Federal income tax purposes, when earned, including when it is compounded but unpaid. The Company will advise holders prior to January 31 of each year concerning the amount of interest which must be reported as income for the preceding year. The Company does not believe that any "original issue discount" as defined in the Internal Revenue Code of 1986, as amended, arises from the sale of the Certificates as the stated principal amount redeemable at maturity equals the original issuance price for each certificate. Purchasers of Certificates should make their own determinations concerning any applicable tax consequences, and are encouraged to consult their own tax advisors.

INTEREST 6-MONTH UNITED STATES TREASURY BILL RATE

    Six-month United States Treasury Bills are auctioned weekly by the United States Treasury Department, usually on Monday. The interest rate on the 6-month U.S. Treasury Bills, on a discount basis, based on the auction average, is published widely in newspapers throughout the country, normally on the day following the auction. During the five year period ended April 30, 1996, the rates ranged from a low of 2.78% to a high of 6.42%. As of December 31, 1996, the 6-Month U.S. Treasury Bill rate was 5.11%.

    The interest rate to be paid on the Demand Senior Thrift Certificates offered hereunder shall be at least 1% above the annualized interest rate paid on 6-month United States Treasury Bills sold on the first day of the month, or if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. The rate will vary from month to month depending upon the U.S. Treasury Bill Rate. In the event that the U.S. Treasury Bill rate as set forth above shall fall below 6% per annum, or in the event there shall be no such 6-month U.S. Treasury Bill rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum. The percentage above the 6-month U.S. Treasury Bill rate is to be determined at the beginning of the month by the Company (or in the absence of any such determination, such percentage shall be deemed to be 1% above the 6-month U.S. Treasury rate), based upon prevailing market conditions, and interest rates in general. Therefore, the minimum interest which can be paid on Demand Senior Thrift Certificates shall be 7%. (Section 2.13)

    The interest rate to be paid on the Fixed Term Certificates shall be fixed by the Company at a rate at least equal to 1% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Certificates with maturities of 24 months or less, 2% above the annualized interest rates paid on 6-month U.S. Treasury Bills for Certificates with maturities of 25 to 60 months, and 3% above the annualized interest rates paid on 6-month U.S. Treasury Bills for Certificates with maturities exceeding 60 months based upon prevailing market conditions and interest rates in general. For the purpose of computing the interest to be paid on a given issuance of Fixed Term Certificates, the annualized interest rate paid on 6-month U.S. Treasury Bills shall be determined by reference to such rate in effect on the date that investor money is received by the Company if such a date is the date when United States Treasury Bills are issued, or the date of the most recently issued 6-month U.S. Treasury Bills if investor money is not received on an issued date of 6-month U.S. Treasury Bills. Once established, the same rate of interest will be paid for the term of the Certificate. In the event the 6-month U.S. Treasury Bill rate, as set forth above, shall fall below 6% per annum, or in the event there shall be no such U.S. Treasury Bill rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum. (Section 2.13).

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    Interest to be paid in any calendar month will be paid on or before the
10th day of the succeeding calendar month.

RESTRICTIONS ON MERGER

    The Company, subject to certain conditions contained in Section 5.01 of the Indenture, may consolidate or merge with or into, or sell or transfer all or substantially all of its property and assets to any other corporation, provided that the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets, assumes payment of principal and premium, if any, and interest on the Certificates and performs all obligations in accordance with the terms of the Indenture. No approval of certificate holders is required. The Company has no present plans to effect any of the foregoing transactions. (See Article 5).

MODIFICATION OF THE INDENTURE

    The Company may from time to time, enter into additional supplemental indentures amending the terms of the Indenture with the consent of at least 75% in aggregate principal amount of the outstanding Certificates. No supplemental indenture without the consent of each holder of outstanding Certificates, may reduce the percentage of the Certificate holders necessary to modify or alter the Indenture, waive any default under the Indenture, reduce the stated amount of interest on any Certificate or change the maturity date of the principal, the interest payment dates or other terms of payment. The Company may, without consent of the holders of these Certificates, enter into supplemental indentures under certain limited circumstances where the rights of the holders are not materially affected. (Sections 9.01 through 9.03).

COVENANT AS TO REPAIR

    The Company has covenanted that it will maintain and keep its properties in good condition, repair and working order, provided, however, that the Company may provide for any disposition of such properties consistent with reasonable business judgment and not disadvantageous in any material respect to the holders of the Certificates.

EVENTS OF DEFAULT

    The following will be events of default: (a) default in the payment of any interest when due which is not cured for 30 days; (b) default in payment of principal (or premium, if any) when due; (c) default in the performance of any other covenant of the Company, which is not cured within 60 days after occurrence of the default and (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01). If an Event of Default shall occur and not be cured within the time period required, the Trustees or the holders of not less than 25% of the principal amount of outstanding Certificates (including holders who may be controlling persons) may declare the Certificates due and payable by appropriate written notice. (Section 6.02).

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    The holders of a majority in principal amount of all outstanding
Certificates will have the right to exercise any remedy available to the Trustee, provided such holders have offered to the Trustee reasonable indemnity, and have given prior written notice to the Trustee of a continuing Event of Default. (Section 6.05).

    The Company will be required to furnish to the Trustee annually a statement as to the absence of default and compliance by the Company with the terms of the Indenture. (Section 4.03).

TRANSACTIONS WITH THE TRUSTEE

    The Company maintains deposit accounts and banking relations with the Trustee, Summit Bank (successor by merger to First Valley Bank) of Bethlehem, Pennsylvania.

    The Trustee also serves as custodian for IRA/KEOGH accounts for participants maintaining a custodial account to hold Certificates. The Trustee assesses a $30 annual maintenance charge per account on all IRA/KEOGH custodial accounts.

                              PLAN OF DISTRIBUTION

    The Company has entered into an Underwriting Agreement with Welco Securities, Inc., Suite 105, One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as the "Underwriter").

    The Underwriter, is an affiliate of the Company, and is wholly-owned by William Shapiro, the Company's President. The officers of the Underwriter, William Shapiro and Kenneth S. Shapiro, are registered as licensed securities agents and are also full time employees of the Company, and members of its Board of Directors. The Underwriter also has been engaged to sell the debt securities offered by ELCOA, the Company's wholly-owned subsidiary. William Shapiro and Kenneth Shapiro are also affiliated as attorneys with counsel for the Company. See Note 10 to the Consolidated Financial Statements. The principal business function of the Underwriter is to sell the registered securities of the Company and ELCOA as their agent. As a result of the affiliations between the Company and the Underwriter, the Underwriting
Agreement cannot be deemed to have been negotiated at arm's length.    Among
the factors considered in such determinations were the history of, and prospects for the industry in which the Company competes, estimates of the business potential of the Company, the present state of its development, its financial condition, risks associated with the leasing industry in general, interest rates in general during the time of the offering and demand for similar securities of comparable companies.

    Under the terms of the Underwriting Agreement, the Company has retained the Underwriter as its agent and the Underwriter has agreed to use its best efforts to offer the public on a continuous basis the Certificates described herein at those prices specified on the cover of this Prospectus. The Underwriter has made no commitment to purchase any of the Certificates offered hereby, and will not make any market for the Certificates. There is no minimum amount of Certificates which must be sold in order for this offering to go forward.

    No sales charges, commissions, or other expenses of the offering will be deducted from the principal amount of Certificates offered hereunder. The Underwriter is to be paid a commission equal to 1/15 of 1% per month of the principal amount of each Certificate purchased, for each month of the initial term of any new fixed term Certificate sold through the Underwriter (ranging from .4% for 6-month Certificates sold to 8.0% for 120 month Certificates) by the Company from the proceeds of sales of the Certificates. Neither Kenneth
S. Shapiro nor William Shapiro receive any direct remuneration from the Underwriter in connection with the sale of these securities, as commissions are used by the Underwriter for expenses incurred in the solicitation and sale of the Certificates. The Company has agreed to reimburse the Underwriter for the fee of the qualified independent underwriter incurred in connection with the offer and sale of the Certificates, which is $25,000.00. The Underwriter may reallow to certain dealers who are members of the NASD Regulation, Inc. ("NASD"), and certain foreign dealers who are not eligible for membership in the NASD, a commission of up to 8.0% of the principal amount of Certificates sold by such dealers.

    No commission shall be paid on account of the sale of any Demand
Certificate.

    After the commencement of the offering, the commissions and reallowances, if any, may be changed.

    The Company will indemnify the Underwriter and all other brokers and dealers who enter into agreements with the Underwriter against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

    The foregoing discussion sets forth a summary of all material provisions of the Underwriting Agreement. For a complete description of the terms of the Underwriting Agreement, reference is made to the Underwriting Agreement which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

    The Underwriter as a member of the NASD is subject to Rule 2720 of the NASD Rules of Conduct (previously Schedule E of the By-Laws of the NASD) which deals with its participation in soliciting sales of securities for the Company, its affiliate. Rule 2720 requires, in part, that a qualified independent underwriter be engaged to render an opinion regarding the fairness of the computation of the rates of interest being paid on Certificates being offered through the Prospectus. The Underwriter has obtained an opinion dated September 9, 1996 from J.E. Liss & Company, Inc. an NASD member, which has participated in the preparation of the offering documents, conducted its due diligence review of the offering, and is being compensated with a fee of $25,000.00 by the Company for rendering the opinion that the proposed offering terms, and the minimum rates at which these Certificates may be offered, meet this fairness objective.

                                 LEGAL OPINION

    The law firm of William Shapiro, Esq., P.C. of Bala Cynwyd, Pennsylvania, has rendered an opinion that pursuant to the Indenture between the Company and Summit Bank (successor by merger to First Valley Bank) of Bethlehem, Pennsylvania, as Trustee, and appropriate Company orders, the Certificates, when issued and sold pursuant to the Indenture and in the manner contemplated by the Prospectus, will be valid and binding obligations of the Company, except that such opinion is subject to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief, (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditor's rights or remedies, and (c) the effect of applicable laws and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies.

    Both William Shapiro and Kenneth S. Shapiro, officers and directors of the Company and officers of ELCOA, are associated with said law firm as attorneys, of which Mr. William Shapiro is the sole stockholder of the professional corporation. In addition, Kenneth S. Shapiro is President and director, and William Shapiro is Secretary/Treasurer and director of Welco Securities, Inc., the Underwriter.

                                    EXPERTS

    The consolidated balance sheets of Walnut Equipment Leasing Co., Inc. and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for each of the three years in the period ended April 30 1996, have been audited by Cogen Sklar LLP, Independent Certified Public Accountants. The financial statements appearing in the Registration Statement and this Prospectus are included in reliance on the reports of such firm and upon the authority of such firm as experts in auditing and accounting.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT                                         66

Consolidated Balance Sheets as of April 30, 1996 and 1995            67

Consolidated Statements of Operations for the years
  ended April 30, 1996, 1995 and 1994                                69

Consolidated Statements of Changes in Shareholders'
  Deficit for the years ended April 30, 1996, 1995
  and 1994                                                           70

Consolidated Statements of Cash Flows for the years
  ended April 30, 1996 and 1995 and 1994                             71

Notes to the Consolidated Financial Statements for
  the fiscal years ended April 30, 1996, 1995 and 1994               73

Balance Sheets as of October 31, 1996 (unaudited)
  and April 30, 1996                                                 84

Statements of Operations for the six months ended October 31,
1996 and 1995 and the three months ended October 31, 1996 and
1995 (unaudited)                                                     86

Statements of Changes in Shareholders'
  Deficit for the six months ended October 31, 1996 (unaudited)      87

Statements of Cash Flows for the six months
  ended October 31, 1996 (unaudited)                                 88

Notes to Financial Statements for the six months
  ended October 31, 1996 (unaudited)                                 90



                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Board of Directors of Walnut Equipment Leasing Co., Inc.


We have audited the accompanying consolidated balance sheets of Walnut Equipment Leasing Co., Inc. (a wholly-owned subsidiary of Walnut Associates, Inc.) and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Walnut Equipment Leasing Co., Inc. and subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Walnut Equipment Leasing Co., Inc. and subsidiaries will continue as a going concern and, accordingly, contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and experienced negative cash flows from operations and has a shareholders' deficit. Additionally, the Company's ability to meet its obligations is dependent in part upon its ability to obtain borrowings adequate to fund its cash flow needs. These uncertainties raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 12 to the financial statements, the Company has restated the above mentioned financial statements for information previously available which was not used in estimating the allowance for doubtful lease receivables.

/s/  Cogen Sklar LLP
COGEN SKLAR LLP

Bala Cynwyd, Pennsylvania
July 1, 1996, except for Note 12
as to which the date is
December 20, 1996

                       WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEETS

                                                                           (Restated)
                                                                            April 30,
                                                                        1996          1995
                                                                 -----------   -----------
ASSETS

Direct finance leases:
    Aggregate future amounts receivable under lease contracts    $18,423,816   $18,829,268
    Estimated residual value of equipment                          1,704,915     1,976,244
    Initial direct costs, net                                        474,059       492,535
    Less:
      Unearned income under lease contracts                       (3,829,859)   (3,928,993)
      Advance payments                                            (  568,715)   (  579,965)
                                                                  ----------    ----------

                                                                  16,204,216    16,789,089
      Allowance for doubtful lease receivables                    (2,069,855)   (1,965,009)
                                                                  ----------    ----------

                                                                  14,134,361    14,824,080

Operating leases:
    Equipment at cost, less accumulated depreciation of
     $14,413 and $6,680, respectively                                 19,420        23,316
    Accounts receivable                                                1,112           ---
Cash and cash equivalents                                          9,207,905     8,957,949
Other assets (includes $618,293 and $637,479, respectively,
 paid to or receivable from related parties)                       1,132,587     1,086,402
                                                                 -----------   -----------

    Total assets                                                 $24,495,385   $24,891,747
                                                                 ===========   ===========















                                  See accompanying notes

                                            67


                     WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS - (continued)

                                                                           (Restated)
                                                                            April 30,
                                                                        1996           1995
                                                                 -----------   ------------
LIABILITIES

Amounts payable to equipment suppliers                           $   802,956    $   477,296
Other accounts payable and accrued expenses                          268,169        260,762
Demand, Fixed Rate and Money Market Thrift Certificates
 (includes $183,805, and $174,907,
 respectively, held by related parties)                           26,407,959     24,521,875
Senior Thrift Certificates (includes $812,773 and
 $749,961, respectively, held by related parties)                 21,394,687     18,783,578
Subordinated Thrift Certificates (includes $397,136 and
 $400,243, respectively, held by related parties)                  5,523,118      6,025,366
Accrued interest                                                   6,309,733      5,411,748
Subordinated debentures (includes $4,000 and $4,000,
 respectively, held by related parties)                                4,000          5,858
                                                                  ----------     ----------

                                                                  60,710,622     55,486,483
                                                                  ----------     ----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT

Prime Rate Cumulative Preferred Shares, $1 par value,
 $100 per share liquidation preference, 50,000 shares
 authorized, 281 shares issued and outstanding
 (liquidation preference $28,100)                                        281            281
Adjustable Rate Cumulative Preferred Shares, $1 par value,
 $1000 per share liquidation preference.  1,000 shares
 authorized, 275 shares issued and outstanding
 (liquidation preference $275,000)                                       275            275
Common stock, $1.00 par value, 1,000 shares authorized,
 issued and outstanding                                              101,500        101,500
Accumulated Deficit                                              (36,317,293)   (30,696,792)
                                                                 -----------    -----------

                                                                 (36,215,237)   (30,594,736)
                                                                 -----------    -----------

    Total liabilities and shareholders' deficit                  $24,495,385    $24,891,747
                                                                 ===========    ===========


                                           See accompanying notes

                                                     68

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             (Restated)
                                                   For the Years Ended April 30,

                                                1996           1995           1994
                                          ----------     ----------     ----------
Revenue:
   Income earned under
    direct finance lease
    contracts                             $3,609,620     $3,965,846     $3,947,213
   Operating lease rentals                    10,211         13,300         13,124
                                          ----------     ----------     ----------
                                           3,619,831      3,979,146      3,960,337
                                          ----------     ----------     ----------
Costs and expenses:
    Interest expense, net of
     interest income of $484,713,
     $380,377 and $170,963, respectively   4,844,532      4,313,253      4,094,189
    Lease origination
     expenses                              1,179,238      1,067,962      1,133,774
    General and
     administrative expenses
     (includes $905,451, $800,864
     and $802,323, respectively,
     paid to related parties)              2,157,252      2,019,029      2,018,377
    Provision for doubtful
     lease receivables                     1,045,089      1,463,752        699,624
    Depreciation on operating
     lease equipment                          14,221          7,105          3,293
                                          ----------     ----------     ----------

                                           9,240,332      8,871,101      7,949,257
 Loss from operations                     ----------     ----------     ----------
     before provision for federal and
     state income taxes                   (5,620,501)    (4,891,955)    (3,988,920)

Provision for federal and state
     income taxes                                ---            ---            ---
       -----------    -----------    -----------
Net Loss                                 $(5,620,501)   $(4,891,955)   $(3,988,920)
                                         ===========    ===========    ===========







                                 See accompanying notes

                                               WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
                                                For the Years Ended April 30, 1996, 1995 and 1994
                                                                    (Restated)

                                    Prime Rate       Adjustable Rate                                         Total
                                    Cumulative          Cumulative        Common       Accumulated       Shareholders'
                                 Preferred Shares    Preferred Shares     Stock          Deficit            Deficit
                                 ----------------    ----------------    -------      -------------      ------------
                                Shares               Shares
                                Issued     Amount    Issued    Amount
                                ------     ------    ------    ------
Balance, April 30, 1993,
previously reported                281     $  281       275    $  275    $101,500      $(20,998,831)     $(20,896,775)

Prior Year effect of
restatement of provision for
doubtful lease receivables         ---        ---       ---       ---         ---          (817,086)         (817,086)
                                 -----     ------     -----    ------    --------      ------------       -----------
Balance, May 1, 1993, as
restated                           281        281       275       275     101,500       (21,815,917)      (21,713,861)

Net loss for the year ended
 April 30, 1994                    ---        ---       ---       ---         ---        (3,988,920)       (3,988,920)
                                 -----     ------     -----    ------    --------      ------------       -----------
Balance, April 30, 1994            281        281       275       275     101,500       (25,804,837)      (25,702,781)

Net loss for the year ended
 April 30, 1995                    ---        ---       ---       ---         ---        (4,891,955)       (4,891,955)
                                 -----     ------     -----    ------    --------      ------------      ------------
Balance, April 30, 1995            281        281       275       275     101,500       (30,696,792)      (30,594,736)

Net loss for the year ended
 April 30 1996                     ---        ---       ---       ---         ---        (5,620,501)       (5,620,501)
                                 -----    -------     -----    ------    --------      ------------       -----------
Balance, April 30, 1996            281    $   281       275    $  275    $101,500      $(36,317,293)     $(36,215,237)
                                 =====    =======     =====    ======    ========      =============     =============

                                                        See accompanying notes
                                                                  70

                 WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      (Restated)
                                            For the Years Ended April 30,

                                         1996              1995              1994
                                  -----------       -----------      ------------
OPERATING ACTIVITIES

Net Loss                          $(5,620,501)      $(4,891,955)     $(3,988,920)
Adjustments to reconcile
   net loss to net cash
   used in operating activities:
   Depreciation                        14,221             7,105            3,293
   Amortization of deferred debt
      registration expenses           126,533           121,402          120,187
   Provision for doubtful
      lease receivables             1,045,089         1,463,752          699,624
Effects of changes
   in other operating items:
   Accrued interest                   897,985           608,304          742,864
   Amounts payable to
      equipment suppliers             325,660          (224,212)         225,129
   Other (net), principally
      increase in other assets       (152,503)         (330,663)        (130,041)
Net cash used in                  -----------        ----------      -----------
   operating activities            (3,363,516)       (3,246,267)      (2,327,864)
                                  -----------        ----------      -----------


INVESTING ACTIVITIES

Excess of cash received over
   lease income recorded            6,949,129         7,374,851        6,958,716
Increase (decrease) in
   advance payments                   (11,250)          (31,922)          14,282
Purchase of equipment
   for  lease                      (7,317,494)       (7,567,613)      (7,548,795)
Net cash used in investing        -----------        ----------      -----------
   activities                     $  (379,615)      $  (224,684)     $  (575,797)
                                  -----------       -----------      -----------







                                  See accompanying notes


                 WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)


                                                      (Restated)
                                            For the Years Ended April 30,

                                         1996              1995              1994
                                  -----------       -----------      ------------
FINANCING ACTIVITIES
Proceeds from issuance of:
   Demand and Fixed Rate
      Certificates                 $9,620,233       $10,983,417       $9,267,808
   Senior Thrift Certificates       6,522,341         5,488,212        5,827,132
Redemption of:
   Subordinated Debentures             (1,858)              ---           (1,860)
   Demand, Fixed Rate and
      Money Market Thrift
      Certificates                 (7,734,149)       (8,272,533)      (5,498,321)
   Senior Thrift Certificates      (3,911,232)       (3,355,304)      (3,262,311)
   Subordinated Thrift
      Certificates                   (502,248)          (13,043)        (100,421)
                                  -----------       -----------      -----------
Net cash provided by
   financing activities             3,993,087         4,830,749        6,232,027
                                  -----------        ----------      -----------
Increase in Cash
   and Cash Equivalents               249,956         1,359,798        3,328,366
Cash and Cash Equivalents,
   Beginning of Year                8,957,949         7,598,151        4,269,785
                                  -----------        ----------      -----------
Cash and Cash Equivalents,
   End of Year                     $9,207,905        $8,957,949       $7,598,151
                                  ===========        ==========      ===========














                                See accompanying notes
                                          72

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF OPERATIONS

    The Company conducts business in one industry segment, acquiring commercial equipment for lease throughout the United States.

    BASIS OF FINANCIAL STATEMENT PRESENTATION:

    The consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amount of liabilities that may be necessary should the Company be unable to continue in the normal course of business.

    During the years ended April 30, 1996, 1995 and 1994, the Company incurred losses of $5,620,501, $4,891,955, and $3,988,920, respectively, had negative cash flows from operations during those years, and reported accumulated deficits of $36,317,293 and $30,696,792 at April 30, 1996 and 1995,
respectively. The Company's current results of operations, financial position and the uncertainties which exist as to future levels of new business, interest rates and potential redemptions of senior and subordinated borrowings currently outstanding, and its ability to sell additional debt securities as may be required, may result in the Company's inability to continue operating in the normal course of business. Continuation of the Company's operations in their present form is dependent upon the achievement of sustained profitable operations, through increased new business generated by the Company, continued ability to service debts as they mature, and the ability to generate sufficient cash resources to support future operations. If the Company continues to incur losses, or is unable to obtain additional funds, it may be unable to continue servicing its debts.

    Management has attempted to initiate measures to improve the operating results and business levels through changes in its marketing strategy, and is placing a high priority in these efforts. In 1986, in an effort to increase the utilization of its lease origination, administrative, and servicing capabilities, and to reduce the cost per lease of providing these services, the Company decided to commence the marketing of these services on a fee basis to other companies, including ELCOA. To date, this service has generated no significant revenues from unrelated parties. See also Note 10, below. In addition, management believes that the Company's cash flow through the sale of securities, anticipated renewal of existing indebtedness, and from collections from outstanding lease receivables, will be adequate to meet operating needs during the ensuing year. See further discussions contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company, (with its subsidiaries, including ELCOA, the "Company"), all of which are wholly-owned. All intercompany transactions have been eliminated.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

    LEASE ACCOUNTING:

    The Company is in the business of leasing equipment which is specifically acquired for each lease. For financial reporting purposes, the Company primarily uses the direct financing method and records at the inception of the lease (a) the estimated unguaranteed residual value of the leased equipment and the aggregate amount of rentals due under the lease as the gross investment in the lease, and (b) the unearned income arising from the lease, represented by the excess of (a) over the cost of the leased equipment. The unearned income is recognized as income over the term of the lease on the effective or "interest" method in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" ("SFAS 91"). In addition, under this method, a portion of the initial direct costs as defined by SFAS 91 are accounted for as part of the investment in direct financing leases. All the other costs are included as lease origination expenses in the period when incurred.

    Where the lease qualifies as an operating lease pursuant to the requirements of SFAS No. 13, "Accounting for Leases", the Company recognizes lease rental payments as income in the period earned and depreciates the cost of equipment subject to the lease over its estimated useful life using an accelerated method of depreciation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    INCOME TAXES:

    The Company computes and records income taxes currently payable based upon the determination of taxable income using the "operating method" for all leases, which is different from the method used in the determination of pretax income for financial statement purposes (as described above). Under the "operating method" the Company reports as income the amount of rentals received or accrued and deducts the amount of depreciation (principally under the Alternative Depreciation System) of the equipment over its estimated useful life. Other expenses are recognized utilizing the accrual method of accounting.

    The Company utilizes an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    The net deferred tax asset as of April 30, 1996 and 1995 includes deferred tax assets (liabilities) attributable to the following temporary deductible (taxable) differences:

                                                              1996        1995
                                                       ----------   ----------
    Operating lease method vs. direct finance method   $2,889,500  $3,000,800
    Provision for doubtful lease receivables              596,600      473,200
    Operating loss carryforward                         9,173,000    7,202,000
    Other                                                 (32,600)     (35,000)
                                                       ----------   ----------
    Net deferred tax asset                             12,626,500   10,641,000
    Valuation allowance                               (12,626,500) (10,641,000)
                                                       ----------   ----------
    Net deferred tax asset after valuation allowance   $      ---   $      ---
                                                       ==========   ==========

    A valuation allowance was considered necessary since it is more likely than not that the Company will not realize the tax benefits of the deductible differences and operating loss carryforward. As of April 30, 1996 the net operating loss carryover amounted to approximately $26,979,000 expiring through 2011 and the investment tax credit carryover amounted to approximately $1,075,000 expiring through 2001.

    Both the Company and ELCOA will be included in a consolidated federal income tax return. If the consolidated group incurs a federal income tax liability, each company's share will be based upon the tax allocation policy of the consolidated group. However, the Company and ELCOA will not file a consolidated income tax return for state income tax purposes. Each company will be subject to state income taxation on each Company's separate income as computed for state tax purposes. During the fiscal years ended April 30, 1996, 1995, and 1994, ELCOA recognized provisions for state income taxes in the amount of $0, $360, and $0, respectively, on its separate income. No provision for federal income taxes was necessary.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    LATE CHARGES:

    Terms of the Company's lease contracts include provisions for assessing a monthly late charge on any past due amounts. Revenues from late charges collected were approximately $411,000, $418,000, and $372,000 during the fiscal years ended April 30, 1996, 1995 and 1994, respectively.

    ESTIMATED RESIDUAL VALUES OF EQUIPMENT UNDER DIRECT FINANCE LEASES:

    The Company generally offers an option to purchase the leased equipment upon expiration of the lease term at fair market value, approximately 10% of the original equipment cost. Residual value of this equipment is generally established at the anticipated purchase option price. The estimated unguaranteed residual values are reviewed at least quarterly by the Company.

    ALLOWANCE FOR DOUBTFUL LEASE RECEIVABLES:

    An allowance for doubtful direct finance lease receivables has been maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs.

    In accordance with SFAS 91, the allowance was increased by provisions charged to operating expense based upon a periodic evaluation, performed at least quarterly, of delinquent finance lease receivables, to reflect losses anticipated from delinquencies and impairments that have already occurred rather than ultimate losses expected over the life of the lease portfolio.
Each direct finance lease provides that an event of default occurs when a lessee fails to remit the required periodic rental payment after 15 days of the contractual due date. The Company considers the contractual amount impaired after 90 days past the contractual due date. The contractual amount is considered to be the past due and accelerated payments to become due through the end of the contractual lease term.

    OTHER ASSETS

    Included in other assets at April 30, 1996 and 1995, are deferred expenses totaling $311,324 and $308,159 net of accumulated amortization, respectively, representing costs directly related to the Company's registration and sale of Senior Thrift Certificates. Also included in other assets at April 30, 1996 and 1995 are deferred expenses totaling $452,495 and $423,223, respectively, net of accumulated amortization, representing costs related to ELCOA's registration and sale of Demand and Fixed Rate Certificates. Such expenses are being amortized on a straight-line basis over the estimated average lives of the debt issued under the registration statements. Amortization of the Company's deferred expenses charged to income for the years ended April 30, 1996, 1995 and 1994 amounted to approximately $126,500, $121,400, and $120,200, respectively.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    CASH FLOW STATEMENTS

    The Company considers cash invested in short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. At April 30, 1996 and 1995 cash equivalents, consisting of U.S. Government Securities amounted to $8,098,999 and $6,349,693, respectively. The Company had no cash equivalents at April 30, 1994. Interest paid for the fiscal years ended April 30, 1996, 1995 and 1994 was $4,431,260, $4,085,326 and
$3,522,288, respectively. Income taxes paid were $0, $0, and $411, respectively.

    CONCENTRATION OF CREDIT RISK

    The concentration of credit risk is limited since the Company's small-ticket lease portfolio varies widely as to diversity of equipment types, lessees, and geographic location.

    2.  AGGREGATE FUTURE AMOUNTS RECEIVABLE UNDER LEASE CONTRACTS:

    Receivables under financing lease contracts at April 30, 1996 are due as follows:

              Year Ending April 30,           Amount
              ---------------------      -----------
              1997                       $ 9,359,537
              1998                         5,370,900
              1999                         2,614,370
              2000                           778,285
              2001 and beyond                300,724
                                         -----------
                                         $18,423,816
                                         ===========

    Future rentals due under operating lease contracts are all due within one year and, excluding those rentals reflected in operating lease accounts receivable, total $10,433 and $3,346 at April 30, 1996 and 1995, respectively.

    3.  DEMAND, FIXED RATE AND MONEY MARKET THRIFT CERTIFICATES:

    The Demand, Fixed Rate and Money Market Thrift Certificates outstanding at April 30, 1996 were issued by ELCOA, with outstanding certificates bearing interest at rates ranging from 7.0% to 12.75%. Beginning September 1, 1990, the name of these debt securities was changed from Money Market Thrift Certificates to Demand and Fixed Rate Certificates. In the event of liquidation of ELCOA, holders of these debt securities would be senior in priority in liquidation as respects ELCOA's assets. Holders of ELCOA's debt securities have no right in liquidation as respects the assets of its parent, the Company. All of these certificates rank on parity with each other. There

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    3.  DEMAND, FIXED RATE AND MONEY MARKET THRIFT CERTIFICATES:  (Continued)

are no restrictive covenants relative to this debt, nor is ELCOA restricted from the payment of cash dividends, loans or advances to the Company. The certificates at April 30, 1996 are due as follows:

    Year Ending April 30,                Amount
    ---------------------           -----------
       1997                         $15,203,974
       1998                           3,934,697
       1999                           2,815,391
       2000                           1,759,532
       2001 and beyond                2,694,365
                                    -----------
                                    $26,407,959
                                    ===========

    Included in the amount due in the year ending April 30, 1997 are $1,331,985 of certificates payable on demand. Additionally, accrued interest of $2,767,158 at April 30, 1996 is payable upon demand.

    4.  SENIOR THRIFT CERTIFICATES:

    Outstanding Senior Thrift Certificates bear interest at rates ranging from 7.00% to 13.10% at April 30, 1996, and in the event of liquidation are senior in priority to all outstanding Subordinated Thrift Certificates. Senior Thrift Certificates at April 30, 1996 are due as follows:

    Year Ending April 30,                Amount
    ---------------------           -----------
         1997                       $15,544,525
         1998                         2,483,593
         1999                         1,633,039
         2000                           690,746
         2001 and beyond              1,042,784
                                    -----------
                                    $21,394,687
                                    ===========

    Included in the amount due in the year ending April 30, 1997 are approximately $816,016 in certificates payable on demand. Accrued interest on the Senior Thrift Certificates of $1,703,681 at April 30, 1996 is payable on demand.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    5.  SUBORDINATED THRIFT CERTIFICATES:

    Outstanding Subordinated Thrift Certificates bear interest at rates ranging from 10.00% to 13.10% at April 30, 1996. All thrift certificates are subordinated to any indebtedness defined by the Trust Indenture as "Senior Debt" which includes Senior Thrift Certificates, borrowings from banks, trust companies and other financial institutions, but excludes subordinated debentures.

Subordinated Thrift Certificates at April 30, 1996 are due as follows:

    Year Ending April 30,               Amount
    ---------------------           ----------
         1997                       $4,354,626
         1998                          472,739
         1999                          363,109
         2000                           88,019
         2001 and beyond               244,625
                                    ----------
                                    $5,523,118
                                    ==========

    Included in the amount due in the year ending April 30, 1997 are approximately $481,176 of certificates payable on demand. Accrued interest on the Subordinated Thrift Certificates of $1,838,895 at April 30, 1996 is payable on demand.

    6.  PREFERRED SHARES:

    In 1982, the Company authorized the issuance of 1,000 shares of $1 par value preferred shares of the Company to be referred to as "Adjustable Rate Cumulative Preferred Shares." The President and members of his immediate family exchanged $128,900 in principal amount of Subordinated debentures and $146,100 in principal amount of Subordinated Thrift Certificates for 275 shares of Preferred Stock in 1982. The issuance of the shares was exempt from federal and state securities law registration.

    The Adjustable Rate Cumulative Preferred Shares, which have a $1,000 per share liquidation preference, are redeemable at the option of the Company at $1,000 per share, plus accrued dividends. Distributions are cumulative and declared and paid monthly at a rate equal to the prime rate but not less than 12% per annum nor greater than 18% per annum. There were no distributions during the three fiscal years ended April 30, 1996.

    "Prime Rate Cumulative Preferred Shares" have a $100 liquidation preference and are redeemable solely at the option of the Company at $105 per share, plus accrued dividends. Distributions are cumulative and are declared and paid monthly at a rate equal to the prime rate of interest but not less than 10% nor greater than 18% per annum. There were no distributions during the three fiscal years ended April 30, 1996.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    7.  INCOME TAXES:

    The Company has available for federal income tax purposes net operating loss carryovers aggregating approximately $26,979,000 ($35,656,581 for financial statement purposes) at April 30, 1996. Such loss carryovers may be used to offset future taxable income, if any, until their expiration in varying amounts from 2001 to 2009. The Company also has investment tax credit carryovers of approximately $1,075,000 at April 30, 1996 which are available to reduce federal income tax liabilities, if any. Such carryovers expire, if not previously utilized, in varying amounts from 1996 through 2002.

    8.  INITIAL DIRECT COSTS:

    Initial direct costs consist principally of commissions, processing, and credit approval costs. In accordance with SFAS No. 91, a portion of the initial direct costs of the following have been deferred as part of the investment in direct financing leases. These initial direct costs amounted to $309,291, $333,580, and $297,162 for the fiscal years ended April 30, 1996,
1995 and 1994, respectively.

    9.  COMMITMENTS AND CONTINGENCIES:

    The Company leases office space and equipment under noncancellable operating lease agreements. Total rental expense charged to operations for the years ended April 30, 1996, 1995 and 1994 was approximately $209,000, $235,200, and $226,700, respectively.

    As of April 30, 1996, the future minimum rental payments under leases are as follows:

         Year Ending April 30,        Amount
         ---------------------     ----------
         1997                      $  212,444
         1998                         207,784
         1999                         214,949
         2000                         222,116
         2001 and beyond              664,154
                                   ----------
                         Total     $1,521,447
                                   ==========

10. TRANSACTIONS WITH RELATED PARTIES:

    The Company is a wholly-owned subsidiary of Walnut Associates, Inc., which is wholly-owned by Mr. William Shapiro, the President of Walnut Equipment Leasing Co., Inc.

    The President received no salary in fiscal years 1996, 1995 and 1994. However, the Company paid management fees of $69,000 during each of the fiscal years ended April 30, 1996, 1995 and 1994, respectively to Walnut Associates, Inc., primarily to reimburse it for the services of the President.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. TRANSACTIONS WITH RELATED PARTIES:  (Continued)

    Outstanding Adjustable Rate Cumulative Preferred Shares, Prime Rate Cumulative Preferred Shares, Subordinated Debentures, Senior and Subordinated Thrift Certificates and Demand, Fixed Rate and Money Market Thrift Certificates, including accrued interest, held by the President, members of his family or companies in which he is the majority shareholder at April 30, 1996 and 1995 were as follows:

                                                   1996            1995
                                               --------         -------
    Adjustable Rate Cumulative
    Preferred Shares                           $    275         $   275

    Prime Rate Cumulative Preferred Shares          281             281

    Senior Thrift Certificates                  853,640         778,231

    Demand, Fixed Rate and
    Money Market Thrift Certificates            192,264         181,921

    Subordinated Debentures                       4,000           4,000

    Subordinated Thrift Certificates            507,116         506,311

    For the years ended April 30, 1996, 1995 and 1994, the Company paid Welco Securities, Inc., ("Welco") an affiliated registered broker/dealer in securities owned by the President of the Company, $167,138, $135,593, and $136,848 respectively, for commissions paid in connection with the offering and sale of Senior Thrift Certificates. The Company pays Welco a commission from 0.2% to 8.0% of the sale price of all Fixed Term Senior Thrift Certificates, and amortizes this expense over the term of each certificate. ELCOA paid Welco $182,155, $170,642, and $165,581 for commissions incurred in the solicitation of Demand, Fixed Rate and Money Market Thrift Certificates during the fiscal years ended April 30, 1996, 1995 and 1994, respectively. ELCOA pays a commission to Welco of 0.2% to 8.0% of the sale price on all Demand and Fixed Rate Certificates sold, and amortizes this expense over the term of each certificate. During the fiscal year ended April 30, 1996, 1995 and 1994, Welco paid rentals of approximately $21,000, $8,500 and $10,200, respectively, on equipment leased from the Company.

    The Company expensed $407,160, $354,783, and $342,186 in 1996, 1995 and
1994, respectively, to a law firm in which the President is the principal shareholder. These payments primarily represent fees for legal services to associate attorneys, costs and expenditures relating to collections on defaulted leases.

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. TRANSACTIONS WITH RELATED PARTIES:  (Continued)

    During the fiscal years ended April 30, 1996, 1995 and 1994 the Company incurred $75,732, $69,943, and $81,965, respectively, in transfer agent service fees for the issuance and redemption of its Senior and Subordinated Thrift Certificates. These fees were paid monthly to Financial Data, Inc., a subsidiary of Walnut Associates, Inc. The monthly amount charged by Financial Data, Inc. is the sum of $2.00 per certificate holder account maintained, $1.00 per new or rollover certificate issued during the month, or a minimum of $1,000 per month, whichever is greater. Prior to January 1, 1994, the monthly charge per certificate holder was $2.50. During the fiscal years ended April 30, 1996, 1995 and 1994 ELCOA paid $106,589, $99,595 and $105,334, respectively, to Financial Data, Inc. for similar services rendered in connection with its outstanding Demand, Fixed Rate and Money Market Thrift Certificates.

    The Company charges Financial Data, Inc. for the use of the Company's computer facilities, space, telephone, and personnel. The amounts charged to Financial Data, Inc. during the fiscal years ended April 30, 1996, 1995, and 1994 were $105,780, $111,592 and $111,491, respectively. As of April 30, 1996 and 1995, the Company had a receivable of $59,351 and $88,264, respectively from Financial Data, Inc. The ability of Financial Data, Inc. to repay this amount is dependent upon increases in the number of holders of Demand, Fixed Rate, and Senior Thrift Certificates and related charges therefrom.

    On March 6, 1987, the Company entered into a lease agreement with Walnut Associates, Inc. covering approximately 4,300 square feet of warehouse and print shop facilities for a five year term, renewable for an additional five year term, at an annual rental of $3.00 per square foot for the initial term. This lease was renewed for an additional five year term at the same monthly rental through March 31, 1997. During the fiscal years ended April 30, 1996, 1995 and 1994, $12,900 in rents each year were paid by the Company to Walnut Associates, Inc.

11.  SUBSEQUENT EVENT

    The Board of Directors of the Company have authorized the filing of a new registration statement for the Company to register an additional $40,000,000 of Senior Thrift Certificates. The current registration statement will expire August 31, 1996.

12.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

     Subsequent to the issuance of the Company's financial statements for the fiscal year ended April 30, 1996, the Company established certain objective criteria by which the allowance for doubtful lease receivables at April 30, 1996 and for subsequent periods could be determined. Although this information was previously available, it was not used in estimating the original allowance for doubtful lease receivables at the end of the previous fiscal reporting periods. Accordingly, the previously reported financial statements for the fiscal years ended April 30, 1996, 1995 and 1994 have been restated as follows:

              WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (CONTINUED)

                                      For the Fiscal Years Ended April 30,
                                        1996          1995         1994
                                        ----          ----         ----

Net Loss as Previously Reported     $(5,631,409)  $(5,064,166)  $(4,082,175)

Effect of Restatement for
provision for doubtful lease
receivables                              10,908       172,211        93,255
                                    -----------   -----------   -----------
Net Loss as Restated                $(5,620,501)  $(4,891,955)  $(3,988,920)
                                    ===========   ===========   ===========


    As a result of this restatement, the beginning Accumulated Deficit as originally reported at April 30, 1993 of $20,998,831 has been restated to reflect an adjustment of $817,086 resulting in a restated Accumulated Deficit of $21,815,917.

                  WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEETS

                                                October 31, 1996    April 30, 1996
                                                ----------------    --------------
                                                  (unaudited)
ASSETS

Direct finance Leases:
    Aggregate future amounts receivable
      under lease contracts                      $  19,592,591       $ 18,423,816
    Estimated residual value of equipment            1,568,038          1,704,915
    Initial direct costs, net                          522,472            474,059
    Less:
      Unearned income under lease contracts         (4,259,016)        (3,829,859)
      Advance payments                                (583,721)          (568,715)
                                                 -------------       ------------

                                                    16,840,364         16,204,216
      Allowance for doubtful lease receivables      (2,005,341)        (2,069,855)
                                                 -------------       ------------
                                                    14,835,023         14,134,361
                                                 -------------       ------------
Operating Leases:
    Equipment at cost,
      Less accumulated depreciation of
      $18,028 and $14,413, respectively                 24,103             19,420
      Accounts Receivable                                3,000              1,112

Cash and cash equivalents                            6,276,981          9,207,905
Other assets (Includes $618,293 paid
    to or receivable from related
    parties at April 30, 1996)                       1,150,944          1,132,587
                                                 -------------       ------------

    Total assets                                 $  22,290,051       $ 24,495,385
                                                 =============       ============












                            SEE ACCOMPANY NOTES
                                     84



                          WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS - (Continued)


                                                  October 31, 1996   April 30, 1996
                                                   ---------------   --------------
                                                     (unaudited)
LIABILITIES

Amounts payable to equipment suppliers               $   1,062,628     $    802,956
Other accounts payable and accrued expenses                211,092          268,169
Demand, Fixed Rate and Money Market Thrift
  Certificates (Includes $183,805 at
  April 30, 1996 payable to related parties)            25,931,241       26,407,959
Senior Thrift Certificates (includes $812,773
  at April 30, 1996 payable to related parties)         21,732,797       21,394,687
Subordinated Thrift Certificates
  (Includes $397,136 at April 30, 1996
  payable to related parties)                            5,419,879        5,523,118
Accrued interest                                         7,269,589        6,309,733
Subordinated debentures (Includes $4,000 at
  April 30, 1996 payable to related parties)                 -----            4,000
                                                     -------------      -----------
                                                        61,627,226       60,710,622
                                                     -------------      -----------
SHAREHOLDERS' DEFICIT

Prime Rate Cumulative Preferred Shares,
  $1 par value, $100 per share liquidation
  preference, 50,000 shares authorized,
  281 shares, issued and outstanding
  (liquidation preference $28,100)                             281              281
Adjustable Rate Cumulative Preferred Shares,
  $1 par value, $1000 per share liquidation
  preference.  1,000 shares authorized,
  275 shares issued and outstanding
  (liquidation preference $275,000)                            275              275
Common stock, $1.00 par value, 1,000 shares
  authorized, issued and outstanding                       101,500          101,500
Accumulated Deficit                                    (39,439,231)     (36,317,293)
                                                     -------------      -----------
                                                       (39,337,175)     (36,215,237)
                                                     -------------      -----------
    Total liabilities and shareholders' deficit        $22,290,051      $24,495,385
                                                     =============     ===========

                                    See accompanying notes
                                               85

                                       WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                               For The Six Months Ended October 31,  For The Three Months Ended October 31,
                                                         1996            1995                   1996            1995
                                                  -----------     -----------            -----------     -----------
                                                  (unaudited)     (unaudited)            (unaudited)     (unaudited)
Revenue:
  Income earned under direct
     finance lease contracts                     $  1,841,871    $ 1,917,656            $   921,999      $   942,691
  Operating lease rentals                              10,372         12,095                  3,549            5,344
                                                 ------------    -----------            -----------      -----------
  Total revenue                                     1,852,243      1,929,751                925,548          948,035

Costs and expenses:
  Interest expense (net)                            2,610,807      2,401,345              1,315,819        1,218,986

  Lease origination expenses                          649,010        541,829                289,934          272,315

  General and administrative expenses               1,101,082      1,082,068                550,143          577,553

  Provision for doubtful lease receivables            606,172        386,835                290,568          196,639

  Depreciation of operating lease equipment             7,110          2,997                  3,555            1,613
                                                 ------------    -----------            -----------      -----------

  Total costs and expenses                          4,974,181      4,415,074              2,450,019        2,267,106
                                                 ------------    -----------            -----------      -----------

Loss from operations before provision for
federal and state income taxes                     (3,121,938)    (2,485,323)            (1,524,471)      (1,319,071)

Provision for federal and state income taxes
(See Note 2)                                             ---            ---                    ----              ---
                                                 ------------    -----------            -----------      -----------

Net Loss (See Note 2)                            $ (3,121,938)    (2,485,323)           $(1,524,471)     $(1,319,071)
                                                 ============    ============           ===========      ===========




                                                      SEE ACCOMPANYING NOTES
                                                                86

                                             WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                Prime Rate           Adjustable Rate     Total
                                Cumulative           Cumulative          Common     Accumulated      Shareholders'
                                Preferred Shares     Preferred Share     Stock      Deficit          Deficit
                                ----------------     ---------------     ------     -----------      -------------
                                No. of Shares        No. of Shares

                                Issued    Amount     Issued   Amount
                                ------    ------     ------   ------
Balance, April 30, 1996          281     $   281       275    $  275     $101,500   $(36,317,293)    $(36,215,237)

Net loss for the six month
  period ended October 31,
  1996 (unaudited)               ---         ---       ---       ---        ---       (3,121,938)      (3,121,938)

                                ----     -------     -----   -------   --------    -------------    -------------
Balance, October 31, 1996
  (unaudited)                    281     $   281       275   $   275     $101,500   $(39,439,231)    $(39,337,175)
                                ====     =======      ====   =======     ========   ============     ============









                                               SEE ACCOMPANYING NOTES
                                                        87


                        WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            For the Six Months Ended October 31,
                                                       1996             1995
                                                -----------      -----------
                                                (unaudited)      (unaudited)
OPERATING ACTIVITIES
--------------------
Net Loss                                       $(3,121,938)      $(2,485,323)
Adjustments to Reconcile
Net Loss to Net Cash
Used in Operating Activities:
    Depreciation                                     7,110             2,997
    Amortization of Deferred Debt Expenses          54,081            65,318
    Provision for doubtful
    Lease receivables                              606,172           386,835
Effects of Changes
in other Operating Items:
    Accrued Interest                               959,856           608,089
    Amounts Payable to Equipment Suppliers         259,672           143,753
    Other (net), principally
    increase in other Assets                      (129,331)         (163,190)
                                               -----------       -----------
Net Cash Used in Operating Activities           (1,364,378)       (1,441,521)
                                               -----------       -----------

INVESTING ACTIVITIES
--------------------
Excess of Cash Received Over Lease Income
    Recorded                                     3,445,535         3,675,696
Increase (Decrease) in Advance Payments             15,006            (2,892)
Purchase of Equipment for Lease                 (4,781,240)       (3,869,084)
                                               -----------       -----------
Net Cash Used in Investing Activities          $(1,320,699)      $  (196,280)
                                               -----------       -----------










                              SEE ACCOMPANYING NOTES
                                         88
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


                        WALNUT EQUIPMENT LEASING CO., INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)

                                                For the Six Months Ended October 31,
                                                           1996             1995
                                                    -----------      -----------
                                                    (unaudited)      (unaudited)
FINANCING ACTIVITIES
--------------------
Proceeds for Issuance of:
    Demand, Fixed Rate, and Money
    Market Thrift Certificates                     $ 3,096,902     $  5,533,126
    Senior Thrift Certificates                       2,101,118        3,347,090
Redemption of:
    Demand, Fixed Rate, and Money
    Market Thrift Certificates                      (3,573,620)      (3,757,861)
    Subordinated Thrift Certificates                  (103,239)        (388,962)
    Senior Thrift Certificates                      (1,763,008)      (1,652,402)
    Subordinated Debentures                             (4,000)          (1,858)
-----------------------
Net Cash Provided By (Used in)
    Financing Activities                              (245,847)       3,079,133
                                                   -----------     ------------
Increase (decrease) in cash and cash equivalents    (2,930,924)       1,441,332
Cash and cash equivalents,
    Beginning of Year                                9,207,905        8,957,949
                                                   -----------     ------------
Cash and cash equivalents,
    End of Period                                  $ 6,276,981     $ 10,399,281
                                                   -----------     ------------

















                             SEE ACCOMPANYING NOTES
                                        89
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

              Walnut Equipment Leasing Co., Inc. and Subsidiaries
               Notes to Interim Consolidated Financial Statements


1. FINANCIAL STATEMENT PRESENTATION

    The unaudited interim financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally
    accepted accounting principles.   These statements should be read in
    conjunction with the audited financial statements and notes thereto for the year ended April 30, 1996.  The accompanying interim financial statements have not been audited by independent certified public accountants, but in the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly  the results of operations, and are not necessarily indicative of the results to be expected for the full year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

2.  ACCOUNTING POLICIES

    METHOD OF CONSOLIDATION

    The unaudited interim consolidated financial statements of Walnut Equipment
    Leasing Co., Inc. for the six month periods ended October 31, 1996 and 1995, respectively, include the operating results of its wholly-owned subsidiary, Equipment Leasing Corporation of America ("ELCOA"). All intercompany items have been eliminated for purposes of preparing the consolidated financial statements contained herein.

    ACCOUNTING FOR LEASES

    The Company's lease contracts provide for total noncancellable rentals which exceed the cost of the leased equipment plus anticipated financing charges and, accordingly, are accounted for as financing leases. At the inception of each new lease, the Company records the gross lease receivable, the estimated residual value of the leased equipment, and the unearned lease income. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. For leases originated after April 30, 1988, the Company has changed its method of accounting to conform with the requirements of FAS No. 91 "Accounting for Non Refundable Fees and Costs
    Associated with Originating or Acquiring Loans and Initial Direct Cost of
    Leases". Under this method, commissions paid in the amounts of $34,795 and $31,791 for the six months ended October 31, 1996 and 1995, respectively, were accounted for as part of the Investment in Direct Financing leases.

         Unearned income is earned and initial direct costs are amortized to direct finance lease income using the interest (or "effective") method over the term of each lease.

                                       90

         An allowance for doubtful direct finance lease receivables has been maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs based upon a periodic evaluation, performed at least quarterly, of delinquent finance lease receivables. Pursuant to FAS 91, reserves are established to reflect losses anticipated from delinquencies and impairments that have already occurred rather than ultimate losses expected over the life of the lease portfolio. Total write-offs charged against this reserve for the six months ended October 31, 1996 and 1995 were $670,686 and $467,414, respectively, while the Company increased these reserves by charges of $606,172 and $386,835, respectively, to maintain reserves considered adequate for losses anticipated from remaining outstanding delinquent lease receivables.

    INCOME TAXES EXPENSE

         Effective May 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expenses is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         The net deferred tax asset as of April 30, 1996 includes deferred tax assets (liabilities) attributable to the following temporary deductible (taxable) differences:

         Operating lease method vs. direct financial method     $ 2,889,500
         Provision for doubtful lease receivables                   596,600
         Operating loss carryforward                              9,173,000
         Other                                                      (32,600)
                                                                -----------
         Net deferred tax asset                                  12,626,500
         Valuation allowance                                    (12,626,500)
                                                                -----------
         Net deferred tax asset after valuation allowance       $       ---
                                                                ===========

         A valuation allowance was considered necessary since it is more likely than not that the company will not realize the tax benefits of the deductible differences and operating loss carryforward. A valuation allowance was required as of April 30, 1996 due to the net operating loss carryover of approximately $26,979,000 and investment tax credit carryover of approximately $1,075,000, and due to the valuation allowance for the carryforwards there is no net change in deferred tax assets for the six months ended October 31, 1996.


                                       91
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